Exhibit 10.3

EXECUTION VERSION

CREDIT AND GUARANTY AGREEMENT

Dated as of January 23, 2024,

among

CORE SCIENTIFIC, INC.,

as Borrower,

CERTAIN SUBSIDIARIES OF CORE SCIENTIFIC, INC.,

as a Guarantor,

THE LENDERS PARTY HERETO,

and

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Administrative Agent and Collateral Agent

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7.3.	Payment by Guarantors	84
7.4.	Liability of Guarantors Absolute	84
7.5.	Waivers by Guarantors	86
7.6.	Guarantors’ Rights of Subrogation, Contribution, Etc.	87
7.7.	Subordination of Other Obligations	88
7.8.	Continuing Guaranty	88
7.9.	Authority of Guarantors or Borrower	88
7.10.	Financial Condition of Borrower	88
7.11.	Bankruptcy, Etc.	88
7.12.	Discharge of Guaranty Upon Sale of Guarantor	89
7.13.	Keepwell	89
7.14.	Maximum Liability	89

SECTION 8. COLLATERAL ADMINISTRATION		90

8.1.	Administration of Accounts	90
8.2.	Administration of Accounts	90
8.3.	General Provisions	91
8.4.	Power of Attorney	92

SECTION 9. REPRESENTATIONS AND WARRANTIES		92

9.1.	General Representations and Warranties	92
9.2.	Disclosure	99

SECTION 10. COVENANTS AND CONTINUING AGREEMENTS		99

10.1.	Affirmative Covenants	99
10.2.	Negative Covenants	106
10.3.	Financial Covenants	118
10.4.	Cash Management; Cryptocurrency; Anti-Hoarding	119

SECTION 11. EVENTS OF DEFAULT; REMEDIES ON DEFAULT		121

11.1.	Events of Default	121
11.2.	Remedies upon Default	123
11.3.	Setoff	127
11.4.	Remedies Cumulative; No Waiver	128

SECTION 12. AGENTS		128

12.1.	Appointment and Authority of Administrative Agent and Collateral Agent; Exculpatory Provisions; Instructions.	128
12.2.	Agreements Regarding Collateral	132
12.3.	Reliance By Agents	135
12.4.	Action Upon Default	135
12.5.	Ratable Sharing	135
12.6.	Indemnification	135
12.7.	Limitation on Responsibilities of Agents	136
12.8.	Successor Agent and Co-Agents	136

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12.9.	Non-Reliance on the Agents and the Other Lenders	138
12.10.	Remittance of Payments and Collections	138
12.11.	Individual Capacities	139
12.12.	Erroneous Payments	139
12.13.	[Reserved]	141
12.14.	No Third Party Beneficiaries	141
12.15.	Withholding Tax	141
12.16.	Agents May File Proofs of Claim; Credit Bidding	141
12.17.	Certain ERISA Matters	143

SECTION 13. BENEFIT OF AGREEMENT; ASSIGNMENTS		144
13.1.	Successors and Assigns	144
13.2.	Participations	144
13.3.	Assignments	145
13.4.	Replacement of Certain Lenders	147

SECTION 14. MISCELLANEOUS		147
14.1.	Consents, Amendments, Modifications, and Waivers	147
14.2.	Indemnity and Expense Reimbursement Obligations	150
14.3.	Notices and Communications	153
14.4.	Performance of Obligors’ Obligations	154
14.5.	Credit Inquiries	155
14.6.	Severability	155
14.7.	Cumulative Effect; Conflict of Terms	155
14.8.	Counterparts; Execution	155
14.9.	Entire Agreement	155
14.10.	Relationship with Lenders	156
14.11.	No Advisory or Fiduciary Responsibility	156
14.12.	Confidentiality	156
14.13.	GOVERNING LAW	157
14.14.	Consent to Forum	157
14.15.	Waivers by Obligors	157
14.16.	Patriot Act Notice	158
14.17.	NO ORAL AGREEMENT	158
14.18.	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	158
14.19.	[Reserved]	159
14.20.	Acknowledgment Regarding any Supported QFCs	159
14.21.	Intercreditor Agreement Governs	160

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LIST OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit A	Assignment and Acceptance
Exhibit B	Assignment Notice
Exhibit C	Form of Notice of Borrowing
Exhibit D	Form of Perfection Certificate
Exhibit E	Form of Compliance Certificate
Exhibit F	Form of U.S. Tax Compliance Certificate
Exhibit G	Form of Joinder
Exhibit H-1	Form of Global Intercompany Note
Exhibit H-2	Form of Intercompany Subordination Agreement
Exhibit I	Form of Pledge Agreement
Exhibit J	Form of Security Agreement
Exhibit K	Form of Liquidity Covenant Certificate
Exhibit L	Form of Solvency Certificate
Exhibit M	Form of Acceptance and Prepayment Notice
Exhibit N	Form of Discount Range Prepayment Notice
Exhibit O	Form of Discount Range Prepayment Offer
Exhibit P	Form of Solicited Discounted Prepayment Notice
Exhibit Q	Form of Solicited Discounted Prepayment Offer
Exhibit R	Form of Specified Discount Prepayment Notice
Exhibit S	Form of Specified Discount Prepayment Response
Exhibit T	Form of Term Note

Schedules

Schedule 1.1	Commitments of Lenders
Schedule 6.3	Conditions Subsequent
Schedule 8.2	Deposit Accounts, Securities Accounts and Commodity Accounts
Schedule 9.1.4	Names and Capital Structure
Schedule 9.1.10	Patents, Trademarks, Copyrights and Licenses
Schedule 9.1.15	Litigation
Schedule 9.1.19	Labor Relations
Schedule 9.1.29	Immaterial Subsidiaries
Schedule 9.1.31	Insurance
Schedule 10.2.4	Existing Investments
Schedule 10.4.1	Cash Management Banks

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CREDIT AND GUARANTY AGREEMENT

THIS CREDIT AND GUARANTY AGREEMENT is dated as of January 23, 2024 (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), by and among (a) CORE SCIENTIFIC, INC., a Delaware corporation, (the “Borrower”), (b) each SUBSIDIARY GUARANTOR (as hereinafter defined) and the other Guarantors (as hereinafter defined) party hereto from time to time, each as a Guarantor, (c) each Person party hereto from time to time as a LENDER (as hereinafter defined), and (d) WILMINGTON TRUST, NATIONAL ASSOCIATION, in its capacity as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and in its capacity as collateral agent for the Secured Parties (in such capacity, the “Collateral Agent”).

R E C I T A  L S:

WHEREAS, on December 21, 2022 (the “Petition Date”), Borrower and certain direct and indirect Subsidiaries of Borrower (each a “Debtor” and collectively, the “Debtors”) commenced voluntary cases, captioned In re Core Scientific, Inc., et al., Case No. 22 90341 (CML) (the “Chapter 11 Cases”), under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”);

WHEREAS, in contemplation of the reorganization of the Debtors at the end of the Chapter 11 Cases, the Debtors and certain other Persons (including certain Lenders and/or Affiliates of certain Lenders party hereto on the Restructuring Plan Effective Date) entered into that certain Restructuring Support Agreement, dated as of November 16, 2023 (together with all annexes, schedules, exhibits and other attachments thereto, and, in each case, as supplemented, amended and/or otherwise modified from time to time in accordance with the terms thereof, the “Restructuring Support Agreement”), and agreed to the Plan of Reorganization (as hereinafter defined);

WHEREAS, Borrower has requested that the Lenders extend credit in the form of an Initial Term Loan (as hereinafter defined) in an aggregate principal amount of $20,000,000 and a Delayed Draw Term Loan (as hereinafter defined) in an aggregate principal amount not in excess of $20,000,000 which proceeds shall be used (i) on the Restructuring Plan Effective Date, to pay fees and expenses related to the Transactions and Borrower’s exit from the Chapter 11 Cases, and (ii) after the Restructuring Plan Effective Date, for working capital and general corporate purposes, in each case, subject to the terms and conditions set forth in this Agreement;

WHEREAS, pursuant to the Restructuring Support Agreement and Plan of Reorganization, each Person with a Convertible Notes Secured Claim (as defined in the Plan of Reorganization) shall, on the Restructuring Plan Effective Date, be deemed to have exchanged (automatically and immediately upon entry by such Person or any designee thereof into this Agreement) a portion of such Convertible Notes Secured Claim for Roll-Up Loans (as hereinafter defined) in an aggregate principal amount of $40,000,000, which Roll-Up Loans shall be deemed incurred by the Borrower on the Restructuring Plan Effective Date and shall as of such time be owing to such Person (or, if such Person is not party hereto as a Lender, to such designee thereof that constitutes a Lender on the Restructuring Plan Effective Date);

WHEREAS, this Agreement constitutes the “Exit Credit Agreement”, and the Initial Term Loan, the Roll-Up Loan and Delayed Draw Term Loans hereunder constitute the “Exit Facility” referred to in the Plan of Reorganization, and, upon the occurrence of the Restructuring Plan Effective Date, all obligations and agreements of the Consenting Creditors (as defined in the Restructuring Support Agreement) with respect to the Exit Facility as set forth in the Restructuring Support Agreement shall be deemed satisfied and discharged to the fullest extent required by the Restructuring Support Agreement;

WHEREAS, the Plan of Reorganization has been confirmed in the Chapter 11 Cases by the Bankruptcy Court and, concurrently with the making of the initial Loans hereunder, the Restructuring Plan Effective Date shall have occurred;

WHEREAS, to provide security for the repayment of the Loans and the satisfaction of all other Obligations owing to the Lenders, the Obligors have agreed to grant in favor of the Collateral Agent (for the benefit of the Secured Parties) first-priority Liens on the Collateral (subject to certain prior ranking Liens, as expressly set forth herein); and

WHEREAS, subject to the terms and conditions set forth herein, (i) the Lenders are willing to make available (or be deemed to make available) the Loans to Borrower, (ii) the Administrative Agent is willing to serve as Administrative Agent for the Lenders, and (iii) the Collateral Agent is willing to serve as Collateral Agent for the Secured Parties.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby covenant and agree as follows:

SECTION 1. DEFINITIONS; RULES OF CONSTRUCTION

1.1. Definitions. As used herein, the following terms have the meanings set forth below:

“Acceptable Custodian”: any entity organized under the laws of the United States that has been approved as an Acceptable Custodian in writing by the Required Lenders or the Collateral Agent (at the direction of the Required Lenders) and that has entered into an Acceptable Custodial Agreement. For the avoidance of doubt, as of the Closing Date, only Coinbase Global, Inc. constitutes an Acceptable Custodian.

“Acceptable Custodial Agreement”: (a) that certain Coinbase Prime Broker Agreement dated as of February 17, 2022 between Coinbase, Inc. and the Borrower (as in effect on the Closing Date, and as may be subsequently amended, modified, restated or replaced, in each case, subject to Section 10.2.10), and (b) any other written agreement approved in writing by the Required Lenders or the Collateral Agent (at the direction of the Required Lenders) among an Acceptable Custodian and an Obligor pursuant to which the Acceptable Custodian agrees (i) to be treated as a “securities intermediary” under (and as defined in) the NY UCC §8-102, (ii) that its operational jurisdiction shall be the State of New York, and (iii) that all Cryptocurrency held at or by (or at any time credited, transferred or delivered to) such entity for the account of any Obligor (or with respect to which such Obligor is the customer or client of such entity, as the case may be) shall at all times (x) be held in one or more Securities Accounts (as defined in Article 8 of the NY UCC) in the name of such Obligor, and (y) be treated as “securities entitlements” under (and as defined in) the NY UCC §8-102.

“Acceptable Discount”: as defined in Section 5.2.2(c)(ii).

“Acceptable Intercreditor Agreement”: (a) the Intercreditor Agreement, (b) the New Miner Equipment Intercreditor Agreement and (c) any other intercreditor agreement, subordination agreement, or other similar document or instrument purporting to govern intercreditor liens, rights and/or obligations, as the case may be, in each case, entered into by and among the Collateral Agent and one or more other secured parties or representatives thereof, and signed or acknowledged by each of the Obligors, and, in each case, with respect to this clause (c), in form and substance satisfactory to the Required Lenders or the Collateral Agent (at the direction of the Required Lenders), subject to Section 14.1 (it being agreed that, without limitation of anything else in Section 14, the consent of the requisite Lenders determined in accordance with Section 14.1 shall be required for entry into any agreement pursuant to which any Obligations or Liens securing the same shall be or shall become subordinated to any other Debt or any Liens securing any other Debt), with a copy of which shall be made available to the Lenders after execution and delivery thereof.

“Acceptable Prepayment Amount”: as defined in Section 5.2.2(d)(iii).

“Acceptable Rating Agency”: S&P, Moody’s, Fitch, Kroll, and any other independent internationally recognized credit rating agency.

“Acceptance Date”: as defined in Section 5.2.2(d)(ii)

“Acceptance and Prepayment Notice”: the Acceptance and Prepayment Notice to be submitted by the Obligor or Subsidiary to the Auction Agent substantially in the form of Exhibit M in accordance with the terms of Section 5.2.2.

“Account”: as defined in the UCC, including all rights to payment for goods sold or leased, or for services rendered.

“Account Debtor”: a Person obligated under an Account, Chattel Paper or General Intangible.

“Acquisition”: any transaction or series of transactions consummated by any Person pursuant to which such Person purchases or otherwise acquires (a) all or substantially all of the assets of (or any division, unit, product line, or line of business of) another Person, (b) record ownership or beneficial ownership of Equity Interests (including any interests in any partnership or joint venture, and including the creation or capitalization of any Person) in another Person (such other Person, the “Target”) representing more than 50% of all Equity Interests in such Person, or (c) Real Property (excluding any purchase or acquisition by an Obligor of any Real Property owned by another Obligor).

“Acquisition Consideration”: with respect to any Acquisition, including any Permitted Acquisition, the aggregate purchase consideration for such Acquisition or Permitted Acquisition and all other payments by Borrower or any of its Subsidiaries in exchange for, or as part of, or in connection with, such Acquisition or Permitted Acquisition, whether paid in Cash, by issuance of a note, or by exchange of Equity Interests or of other assets or otherwise, and, in each case, whether payable at or prior to the consummation of such Acquisition or Permitted Acquisition or deferred for payment at any future time, and whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Debt, Contingent Acquisition Consideration, Seller Financing Indebtedness, and agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, Cash flow, profits or other performance (or the like) of any Person or business. For purposes of this Agreement, any such consideration not consisting of Cash paid or payable upon the closing of any such Acquisition or Permitted Acquisition shall be valued at the principal amount thereof in the case of notes or other debt Securities, the stated amount thereof in the case of fixed post-closing installments or similar Seller Financing Indebtedness obligations, the maximum payout amount in the case of any capped Contingent Acquisition Consideration or similar deferred contingent payment obligations, and reasonably estimable Fair Market Value in the case of any other non-Cash consideration.

“Administrative Agent”: as of any time of determination, the Person appointed in accordance with this Agreement (including pursuant to the successor agency provisions of Section 12.8) to act as administrative agent for the Lenders. As of the Restructuring Plan Effective Date, the Administrative Agent shall be Wilmington Trust, National Association.

“Affected Financial Institution”: (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate”: with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. For the avoidance of doubt, each of the Permitted Holders shall be an Affiliate of the Obligor and their Subsidiaries.

“Affiliate Transaction”: as defined in Section 10.2.15.

“Agent”: each of Administrative Agent and Collateral Agent.

“Agent Action”: as defined in Section 12.1.3.

“Agent Fee Letter”: that certain Agency Fee Letter, dated as of the Closing Date, by and among Wilmington Trust, National Association and Borrower, relating to the roles of Administrative Agent and Collateral Agent, as the same may be supplemented, amended or otherwise modified from time to time.

“Agent Fees”: as defined in Section 3.2.1.

“Agent Indemnitees”: Administrative Agent, Collateral Agent and each of its officers, directors, employees, Affiliates, agents and attorneys.

“Agent Professionals”: attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained by any Agent.

“Agreement”: as defined in the preamble hereto.

“Aggregate Payments”: as defined in Section 7.2

“Anti-Corruption Law”: the United States Foreign Corrupt Practices Act of 1977, as amended, or any similar Applicable Law.

“Anti-Hoarding Covenant”: as defined in Section 10.4.2

“Anti-Terrorism Law”: any law primarily relating to terrorism or money laundering, including the Patriot Act.

“Applicable Law”: with respect to any Person, conduct, transaction, agreement or matter, as the case may be, all laws, rules, regulations and governmental guidelines applicable to such Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities (including, with reference to the Debtors, any order of the Bankruptcy Court, pursuant to the Bankruptcy Code or otherwise in connection with the Chapter 11 Cases).

“Applicable Discount”: as defined in Section 5.2.2(c)(ii)

“Applicable Rate”: 9.0% per annum.

“Approved Business Plan”: any business plan of the Borrower that has been approved in writing by the Required Lenders. On the Closing Date, the Approved Business Plan shall be that certain business plan dated as of November 7, 2023.

“Approved Fund”: any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in its ordinary course of activities, and is administered or managed by a Lender, an entity that administers or manages a Lender, or an Affiliate of either.

“Asset Disposition”: any sale, lease (as lessor), license (as licensor), consignment, transfer or other Disposition of assets or property (real or personal) (including any Equity Interests) of any Obligor or Subsidiary thereof, including any unwinding or termination of any Swap Agreements, any discounting or selling of (with or without recourse) any notes receivable or accounts receivable, a Disposition of property in connection with a sale-leaseback transaction or synthetic lease, and including any Disposition of property pursuant to a Division at Fair Market Value; provided, that, Asset Dispositions shall not include any Exempted Dispositions.

“Assignment and Acceptance”: an assignment agreement between a Lender and Eligible Assignee, in the form of Exhibit A or otherwise reasonably acceptable to the Administrative Agent.

“Auction Agent”: (a) the Administrative Agent or (b) any other financial institution or advisor employed by the Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Discounted Loan Prepayment pursuant to Section 5.2.2; provided that the Borrower shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent).

“Available Amount”: with respect to any payment or distribution (including any proposed Investment, Restricted Investment, or Distribution) in whatever form (including Cash, personal property and any other assets) (each, a “Reference Payment”), as of any date of determination (a “Reference Date”), an amount (determined on a cumulative basis) equal to:

(a) 50% of the Consolidated Net Income for the period beginning on the first day of the Fiscal Quarter of the Borrower in which the Restructuring Plan Effective Date occurs, and ending on the last day of the Borrower’s Fiscal Quarter ending immediately prior to the Reference Date on which the applicable Reference Payment is to be made; minus

(b) the aggregate amount of all Investments, Restricted Investments, Distributions or other payments or distributions (other than such Reference Payment) made using or in reliance on the Available Amount pursuant to the terms of this Agreement (including pursuant to clause (k) of the definition of Permitted Investment, and Section 10.2.3(e)) during the period from and including the first day of the Fiscal Quarter of the Borrower in which the Restructuring Plan Effective Date occurs, through to and including such Reference Date (taking into account any intended usage of the Available Amount on such Reference Date for any Reference Payment other than such Reference Payment).

“Backstop Put Option Payments”: as defined in the Exit Facility Commitment Letter.

“Backstop Party”: each Exit Facility Commitment Party that is a party to the Exit Facility Commitment Letter on the date thereof.

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation”: (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code”: Title 11 of the United States Code, 11 U.S.C. §§ 101-1532.

“Bankruptcy Court”: as defined in the recitals to this Agreement.

“Beneficial Ownership Certification”: a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation”: 31 C.F.R. § 1010.230.

“Benefit Plan”: any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Bitcoin”: the digital currency referred to as such by market practice and transacted via a payment system using peer-to-peer transactions verified by network nodes and recording in a public distributed ledger called the Blockchain.

“Bitcoin Disposition”: any Disposition of Bitcoin by Borrower any Subsidiary thereof in the Ordinary Course of Business (but not in connection with any Swap Obligation).

“Board of Governors”: the Board of Governors of the Federal Reserve System.

“Borrowed Money”: with respect to any Person, without duplication, (a) debt, indebtedness or other obligations of or owing by such Person that (i) arises from, is incurred as a result of, or otherwise relates to, the lending of any money to such Person by any other Person, (ii) is incurred pursuant to, or evidenced by, any notes, drafts, bonds, debentures, loan agreements or other credit documents, or similar instruments, (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding trade payables owing in the Ordinary Course of Business), or (iv) was incurred, issued or assumed, or arises, in respect of, or in consideration of, full or partial payment for any property; (b) obligations under Capital Leases; (c) reimbursement obligations with respect to drawn amounts under letters of credit; and (d) Guarantee Obligations with respect to any indebtedness or other obligations of the foregoing types owing by any other Person.

“Borrower”: as defined in the preamble hereto.

“Borrower Materials”: reports, financial statements and other materials delivered by Borrower hereunder, as well as other Reports and information provided by any Agent to Lenders.

“Borrower Offer of Specified Discount Prepayment”: the offer by the Borrower to make a voluntary prepayment of the Loans at a Specified Discount to par pursuant to Section 5.2.2.

“Borrower Solicitation of Discount Range Prepayment Offers”: the solicitation by the Borrower of offers for, and the corresponding acceptance, if any, by a Lender of, a voluntary prepayment of the Loans at a specified range of discounts to par pursuant to Section 5.2.2

“Borrower Solicitation of Discounted Prepayment Offers”: the solicitation by the Borrower of offers for, and the subsequent corresponding acceptance, if any, by a Lender of, a voluntary prepayment of Term Loans at a discount to par pursuant to Section 5.2.2.

“Borrowing”: a group of Loans that are made (or deemed made) on the same day.

“Borrowing Date”: as defined in Section 2.2.3(a).

“Business Day”: any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the State of New York or the State of Delaware.

“Capital Lease”: any lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capital Lease Obligations”: as applied to any Person, all obligations under Capital Leases of such Person or any of its Subsidiaries, in each case, taken at the amount thereof accounted for as liabilities in accordance with GAAP.

“Cash”: money, currency or a credit balance in Dollars in any demand or Deposit Account. For the avoidance of doubt, Cryptocurrency shall not constitute “Cash”.

“Cash Collateral”: Cash, Cash Equivalents, and any interest or other income earned thereon, that collateralizes, or is security for the payment of, any Obligations.

“Cash Dominion Period”: shall be in effect at the election of the Required Lenders, as of the time that any Event of Default occurs or arises, and at all times until such Event of Default shall have been cured or shall cease to exist, so long as no other Default or Event of Default exists or be continuing at such time.

“Cash Equivalents”: (a) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the United States government, maturing within 12 months of the date of acquisition; (b) certificates of deposit, time deposits and bankers’ acceptances maturing within 12 months of the date of acquisition, and overnight bank deposits, in each case, which are issued by a commercial bank organized under the laws of the United States or any state or district thereof, rated A-1 (or better) by S&P or P-1 (or better) by Moody’s at the time of acquisition, and not subject to offset rights; (c) repurchase obligations with a term of not more than 30 days for underlying investments of the types described in clauses (a) and (b) entered into with any bank described in clause (b); (d) commercial paper issued by any bank or other financial institution organized under the laws of the United States or any state or district thereof and rated A-1 (or better) by S&P or P-1 (or better) by Moody’s, and maturing within nine months of the date of acquisition; (e) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least $500,000,000 and has the highest rating obtainable from either Moody’s or S&P; and (f) any money market fund of which the assets are comprised of not less than 90% of the items specified in clauses (a) through (e) above. For the avoidance of doubt, Cryptocurrency shall not constitute “Cash Equivalents”.

“Cash Management Accounts”: the Deposit Accounts and the Securities Accounts of each Obligor maintained at one or more Cash Management Banks; provided, that such Deposit Accounts and Securities Account shall be subject to a Control Agreement.

“Cash Management Bank”: each bank or financial institution listed on Schedule 10.4.1.

“CERCLA”: the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.).

“Change in Law”: the occurrence, after the date hereof, of (a) the adoption, taking effect or phasing in of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof; or (c) the making, issuance or application of any request, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that “Change in Law” shall include, regardless of the date enacted, adopted or issued, all requests, guidelines, requirements or directives (i) under or relating to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or (ii) promulgated pursuant to Basel III by the Bank of International Settlements, the Basel Committee on Banking Supervision (or any similar authority) or any other Governmental Authority.

“Change of Control”: any of the following:

(a) at any time, and for any reason whatsoever, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding the Permitted Holders, (i) shall obtain the power (whether or not exercised) to elect a majority of the members of the board of directors of Borrower, or (ii) shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of Equity Interests of Borrower representing more than thirty-five percent (35%) of the voting or economic power or interests in the Borrower;

(b) the sale or transfer (directly or indirectly, and whether pursuant to a single transaction or series of related transactions) of all or substantially all of the assets of the Borrower on a consolidated basis; or

(c) any event or circumstance that constitutes, or results in, any “fundamental change” (other than as a result of the Borrower’s common stock (or any other security into which the common stock is exchanged or converted) ceasing to be listed or quoted on an exchange), “change of control” or any comparable term under, and as defined in, any agreement governing Debt for Borrowed Money in an aggregate principal amount exceeding $10,000,000.

“Chapter 11 Cases”: as defined in the recitals to this Agreement.

“Charge”: any fee, loss, charge, expense, cost, accrual or reserve of any kind.

“Claims”: all claims, liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable attorneys’ fees (which shall be limited to the fees, disbursements and other charges of (i) one primary counsel and one local counsel in each relevant jurisdiction for the Administrative Agent and the Collateral Agent and (ii) one primary counsel and one local counsel in each relevant jurisdiction for the other Indemnitees, taken as a whole (unless there is an actual or perceived conflict of interest in which case each such Indemnitee may retain its own counsel)), costs of enforcement and Secured Party Expenses) at any time (including after Full Payment of the Obligations or replacement of any Agent or any Lender) incurred by any Indemnitee or asserted against any Indemnitee by any Obligor or other Person, to the extent relating to (a) any Loans, Loan Documents, Borrower Materials, or the use thereof or transactions relating thereto, (b) any action taken or omitted in connection with any Loan Documents, (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) exercise of any rights or remedies under any Loan Documents or Applicable Law in connection with the Loan Documents, or (e) failure by any Obligor to perform or observe any terms of any Loan Document, in each case, including all costs and expenses relating to any investigation, litigation, arbitration, settlement or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.

“Class”: when used in reference to any Loan or Borrowing of Loans, refers to whether such Loan, or the Loans comprising such Borrowing, are Initial Term Loans, Delayed Draw Term Loans, Roll-Up Loans, or any other Loans made (or deemed made) hereunder from time to time.

“Class 3 Director”: any Class 3 director, as described in the Borrower’s Third Amended and Restated Certificate of Incorporation.

“Closing Date”: the date on which this Agreement shall be effective, which shall be the same as the date first written above (and, for the avoidance of doubt, the same as the Restructuring Plan Effective Date).

“Code”: the Internal Revenue Code of 1986, as amended.

“Collateral”: collectively, (a) all property (including Real Property Collateral, personal property, mixed, owned, leased or operated by an Obligor and Real Property Collateral owned by an Obligor) that is described in any Security Document as security for any Obligations, and (b) all other property (including all other Real Property, personal property, mixed, owned, leased or operated by an Obligor) of an Obligor that now or hereafter secures (or is intended to secure) any Obligations; but, in all cases, excluding Excluded Assets.

“Collateral Agent”: as of any time of determination, the Person appointed in accordance with this Agreement (including pursuant to the successor agency provisions of Section 12.8) to act as collateral agent for the Secured Parties. As of the Closing Date, the Collateral Agent shall be Wilmington Trust, National Association.

“Collections”: all Cash, checks, notes, instruments, and other items of payment (including insurance proceeds, proceeds of Cash sales, rental proceeds, and Cash tax refunds).

“Commitments”: as to any Lender, such Lender’s Initial Term Loan Commitments and Delayed Draw Term Loan Commitments.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Compliance Certificate”: a certificate (substantially in the form of Exhibit E hereto or in such other form reasonably acceptable to the Administrative Agent (at the direction of the Required Lenders)) signed by a Senior Officer of each of the Obligors and delivered on behalf of the Obligors to certify compliance with Section 10.3 and such other terms, conditions and provisions of the Loan Documents as required by Required Lenders or the Administrative Agent (at the direction of the Required Lenders), which certificate shall also include such other information, notices, representations, warranties, covenants and/or other statements as required by the Loan Documents or as separately requested by the Required Lenders or the Administrative Agent (at the direction of the Required Lenders), including as to other matters described in Section 10.1.2(c).

“Confirmation Order”: as defined in the Plan of Reorganization.

“Consolidated Adjusted EBITDA”: for any period, an amount equal to (a) Consolidated Net Income for such period, plus (b) in each case, if and to the extent deducted pursuant to the calculation of Consolidated Net Income, the sum, without duplication, of the amounts for such period of the following in respect of the Borrower and its consolidated Subsidiaries (i) Consolidated Interest Expense, plus (ii) provisions for taxes based on income, plus (iii) total depreciation expense, plus (iv) total amortization expense, plus (v) other non-Cash charges reducing Consolidated Net Income (excluding any such non-Cash charge to the extent that it represents an accrual or reserve for potential Cash charges in any future period or amortization of a prepaid Cash charge that was paid in a prior period), plus (vi) customary and reasonable fees, costs and expenses incurred in connection with (1) the negotiation, execution, delivery and performance of any third party Debt permitted hereunder and any amendments, modifications, supplements or waivers of any of the foregoing or of this Agreement, (2) any investments, dispositions or acquisitions (whether consummated or not consummated) and (3) the incurrence, issuance, administration, prepayment, amendment or refinancing of Debt or issuances of equity made (or attempted to be made) if permitted hereunder; plus (vii) with respect to any Permitted Acquisitions (or other Acquisition made in accordance with the terms of this Agreement) (exclusive of all reasonable fees and expenses of such transaction), losses attributable to purchase accounting (i.e., the effect of any non-Cash items resulting from any amortization, write-down or write-off assets (including intangible assets, goodwill and deferred financing costs) in connection with any such Acquisition), in the event that such an adjustment is made, in each case, in accordance with GAAP, plus (viii) extraordinary, unusual or non-recurring items (including non-recurring recruitment, relocation and/or severance expenses) during such period; provided, that such amounts shall not account for more than 10% of Consolidated Adjusted EBITDA for the applicable period, plus (ix) with respect to any Permitted Acquisitions, earn-outs to the extent accrued or paid in Cash, plus (x) compensation and reimbursement of expenses of members of the board of directors of the Borrower, plus (xi) all losses on sales of assets outside the ordinary course of business, plus (xii) proceeds of business interruption insurance and other charges, losses or expenses to the extent indemnified, insured, reimbursed or reimbursable or otherwise covered by a third party, in each case, to the extent actually received in Cash, plus (xiii) any adjustments and add backs (other than pro-forma synergies, revenue enhancements or similar items) specifically identified (and only for specific amounts and time periods set forth therein) in any quality of earnings reports prepared in connection with any Permitted Acquisition or other acquisition constituting a permitted investment by an accounting firm of nationally recognized standing; provided, that such amounts shall not account for more than 10% of Consolidated Adjusted EBITDA for the applicable period, minus (c) in each case, to the extent increasing Consolidated Net Income, the sum, without duplication, of the amounts for such period of (i) other non-Cash gains increasing Consolidated Net Income for such period (excluding any such non-Cash gain to the extent it represents the reversal of an accrual or reserve for potential Cash gain in any prior period), plus (ii) interest income, plus (iii) other non-ordinary course income.

“Consolidated Cash Interest Expense”: for any period, Consolidated Interest Expense for such period based upon GAAP, excluding (i) any paid-in-kind interest and any other amount not payable in Cash, (ii) amortization of deferred financing costs and (iii) any realized or unrealized gains or losses attributable to Swap Agreements.

“Consolidated Current Assets”: as at any date of determination, the total assets of Borrower and its Subsidiaries on a consolidated basis that are properly classified as current assets in conformity with GAAP, excluding Cash and Cash Equivalents, deferred bank fees and derivative financial instruments related to Debt, the current portion of current and deferred taxes and assets held for sale or pension assets.

“Consolidated Current Liabilities”: as at any date of determination, the total liabilities of Borrower and its Subsidiaries on a consolidated basis that are properly classified as current liabilities in conformity with GAAP, excluding the current portion of long-term debt.

“Consolidated Excess Cash Flow”: for any period, an amount (if positive) determined for Obligors and their Subsidiaries on a consolidated basis equal to:

(a) the sum, without duplication, of the amounts for such period of the following:

(i) Consolidated Adjusted EBITDA for such period, plus

(ii) the Consolidated Working Capital Adjustment for such period, minus

(b) the sum, without duplication, of the amounts for such period of the following:

(i) an amount equal to (A) all Charges either (1) excluded in calculating Consolidated Net Income, or (2) added back in calculating Consolidated Adjusted EBITDA, in each case, to the extent paid or payable with Internally Generated Cash, and (B) all non-Cash credits included in calculating Consolidated Net Income or Consolidated Adjusted EBITDA, plus

(ii) amounts paid with Internally Generated Cash (except Cash constituting proceeds of Debt) during such period on account of (A) items that were accounted for as non-Cash reductions of Consolidated Net Income or Consolidated Adjusted EBITDA in a prior period, and (B) reserves or amounts established in purchase accounting to the extent such reserves or amounts are added back to, or not deducted from, Consolidated Net Income, plus

(iii) the aggregate amount of any extraordinary, unusual, special or non-recurring Cash Charges paid or payable with Internally Generated Cash during such period (whether or not incurred in such Excess Cash Flow Period) that were excluded in calculating Consolidated Adjusted EBITDA (including any component definition used therein) for such period, plus

(iv) the amount of any payment of Cash to be amortized or expensed over a future period and recorded as a long-term asset, plus

(v) Taxes paid in Cash, plus

(vi) Consolidated Interest Expense paid in Cash, plus

(vii) payments of earn-outs or similar deferred or contingent obligations or any “seller debt” or similar debt permitted to be incurred and paid hereunder and consideration payable for a Permitted Acquisition or other Permitted Investment and reasonably expenses to third parties in connection therewith, plus

(viii) any mandatory (i) Cash principal payment (including amortization, and any premium, make-whole or penalty payments actually paid in Cash) on any Permitted Debt (other than Subordinated Debt) or (ii) repayment pursuant to Section 5.3.6 to the extent the applicable Extraordinary Receipts are included in Consolidated Adjusted EBITDA or Consolidated Working Capital Adjustments, respectively, for such period.

“Consolidated Fixed Charges”: for any period, the sum, without duplication, of the amounts determined for Borrower and its Subsidiaries on a consolidated basis equal to (a) Consolidated Cash Interest Expense and (b) scheduled payments of principal (or equivalent amounts) on Consolidated Total Debt, and any scheduled payments principal and/or rent related to any Capital Leases (including the New Miner Equipment Lender Debt).

“Consolidated Interest Expense”: for any period, total interest expense of Borrower and its Subsidiaries on a consolidated basis with respect to all outstanding Debt, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Swap Agreements, but excluding, however, (i) any amount not payable in Cash, (ii) any amounts referred to in Section 3.2.2 payable on or before the Closing Date, including any underwriting fees or original issue discount paid in connection with the consummation of the Transactions and any agency fees payable to the Administrative Agent or the Collateral Agent in connection with the Loan Documents, (iii) any expenses paid in connection with the consummation of the Transactions, and (iv) any fees and/or expenses paid in connection with any Permitted Acquisition or other Investments or in connection with any amendment or waiver with respect to any outstanding Debt or any expenses and upfront fees (including any original issue discount) incurred in connection with any Debt the proceeds of which are applied to fund any Permitted Acquisition or other Investment.

“Consolidated Net Income”: for any period, (a) the net income (or loss) of Borrower and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, minus (b) in each case, to the extent otherwise included in such net income (or loss) and without duplication, (i) the income (or loss) of any Person that is not a Wholly-Owned Subsidiary, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Wholly-Owned Subsidiary of Borrower or is merged into or consolidated with Borrower or any of its Wholly-Owned Subsidiaries or that Person’s assets are acquired by Borrower or any of its Wholly-Owned Subsidiaries, (iii) the income of any Subsidiary of Borrower to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (iv) any after-tax gains or losses attributable to Dispositions or returned surplus assets of any Pension Plan, (v) any after tax gain or loss attributable to returned surplus assets of any Pension Plan for such period, (vi) the income or loss of any Person for such period attributable to the early extinguishment of any Debt or obligations under any derivative instruments, in each case, to the extent permitted hereunder, (vii) all foreign currency translation gains or losses to the extent such gains or losses are non-Cash items, (viii) the cumulative effect of any change in accounting principles and (ix) to the extent not included in clauses (i) through (viii) above, any net extraordinary gains or net extraordinary losses (in each case, as determined by reference to GAAP immediately prior to giving effect to FASB’s Accounting Standards Update No. 2015-01).

“Consolidated Total Debt”: as at any date of determination, in respect of any Person, the aggregate amount of all Debt of the type described in clauses (a), (c), (e) (to the extent drawn and not reimbursed), (f), (g), (h) (except to the extent not then due and payable, and not recognized as indebtedness on such Person’s balance sheet in accordance with GAAP), and (i) of the term “Debt” of Borrower and its Subsidiaries then-outstanding (which shall be determined on a consolidated basis in accordance with GAAP).

“Consolidated Working Capital”: as at any date of determination, the difference of Consolidated Current Assets minus Consolidated Current Liabilities.

“Consolidated Working Capital Adjustment”: for any period of determination on a consolidated basis, the amount (which may be a negative number) equal to the difference of (i) Consolidated Working Capital as of the beginning of such period, minus (ii) Consolidated Working Capital as of the end of such period. In calculating the Consolidated Working Capital Adjustment there shall be excluded (a) the effect of reclassification during such period of current assets to long term assets and current liabilities to long term liabilities and the effect of any Permitted Acquisition during such period, (b) the effect of any Disposition of any Person, facility or line of business or acquisition of any Person, facility or line of business during such period, (c) the effect of any fluctuations in the amount of accrued and contingent obligations under any Swap Agreement and (d) the application of purchase or recapitalization accounting.

“Contingent Acquisition Consideration”: any earnout obligation or similar deferred or contingent obligation of Borrower or any of its Subsidiaries incurred or created in connection with any Acquisition.

“Contingent Obligation”: any obligation of a Person arising from any guaranty (including all Guarantee Obligations), indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation (“primary obligations”) of another obligor (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; and (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor,

(iv) to purchase property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto as determined by such Person in good faith.

“Contributing Guarantors” as defined in Section 7.2

“Control”: the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement”: with respect to any Deposit Account, Securities Account, or Commodity Account, any agreement entered into by and among (a) the Obligor that owns such Deposit Account, Securities Account, or Commodity Account (or in whose name, or for whose account or benefit, such Deposit Account, Securities Account, or Commodity Account is maintained, as the case may be), (b) the institution(s) at which such Deposit Account, Securities Account, or Commodity Account is maintained (which shall be (x) a Cash Management Bank, in respect of any Cash and Cash Equivalents or (y) an Acceptable Custodian, in the case of any Cryptocurrency), and (c) the Collateral Agent; provided, that any such agreement shall be reasonably acceptable to the Collateral Agent (at the direction of the Required Lenders) and effective to establish “control” (within the meaning set forth in Sections 8-106, 9-104 or 9-106 of the Uniform Commercial Code) of such Deposit Account, Securities Account, or Commodity Account in favor of the Collateral Agent to the extent required to perfect the Collateral Agent’s Lien on such Deposit Account, Securities Account, or Commodity Account.

“Convertible Notes Secured Claim”: as defined in the Plan of Reorganization.

“Copyrights”: all copyrights (whether statutory or common law, whether established or registered in the United States or any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished) and all copyright registrations and applications, together with any and all (i) rights and privileges arising under applicable law with respect to the foregoing, (ii) renewals, supplements and extensions thereof and amendments thereto, (iii) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable with respect thereto, including damages and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present or future infringements thereof.

“Covered Party”: as defined in Section 14.20(a).

“Cryptocurrency”: any digital or electronic asset or currency (including Bitcoin and Ethereum) transacted, exchanged or otherwise subsisting on the blockchain or other decentralized or distributed ledger or similar digital platform.

“CWA”: the Clean Water Act (33 U.S.C. §§ 1251 et seq.).

“Debt”: as applied to any Person, without duplication, (a) all indebtedness and obligations of such Person for Borrowed Money; (b) the deferred purchase price of assets or services that in accordance with GAAP would be included as liabilities on the balance sheet of such Person; (c) all obligations of such Person arising with respect to non-contingent earnout or similar non-contingent obligations incurred in connection with an Acquisition; (d) all Disqualified Equity Interests; (e) all reimbursement obligations in respect of letters of credit issued for the account of such Person; (f) all Debt of a second Person secured by any Lien on any property owned by such first Person, whether or not such Debt has been assumed; (g) all Capital Lease Obligations of such Person; (h) all Swap Obligations or obligations of such Person under any Swap Agreements (the amount of which shall be deemed to be the maximum aggregate amount that such Person would be required to pay if such Swap Agreement or Swap Obligation were terminated at the time of determination, after giving effect to any netting agreements then in effect (as determined in accordance with accepted practice and on a basis satisfactory to the Collateral Agent (at the direction of the Required Lenders)), and (i) without duplication, all Contingent Obligations of such Person with respect to Debt described in (a) through (h) above; provided, that Debt shall not include (i) trade payables and accrued expenses, in each case, arising in the Ordinary Course of Business, (ii) deferred or prepaid revenue, (iii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller, (iv) any obligations or liabilities under any agreement relating to any Permitted Asset Disposition, power purchase agreements or hosting agreements, or (v) the New CVRs or GUC Contingent Payment Obligations. The Debt of a Person shall include any recourse Debt of any partnership in which such Person is a general partner or joint venturer. The amount of Debt of any Person for purposes of clause (iii) shall be deemed to be equal to the lesser of (1) the aggregate unpaid amount of such Debt and (2) the Fair Market Value of the property encumbered thereby as determined by such Person in good faith. “Debt Issuance”: the incurrence by any Obligor or any Subsidiary of any Debt, other than Debt permitted under Section 10.2.1.

“Debtor”: as defined in the preamble to this Agreement.

“Default”: an event or condition that, with the lapse of time or giving of notice or both, would constitute an Event of Default.

“Default Rate”: with respect to (a) overdue principal of any Loan, the Applicable Rate plus 2.0% per annum, and (b) any other overdue Obligation or amount, including overdue interest, fees, premiums, expenses (to the extent permitted by Applicable Law), the Applicable Rate plus 2.0% per annum.

“Defaulting Lender”: without limiting Section 4.2.2, (a) any Lender that has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) any Lender that has notified Borrower or the Administrative Agent that it does not intend to comply with its funding obligations hereunder, or that has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) any Lender that has failed, within three (3) Business Days after written request by the Administrative Agent or Borrower, to confirm in writing to the Administrative Agent and Borrower that it is able to, intends to, and shall, comply with its prospective funding obligations hereunder at the time, in the manner, and as otherwise required hereby (provided, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and Borrower), or (d) any Lender (or any Person seeking to become a Lender) that has, or whose direct or indirect parent company has, (i) become the subject of any Insolvency Proceeding (except if the Administrative Agent consents thereto, at the direction of the Required Lenders), (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender; provided further that the Administrative Agent shall not be deemed to have knowledge of any event or circumstance that would cause a Lender to be a Defaulting Lender unless and until the Administrative Agent has received written notice of such event or circumstance. Any determination by the Administrative Agent or the Required Lenders that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 4.2.2) upon delivery of written notice of such determination to Borrower and each Lender.

“Delayed Draw Term Lender”: any Lender having a Delayed Draw Term Loan Commitment or a Delayed Draw Term Loan outstanding hereunder.

“Delayed Draw Term Loan”: as defined in Section 2.2(b).

“Delayed Draw Term Loan Commitment”: as to any Lender, its obligation to make Delayed Draw Term Loans to Borrower pursuant to Section 2.2(b)(iv) in an aggregate amount not to exceed at any one time outstanding the amount set forth opposite such Lender’s name in Schedule 1.1 under the heading “Delayed Draw Term Loan Commitment”; collectively, as to all the Lenders, the “Delayed Draw Term Loan Commitments.” The original aggregate amount of the Delayed Draw Term Loan Commitments on the Closing Date is $20,000,000.

“Delayed Draw Term Loan Commitment Expiration Date”: the earlier to occur of (x) the date on which the entire Delayed Draw Term Loan Commitment has been fully drawn, (y) the Termination Date, and (y) the 30th Business Day prior to the Maturity Date.

“Delayed Draw Term Loan Percentage”: as to any Delayed Draw Term Lender at any time, the percentage which (a) such Lender’s Delayed Draw Term Loans and unused Delayed Draw Term Loan Commitment then outstanding constitute of (b) the sum of all of the Delayed Draw Term Loans and unused Delayed Draw Term Loan Commitments then outstanding (or, if the Delayed Draw Term Loan Commitments have terminated or expired in their entirety, the percentage which such Lender’s Delayed Draw Term Loans then outstanding constitute of the aggregate Delayed Draw Term Loans then outstanding).

“Designated Jurisdiction”: a country or territory that is the subject of a Sanction (as of the date of this Agreement, Cuba, Iran, Syria, North Korea, the Crimea region of Ukraine, the Donetsk People’s Republic, and the Luhansk People’s Republic).

“Discount Range”: as defined in Section 5.2.2(c)

“Discount Range Prepayment Notice”: a written notice of a Borrower Solicitation of Discount Range Prepayment Offers made pursuant to Section 5.2.2 substantially in the form of Exhibit N.

“Discount Range Prepayment Offers” the irrevocable written offer by a Lender, substantially in the form of Exhibit O, submitted in response to an invitation to submit offers following the Auction Agent’s receipt of a Discount Range Prepayment Notice.

“Discounted Loan Prepayment”: as defined in Section 5.2.2(a)

“Discount Prepayment Accepting Lender”: as defined in Section 5.2.2(b)(ii)

“Discounted Prepayment Effective Date”: in the case of any Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offer or Borrower Solicitation of Discounted Prepayment Offer, five (5) Business Days following the respective Specified Discount Prepayment Response Date, Discount Range Prepayment Response Date or Solicited Discounted Prepayment Response Date, as applicable, in accordance with Section 5.2.2(b), Section 5.2.2(c) or Section 5.2.2(d) respectively, unless a different period is agreed to between the Borrower and the Auction Agent acting in their reasonable discretion.

“Discount Range Prepayment Amount”: as defined in Section 5.2.2(c)

“Discount Range Prepayment Response Date”: as defined in Section 5.2.2(c)

“Discount Range Proration”: as defined in Section 5.2.2(c)(iii)

“Discounted Prepayment Determination Date” as Defined in Section 5.2.2(d)(iii)

“Disposition”: with respect to any Person, any conveyance, sale, lease (as lessor), license (as licensor), exchange, assignment, or other transfer or disposition by such Person of any property or assets (whether now owned or hereafter acquired) to any other Person, in each case, whether or not the consideration therefor consists of Cash, Cash Equivalents, Securities or any other property or assets. For purposes of clarification, “Dispose” shall include (a) any issuance, sale or other transfer of any Equity Interests of a Subsidiary (other than to the Borrower or another Subsidiary) and shall not include any issuance, sale or other transfer of any Equity Interests of the Borrower, (b) the sale for value of any Bitcoin or other Cryptocurrency, or any contracts in respect thereof, (c) the early termination or modification of any contract by any Person resulting in the receipt by such Person of a Cash payment or other consideration in exchange for such event (other than payments in the ordinary course for previously accrued and unpaid amounts due through the date of termination or modification), and (d) any sale of merchant accounts (or any rights thereto (including any rights to any residual payment stream with respect thereto)) by Borrower or any of its Subsidiaries. “Dispose” shall have a corresponding meaning.

“Disqualified Equity Interests”: any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Equity Interest), or upon the happening of any event, matures or is mandatorily redeemable (other than (i) solely for Equity Interests that are not Disqualified Equity Interests and Cash in lieu of fractional shares or (ii) solely at the discretion of the issuer), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control, initial public offering, asset sale or similar event shall be subject to Full Payment of the Obligations), or redeemable at the option of the holder of the Equity Interest, in whole or in part, on or prior to the date that is 91 days after the Termination Date. Notwithstanding the preceding sentence, any Equity Interest that would constitute Disqualified Equity Interests solely because the holders of the Equity Interests have the right to require Borrower or any Subsidiary to repurchase such Equity Interest upon the occurrence of a change of control or an asset sale will not constitute Disqualified Equity Interests if the terms of such Equity Interests provide that Borrower or such Subsidiary, as applicable, may not repurchase or redeem any such Equity Interests pursuant to such provisions unless such repurchase or redemption complies with Section 10.2.3.

“Distribution”: without duplication, any (a) any dividend or other distribution, liquidation preference, direct or indirect, on account of any shares of any class of Equity Interests of Borrower or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of Equity Interests (other than any Disqualified Equity Interests); (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Equity Interests of Borrower (or any direct or indirect parent thereof) or any of its Subsidiaries now or hereafter outstanding; (c) any payment or distribution on account of, or to holders of, any New CVRs,(d) any payment or distribution made to retire, or to obtain the surrender of, any outstanding warrants (including any New Warrants), options or other rights to acquire shares of any class of Equity Interests of Borrower (or any direct or indirect parent thereof) or any of its Subsidiaries now or hereafter outstanding; (e) management or similar fees payable to any holder of Equity Interests in the Borrower; and (f) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in substance or legal defeasance), sinking fund or similar payment with respect to any Subordinated Debt.

“Dividing Person”: has the meaning assigned to it in the definition of “Division.”

“Division”: the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Dollars”: lawful money of the United States.

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”: any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee”: each and any of the following Persons: (a) each Lender, (b) each Affiliate of a Lender, (c) each Approved Fund, and (d) each other Person approved by the Required Lenders, and, except if any Event of Default has occurred or is continuing at the time, the Borrower; provided, that, notwithstanding the foregoing, (x) without the prior written consent of Required Lenders, in no event shall any natural person, the Borrower, or any Person that is an Affiliate or Subsidiary of the Borrower, constitute an Eligible Affiliate, and (y) in addition to complying with the foregoing, each assignment shall also comply with, and shall be made in accordance with the terms of, Section 13.3.

“Enforcement Action”: any action to enforce any Obligations or Loan Documents or to exercise any rights or remedies relating to any Collateral (whether by judicial action, self-help, notification of Account Debtors, exercise of setoff or recoupment, exercise of any right to act in an Obligor’s Insolvency Proceeding or to credit bid Obligations, or otherwise, pursuant to any order of the Bankruptcy Court, or otherwise).

“Environment”: ambient air, indoor air, surface water, groundwater, drinking water, soil, surface and subsurface strata, and natural resources such as wetland, flora and fauna.

“Environmental Laws”: all Applicable Laws (including all programs, permits and guidance promulgated by regulatory agencies), relating to public health (but excluding occupational safety and health, to the extent regulated by OSHA) or the protection or pollution of the environment, including CERCLA, RCRA and CWA.

“Environmental Liability”: any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, directly or indirectly relating to (a) any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Notice”: a notice (whether written or oral) from any Governmental Authority or other Person of any possible noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Environmental Release, environmental pollution or hazardous materials, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.

“Environmental Release”: a release as defined in CERCLA or under any other Environmental Law.

“Equity Interest”: the interest of any (a) shareholder in a corporation; (b) partner in a partnership (whether general, limited, limited liability or joint venture); (c) member in a limited liability company; or (d) Person having any other form of equity security or ownership interest in another Person, including common stock and preferred stock, and including all of the warrants, options or other rights for the purchase or acquisition from such Person of such Equity Interests in such Person. For the avoidance of doubt, the term Equity Interest shall (x) include any GUC Contingent Payment Obligation, and any interest therein, but (y) exclude the New Secured Convertible Notes.

“ERISA”: the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate”: any trade or business (whether or not incorporated) under common control with an Obligor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event”: (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Obligor or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Obligor or ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) the determination that any Pension Plan or Multiemployer Plan is considered an at risk plan or a plan in critical or endangered status under the Code, ERISA or the Pension Protection Act of 2006; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor or ERISA Affiliate; or (h) with respect to any Pension Plan, a failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived, or a failure to make a required contribution to a Multiemployer Plan.

“Erroneous Payment”: as defined in Section 12.12.1

“Erroneous Payment Notice”: as defined in Section 12.12.2

“Erroneous Payment Subrogation Rights”: as defined in Section 12.12.3.

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default”: as defined in Section 11.1.

“Exchange Act”: Securities Exchange Act of 1934.

“Excluded Account”: any Deposit Account in the name of any Borrower (a) that is used exclusively for payroll, payroll taxes and other employee wage and benefit payments in the Ordinary Course of Business; (b) that is a trust, fiduciary, or withholding tax payment account or (c) accounts set forth on Schedule 8.2 which are listed as Excluded accounts; provided, that, no other Deposit Accounts shall constitute an Excluded Account.

“Excluded Assets”: each of the following:

(a) any lease, license (including sublicense), contract, or agreement (including, with respect to any Permitted Purchase Money Debt or similar arrangement, in each case, permitted hereunder, the assets subject thereto) to which any Obligor is a party or any of its rights or interests thereunder if and only for so long as the grant of a security interest or Lien under this Agreement (i) is prohibited by Applicable Law, or would constitute or result in the abandonment, invalidation or unenforceability of any right, title or interest of such Obligor therein pursuant to Applicable Law, (ii) would require the consent of third parties, and such consent shall have not been obtained notwithstanding the Obligors’ commercially reasonable efforts to obtain the same (other than with respect to Real Property existing as of the Closing Date for which no such efforts shall be required), or (iii) would constitute or result in a breach, termination or default under any such lease, license (including sublicense), contract or agreement (in each case, other than to the extent that any such prohibition, limitation, consent requirement or other term thereof is rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC of any relevant jurisdiction, the Bankruptcy Code or any other Applicable Law or any principles of equity); provided, that such lease, license (including sublicense), contract or agreement (including, with respect to any Permitted Purchase Money Debt or similar arrangement, in each case, permitted hereunder, the assets subject thereto) will be an Excluded Asset only to the extent and for so long as the consequences specified above will result and will cease to be an Excluded Asset, and will become Collateral, immediately and automatically, at such time as such consequences will no longer result;

(b) Excluded Accounts;

(c) Motor Vehicles; provided, that the aggregate Fair Market Value or book value (whichever is higher) shall not exceed $1,000,000;

(d) any United States intent-to-use trademark applications to the extent, and solely during the period in which, (i) an amendment to allege use or statement of use has not been filed under 15 U.S.C. § 1051(c) or 15 U.S.C. § 1051(d), respectively, or (ii) if filed, has not been deemed in conformance with 15 U.S.C. § 1051(a) or examined and accepted, respectively, by the United States Patent and Trademark Office;

(e) Margin Stock; and

(f) any assets with respect to which the Administrative Agent (at the direction of the Required Lenders) or the Required Lenders determine, in their reasonable judgment, that the burden or costs of creating and/or perfecting such a security interest therein is excessive in relation to the benefit to the Lenders of the security to be afforded thereby;

provided, that “Excluded Assets” shall not include any proceeds, products, substitutions or replacements of Excluded Assets (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Assets) and in no event shall any property constitute Excluded Assets hereunder if such property is subject to a Lien to secure any other Debt of the Borrower or any Subsidiary thereof (including under the New Secured Notes or the New Secured Convertible Notes); provided, further, that (A) upon the occurrence of an event that renders property to no longer constitute Excluded Assets, a security interest in such property shall be automatically and simultaneously be granted under the Security Documents and such property shall be automatically and immediately included as Collateral hereunder (B) the foregoing exclusion of Excluded Assets shall in no way be construed (1) to apply to the extent that any described prohibition or restriction is ineffective under Section 9-406, 9-407, 9-408, or 9-409 of the UCC or other applicable law, or (2) to apply to the extent that any consent or waiver has been obtained that would permit the Collateral Agent’s security interest or lien to attach notwithstanding the prohibition or restriction on the pledge of such contract, lease, permit, license, or license agreement and (C) the foregoing exclusion of Excluded Assets shall in no way be construed to limit, impair, or otherwise affect any of the Collateral Agent’s or any Secured Party’s continuing security interests in and liens upon any rights or interests of any Obligor in or to (1) monies due or to become due under or in connection with any described contract, lease, permit, license, license agreement, or Equity Interests (including any Accounts or Equity Interests), or (2) any proceeds from the sale, license, lease, or other dispositions of any such contract, lease, permit, license, license agreement, or Equity Interests.

“Excluded Subsidiary”: any Subsidiary that (i) the Required Lenders and the Borrower mutually and reasonably determine the cost and/or burden of obtaining a Guaranty outweighs the benefit to the Secured Parties or (ii) the Borrower reasonably expects that the provision of a Guaranty by such Subsidiary could give rise to material adverse tax consequences to the Borrower or any of its Subsidiaries; provided, that, notwithstanding the foregoing, in no event shall any Person constitute an Excluded Subsidiary if such Person guarantees any other Debt of the Borrower or any Subsidiary thereof (including under the New Secured Notes or New Secured Convertible Notes). As of the Closing Date, there are no Excluded Subsidiaries.

“Excluded Taxes”: with respect to the Administrative Agent, any Lender or any other recipient of a payment to be made by or on account of any Obligation, (a) Taxes imposed on or measured by its net income (however denominated), branch profits Taxes and franchise Taxes, in each case, as a result of (i) such recipient being organized or having its principal office, or, in the case of any Lender, having its applicable Lending Office located, in such jurisdiction, or (ii) that are Other Connection Taxes; (b) any Tax imposed on such recipient as a result of such recipient’s failure to comply with Section 5.8; (c) in the case of a Lender, any U.S. federal withholding tax imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to laws in force at the time such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Borrower under Section 13.4) or designates a new Lending Office hereunder, except to the extent that, pursuant to Section 5.7, additional amounts were payable with respect to such U.S. federal withholding tax to such Lender (or its assignor, if any), immediately prior to designation of a new Lending Office (or assignment) and (d) withholding Taxes imposed by FATCA.

“Exempted Dispositions”:

(a) any Disposition (other than any Disposition of Equity Interests in any Subsidiary) of property or assets with an aggregate Fair Market Value or book value (whichever is more) not in excess $2,000,000; provided, that the aggregate Fair Market Value or book value (whichever is more) of all such Dispositions shall not exceed $2,000,000 in any Fiscal Year;

(b) any Disposition of property that is obsolete, surplus, unmerchantable or otherwise unsalable, including the abandonment or other Disposition of immaterial Intellectual Property, in the Ordinary Course of Business

(c) the sale or discount (or forgiveness), in each case, without recourse and in the Ordinary Course of Business, of accounts receivable or notes receivable overdue by more than ninety (90) days, but only in connection with the compromise or collection thereof or in connection with the bankruptcy or reorganization of the applicable account debtors and Dispositions of any securities received in any such bankruptcy or reorganization;

(d) any Disposition resulting from any casualty or other insured damage to, or any taking under any power of eminent domain or by condemnation or similar proceeding of, any real or personal property of any Obligor;

(e) any transaction permitted by Sections 10.2.2, 10.2.3, 10.2.4 or 10.2.8;

(f) any non-exclusive License for any Intellectual Property, leases or subleases, in each case, in the Ordinary Course of Business;

(g) any Disposition of property (including Equipment, but excluding any Equity Interests in any Subsidiary) to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property (and such purchase is consummated within 270 days after the date of such exchange), or (ii) the proceeds of such Disposition are applied to the purchase price of replacement property (which replacement property is actually purchased within 270 days after the initial receipt of such monies (which may be extended by ninety-five (95) days if a written commitment to reinvest has been entered into prior to the lapse of such 270 day period)); provided, that, any property acquired hereunder shall constitute Collateral to the extent the Disposed property constituted Collateral, and the Collateral Agent shall be granted a fully perfected Lien thereon in accordance with the requirements hereof and having the same priority as the Liens granted on such Disposed property to secure the Obligations;

(h) any lease, sublease, license or sublicense of any real or personal property which is entered into in good faith and does not materially interfere with the business of the Obligors, taken as a whole, or which is entered into in the Ordinary Course of Business;

(i) the unwinding of any Swap Agreements for Permitted Power Hedge Obligations in the Ordinary Course of Business;

(j) any Disposition approved in writing by the Required Lenders;

(k) any Disposition of any asset by an Obligor to another Obligor in the Ordinary Course of Business, so long as any property subject to the same shall remain subject to a fully perfected, first-priority Lien in favor of the Collateral Agent to the extent provided hereunder;

(l) any Bitcoin Disposition; and

(m) the liquidation or other Disposition of Cash or Cash Equivalents in the Ordinary Course of Business.

“Exit Credit Agreement”: as defined in the preamble to this Agreement.

“Exit Facility”: as defined in the preamble to this Agreement.

“Exit Facility Commitment Letter”: that certain Exit Facility Commitment Letter, dated as of January 3, 2024, by and among the Exit Facility Commitment Parties (as defined therein) and the Borrower.

“Exit Facility Upfront Payment”: as defined in the Exit Facility Commitment Letter referred to in the Restructuring Support Agreement.

“Exit Facility Syndication”: as defined in the Exit Facility Commitment Letter referred to in the Restructuring Support Agreement.

“Exit Facility Syndication Procedures”: as defined in the Exit Facility Commitment Letter referred to in the Restructuring Support Agreement.

“Extraordinary Receipts”: any Cash received by or paid for the account of Borrower or any of its Subsidiaries outside of the ordinary course of such Person’s business in good faith and on an arm’s length basis, including any such payments in respect of purchase price adjustments (excluding working capital adjustments), tax refunds (other than those already filed for as of the date of this Agreement or due to the overpayment of estimated taxes), judgments, settlements for actual or potential litigation or similar claims, pension plan reversions, proceeds of insurance (except business interruption insurance), indemnity payments (other than to the extent such indemnity payments are immediately payable to a Person that is not an Affiliate of any Obligor or any of its Subsidiaries) and similar payments (and not consisting of proceeds described in Sections 5.3.2, 5.3.3 and 5.3.4 hereof).

“Facilities”: the New Money Loans, the New Secured Notes, and the New Secured Convertible Notes.

“Fair Market Value”: with respect to any asset or item of property, the sale value that would be obtained therefor in an arm’s-length, free market transaction between an informed and willing seller under no compulsion to sell, and an informed and willing buyer under no compulsion to buy, as determined in good faith.

“Fair Share”: as defined in Section 7.2

“Fair Share Contribution Amount”: as defined in Section 7.2

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Financial Covenants”: as defined in Section 10.3.2.

“Fiscal Quarter”: each period of three months, commencing on the first day of a Fiscal Year.

“Fiscal Year”: the fiscal year of Borrower and its Subsidiaries for accounting and tax purposes, ending on December 31 of each year.

“Fitch”: Fitch Ratings Inc. (or any successor thereto).

“Fixed Charge Coverage Ratio”: the ratio, as of the last day of each Fiscal Quarter, of (i) Consolidated Adjusted EBITDA for the Test Period then most recently ended, to (ii) Consolidated Fixed Charges for the Test Period then most recently ended.

“Flood Insurance Laws”: collectively, (i) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereinafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereinafter in effect or any successor statute thereto.

“FLSA”: the Fair Labor Standards Act of 1938.

“Foreign Lender”: any Lender that is not a U.S. Person.

“Foreign Plan”: any employee benefit plan or arrangement (a) maintained or contributed to by any Obligor or any Subsidiary that is not subject to the laws of the United States; or (b) mandated by a government other than the United States for employees of any Obligor or any Subsidiary.

“Full Payment”: with respect to the Loans and all other Obligations (other than Remaining Obligations) the indefeasible payment thereof in full in Cash in accordance with the Loan Documents or as otherwise consented to in writing by the Lenders; provided, that, notwithstanding the foregoing, Full Payment shall not be deemed to occur, and no Loans shall be deemed to have been paid in full, unless and until such time as all Commitments shall have irrevocably, permanently and finally expired, or shall have been so terminated, cancelled and discharged and all related loan documents in respect thereof have been terminated.

“Funding Guarantor”: as defined in Section 7.2

“GAAP”: generally accepted accounting principles in effect in the United States from time to time.

“Global Intercompany Note”: (a) a Global Intercompany Note substantially in the form of Exhibit H-1, and (b) any other agreement in form and substance acceptable to the Collateral Agent (at the direction of the Required Lenders) that shall cause any intercompany Debt owing by Borrower or any Subsidiary thereof to be pledged to secure the Obligations.

“Governmental Approvals”: all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.

“Governmental Authority”: any federal, state, local, foreign or other agency, authority, body, commission, court, instrumentality, political subdivision, or other entity or officer exercising executive, legislative, judicial, regulatory or administrative functions for any governmental, judicial, investigative, regulatory or self-regulatory authority.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”) any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Debt, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the Ordinary Course of Business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof, as determined by Borrower in good faith.

“Guaranteed Obligations”: as defined in Section 7.1

“Guarantor”: each Person that is, or at any time becomes, a party to (or otherwise agrees to be bound by) any Guaranty, or that otherwise guarantees payment or performance of any Obligations or owes any Guarantee Obligations to the Secured Parties. As of the Closing Date, each Subsidiary Guarantor is a Guarantor.

“Guaranty”: (a) the guaranty of each Guarantor set forth in Section 7, and (b) each other guarantee of the Obligations that is made by any other Guarantor in favor of Collateral Agent on behalf of Secured Parties.

“GUC Contingent Payment Obligations”: has the meaning ascribed to it in the Plan of Reorganization.

“GUC Contingent Payment Obligations Term Sheet”: has the meaning ascribed to it in the Plan of Reorganization.

“Hazardous Materials”: all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants including petroleum or petroleum distillates, natural gas, natural gas liquids, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, toxic mold, infectious or medical wastes and all other substances, wastes, chemicals, pollutants, contaminants or compounds of any nature in any form regulated pursuant to any Environmental Law.

“Identified Participating Lenders”: as defined in Section 5.2.2(c)(iii)

“Identified Qualifying Lenders”: as defined in Section 5.2.2(d)(iii)

“Immaterial Subsidiary”: as of any date, any Subsidiary of Borrower (a) whose assets as of the end of the most recent Fiscal Quarter have an aggregate Fair Market Value of less than $2,500,000, and (b) whose Consolidated Adjusted EBITDA for the most recently ended Fiscal Quarter (determined in accordance with GAAP) are less than $2,500,000; provided, that, (i) in no event shall the total assets or Consolidated Adjusted EBITDA of all Immaterial Subsidiaries exceed $5,000,000 at any time; (ii) a Subsidiary shall not constitute an Immaterial Subsidiary until such time as compliance with the requirements of this definition shall have been certified in writing by a Senior Officer of Borrower in a certificate delivered to the Administrative Agent, and (iii) in no event shall a Person constitute an Immaterial Subsidiary if such Person shall, directly or indirectly, guarantee or provide any credit support for, or be subject to any Contingent Obligation in respect of, any Debt of the Borrower or any Subsidiary thereof. As of the Closing Date, the only Immaterial Subsidiaries are the Persons set forth on Schedule 9.1.29.

“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Obligor under any Loan Document, and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees”: Agent Indemnitees and Lender Indemnitees.

“Initial Term Lender”: any Lender having an Initial Term Loan Commitment or an Initial Term Loan outstanding hereunder.

“Initial Term Loan”: as defined in Section 2.2(a)(i).

“Initial Term Loan Commitment”: as to any Lender, its obligation to make Initial Term Loans to Borrower pursuant to Section 2.2(a)(i) in an aggregate amount not to exceed at any one time outstanding the amount set forth opposite such Lender’s name in 1.1 under the heading “Initial Term Loan Commitment”; collectively, as to all the Lenders, the “Initial Term Loan Commitments.” The original aggregate amount of the Initial Term Loan Commitments on the Closing Date is $20,000,000.

“Initial Term Loan Percentage”: as to any Initial Term Lender at any time, the percentage which (a) such Lender’s Initial Term Loans and unused Initial Term Loan Commitment then outstanding constitute of (b) the sum of all of the Initial Term Loans and unused Initial Term Loan Commitments then outstanding (or, if the Initial Term Loan Commitments have terminated or expired in their entirety, the percentage which such Lender’s Initial Term Loans then outstanding constitute of the aggregate Initial Term Loans then outstanding).

“Insolvency Proceeding”: any case or proceeding commenced by or against a Person under any state, federal or foreign law, rule or regulation for, or any agreement of such Person to any or a combination of the following (each, a “Bankruptcy Law”): (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment or reorganization law (including any moratorium or any other marshalling of the assets and liabilities of any Person and any similar laws, rules or regulations relating to or affecting the enforcement of creditors’ rights generally); (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or all or substantially all of its property; or (c) an assignment or trust mortgage for the benefit of creditors.

“Intellectual Property”: all intellectual property of a Person, including: Patents, Trademarks, Copyrights and Technology; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; and all intellectual property rights in all books and records relating to the foregoing.

“Intellectual Property Claim”: any claim or assertion (whether in writing, by suit or otherwise) that Borrower’s or any Subsidiary’s ownership, use, marketing, sale or distribution of any Intellectual Property or other property or methods, processes or services violates, infringes, dilutes or misappropriates another Person’s Intellectual Property.

“Intellectual Property Collateral”: all Intellectual Property constituting Collateral pursuant to the Security Agreement and/or any other security or collateral agreement from time to time securing the Obligations under this Agreement, in each case, in form and substance acceptable to the Collateral Agent (at the direction of the Required Lenders).

“Intellectual Property Security Agreements”: as defined in the Security Agreement.

“Intercompany Subordination Agreement” (a) an Intercompany Subordination Agreement substantially in the form of Exhibit H-2, and (b) any other agreement in form and substance acceptable to the Collateral Agent (at the direction of the Required Lenders) that shall cause any intercompany Debt owing by any Obligor to any other Obligor or Subsidiary thereof to be subordinated to the Obligations consistent with the terms of this Agreement.

“Intercreditor Agreement”: that certain 1L/2L/3L Intercreditor Agreement dated as of the date hereof, by and among the New Secured Convertible Notes Agent, the New Secured Notes Agent, and the Collateral Agent, as amended or modified from time to time in accordance herewith and therewith.

“Interest Payment Date”: (a) the first Business Day of each Fiscal Quarter until Full Payment (whether or not the Termination Date shall have occurred) commencing on April 1, 2024, and (b) without duplication of the foregoing, the Termination Date, and each and any other date that any interest shall be payable hereunder.

“Internally Generated Cash”: with respect to any period, any Cash of Borrower or any Subsidiary generated during such period as a result of such Person’s operations, excluding Net Cash Proceeds from Asset Dispositions, Net Insurance/Condemnation Proceeds, Extraordinary Receipts, and any Cash that is generated from an incurrence of Debt.

“Inventory”: as defined in the UCC, including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in a Person’s business (but excluding Equipment).

“Investment” or “investment”: without duplication, (a) any Acquisition, (b) any loan advance, extension of credit or other financial accommodation by a Person to, or for the benefit or account of, another Person, (c) any guarantee by a Person of another Person’s Debt or other obligations, (d) any capital contribution by any Person to, and any investment by any Person in any Equity Interests of, any other Person and (e) any purchase or other acquisition by any Person of (or of a beneficial interest in) any Equity Interests in, or any Debt of, any other Person (including any securities of such other Person). The terms “Invest” or “invest” shall have corollary meanings. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS”: the United States Internal Revenue Service.

“Kroll”: Kroll Bond Rating Agency, LLC (or any successor thereto).

“Landlord Collateral Access Agreement”: any agreement in favor of (and in form and substance reasonably satisfactory to the Collateral Agent (at the direction of the Required Lenders)) the Collateral Agent and for the benefit of the Secured Parties, in each case, entered into by any Person that is a lessor, warehouseman, processor, consignee or other Person in possession of, having a Lien upon, or having rights or interests in, any Collateral, pursuant to which agreement such Person agrees to waive or subordinate any Liens and/or certain other rights or interests such Person may have or hold on, or in regard to, any Collateral, and agrees to provide Collateral Agent with access to such Collateral.

“Lender”: as of any time of determination, each Person that has a Commitment and/or holds any Loan at such time (including any Person that has become a Lender pursuant to an Assignment and Acceptance) (the foregoing Persons, collectively, the “Lenders”). As of the Closing Date, the Lenders shall be the Persons whose name is set forth on Schedule 1.1 (as amended from time to time) hereto under the heading “Lenders”.

“Lender Indemnitees”: Lenders and their officers, directors, employees, Affiliates, agents and attorneys.

“Lender Related Person”: as defined in Section 14.2.1.

“Lending Office”: the office designated as such by the applicable Lender at the time it becomes party to this Agreement or thereafter by notice to Administrative Agent and Borrower.

“Leverage Ratio” the ratio, as of the last day of any Fiscal Quarter (or any other date of determination specified hereunder), of (a) Consolidated Total Debt as of such day minus up to $50,000,000 in unrestricted Cash of Borrower held in a Deposit Account subject to a Control Agreement in favor of the Collateral Agent, to (b) Consolidated Adjusted EBITDA for the Test Period then most recently ended.

“License”: all licenses or sublicenses with, and covenants not to sue, any other party with respect to any Intellectual Property or Intellectual Property Collateral, whether such Obligor is a licensor or licensee under any such license agreement, together with any and all (i) renewals, extensions, supplements, amendments and continuations thereof, (ii) income, fees, royalties, damages, claims and payments now and hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements, breaches or violations thereof, (iii) rights to sue for past, present and future infringements, breaches or violations thereof and (iv) other rights to use, exploit or practice any or all of the Intellectual Property or Intellectual Property Collateral.

“Lien”: any Person’s interest in real or personal property securing an obligation owed to, or a claim by, such Person, including any mortgage, deed of trust, lien, security interest, pledge, hypothecation, trust, reservation, encroachment, easement, right-of-way, encumbrance or other title exception.

“Liquidity”: as of any date of determination, the sum of (a) unrestricted Cash of Borrower and its Subsidiaries held in a Cash Management Account subject to a Control Agreement in favor of the Collateral Agent; provided, that, solely for purposes of determining compliance with the Liquidity Covenant, any amount held in any Deposit Account shall be “Liquidity” regardless of whether it is subject to a Control Agreement in favor of the Collateral Agent until the date on which Control Agreements must be put in place pursuant to Section 6.3, and (b) the value in Dollars of the aggregate amount of unrestricted Bitcoin (based on the S&P Bitcoin Index as of 5:00 p.m. New York City time as of the immediately preceding Business Day) owned by Obligors on such date of determination that is held in a Securities Account at an Acceptable Custodian subject to an Acceptable Custodial Agreement and a Control Agreement as required by this Agreement; provided, that, solely for purposes of determining compliance with the Liquidity Covenant, any amount of unrestricted Bitcoin held in any Securities Account shall be “Liquidity” regardless of whether it is subject to a Control Agreement in favor of the Collateral Agent until the date on which Control Agreements must be put in place pursuant to Section 6.3.

“Liquidity Covenant”: as defined in Section 10.3.2.

“Liquidity Covenant Certificate” a certificate (substantially in the form of Exhibit K hereto or in such other form reasonably acceptable to the Administrative Agent (at the direction of the Required Lenders)) signed by a Senior Officer of each of the Obligors and delivered on behalf of the Obligors to certify compliance with Section 10.3.2.

“Loan”: each and any Initial Term Loan, any Delayed Draw Term Loan, the Roll-Up Loan, any Loan made (or deemed made) pursuant to a payment of any Backstop Put Option Payment, any Protective Advance, and any other loan made (or deemed made) hereunder or pursuant hereto from time to time.

“Loan Documents”: this Agreement, the Other Agreements and the Security Documents.

“Loan Year”: each 12 month period commencing on the Closing Date and ending on each anniversary of the Closing Date.

“M&M Lien Settlement Debt”: all Debt, obligations, liabilities and indebtedness of every kind, nature and description owing by the Obligors to each holder of an M&M Lien Secured Claim (as defined in the Plan of Reorganization) or to each holder of an M&M Lien (as defined in the Plan of Reorganization) and securing indebtedness allowed under, and issued or permitted to remain outstanding pursuant to the applicable M&M Lien Settlement (as defined in the Plan of Reorganization).

“Margin Stock”: as defined in Regulation U of the Board of Governors.

“Material Adverse Effect”: the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances (a) has had or could be reasonably expected to have a material adverse effect (i) on the business, operations, properties, or financial condition of Borrower and its Subsidiaries, taken as a whole, (ii) on the value of Collateral, taken as a whole, (iii) on the enforceability of any Loan Documents, or (iv) on the validity or priority of Collateral Agent’s Liens on a material portion of the Collateral; (b) materially impairs or has a material adverse effect on the ability of the Obligors, taken as a whole, to perform their obligations under the Loan Documents, including repayment of any Obligations; or (c) otherwise impairs or has a material adverse effect on the ability of Collateral Agent to enforce or collect any Obligations or to realize upon a material portion of the Collateral.

“Material Contract”: any written contract, agreement or arrangement to which any Obligor is a party (other than the New Secured Notes Documents, the New Secured Convertible Notes Documents, the New Warrants, the New CVRs, the New Miner Equipment Lender Debt Documents or any other agreements with respect to Debt for borrowed money) for which breach, termination, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Maximum Rate”: as defined in Section 3.6.

“Miner Collateral”: assets constituting Common Collateral (as defined in the New Miner Equipment Intercreditor Agreement).

“Modification”: as defined in Section 14.1.1

“Maturity Date”: the third (3rd) anniversary of the Closing Date.

“Moody’s”: Moody’s Investors Service, Inc. (or any successor thereto).

“Mortgage Takeback Debt”: as defined in the Plan of Reorganization.

“Mortgage”: a mortgage, deed of trust or deed to secure debt, in form and substance reasonably satisfactory to the Collateral Agent (at the direction of the Required Lenders), made by an Obligor in favor of the Collateral Agent for the benefit of the Agents and the Lenders, securing the Obligations and delivered to the Collateral Agent.

“Motor Vehicles” shall mean motor vehicles, tractors, trailers and other like property, whether or not the title thereto is governed by a certificate of title or ownership.

“Multiemployer Plan”: any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Obligor or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Business Interruption Insurance Proceeds”: an amount equal to: (a) the aggregate amount of Cash payments or proceeds received by Borrower or any of its Subsidiaries under any business interruption insurance policies in connection with any loss or event covered by such policies, minus (b) the amount of any actual and reasonable costs incurred by Borrower or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Borrower or such Subsidiary in respect thereof.

“Net Cash Proceeds”: (subject to the terms of the New Miner Equipment Intercreditor Agreement, in the case of any Net Cash Proceeds of any Disposition of Miner Collateral) with respect to any Asset Disposition by any Person, Cash and Cash Equivalents received by, or for the account of, such Person with respect to, or in connection with, such Asset Disposition, net of (i) reasonable direct costs and expenses relating to, and payable as a condition to consummating, such Asset Disposition (including investment banking fees, consultant fees, survey costs, title insurance premiums, and related search and recording charges, legal fees and reasonable broker’s fees or sales commissions and similar costs and expenses paid or payable in connection with such Asset

Disposition), in each case, solely to the extent that pro forma for the payment thereof, the Obligors shall be in compliance with the Financial Covenants, (ii) Taxes paid, or reasonably expected to be payable, by such Person, Borrower or any of its Subsidiaries as a result of, or in connection with, such Asset Disposition, and (iii) (x) the repayment of any Debt secured solely by the asset or property subject to such Asset Disposition, if such repayment is required as a condition to consummating such Asset Disposition, and (y) in the case of real property, the repayment of any mortgages secured by or obligations secured by mechanics’, construction or similar liens on such property, if such repayment is required as a condition to consummating such Asset Disposition.

“Net Insurance/Condemnation Proceeds”: subject to the terms of the New Miner Equipment Intercreditor Agreement (in respect of any Miner Collateral), an amount equal to: (a) any Cash payments or proceeds received by Borrower or any of its Subsidiaries (i) under any casualty or “key man” insurance policies (but not under any business interruption insurance policies, which shall constitute Net Business Interruption Insurance Proceeds at all times) in respect of any covered loss thereunder, or (ii) as a result of the taking of any assets of Borrower or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (b)(i) any actual and reasonable costs incurred by Borrower or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Borrower or such Subsidiary in respect thereof, (ii) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (a)(ii) of this definition to the extent paid or payable to non-Affiliates, including income or gains taxes payable by Borrower or any of its Subsidiaries as a result of any gain recognized in connection therewith during the tax period the Cash payments or proceeds are received, (iii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Debt (other than the Loans) that is secured by a Lien on the assets in question and that is required to be repaid under the terms thereof as a result of such casualty or taking, (iv) in the case of a taking, the reasonable out-of-pocket costs of putting any affected property in a safe and secure position, (v) any selling costs and out-of-pocket expenses (including reasonable broker’s fees or commissions, legal fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, deed or mortgage recording taxes, relocation expenses, other expenses and brokerage, consultant and other customary fees actually incurred in connection therewith and transfer and similar Taxes and the Borrower’s good faith estimate of income Taxes paid or payable (including pursuant to Tax sharing arrangements or that are or would be imposed on intercompany distributions of such proceeds)) in connection with any sale or taking of such assets as described in clause (iv) of this definition, and (vi) any amounts provided as a reserve in accordance with GAAP against any liabilities under any indemnification obligation or purchase price adjustments associated with any sale or taking of such assets as referred to in clause (iv) of this definition (provided that to the extent and at the time any such amounts are released from such reserve, other than to make a payment for which such amount was reserved, such amounts shall constitute Net Insurance/Condemnation Proceeds).

“New Contingent Value Rights Agreement”: that certain Contingent Value Rights Agreement, dated as of January 23, 2024, by and among the Borrower, Computershare Inc., and Computershare Trust Company, N.A.

“New CVRs”: contingent value rights contemplated by the New Contingent Value Rights Agreement (including CVRs, Book-Entry CVRs and Global CVRs, as each such term is defined in the New Contingent Value Rights Agreement).

“New Miner Equipment Lender Debt”: the Miner Equipment Lender Takeback Debt (Default) and Miner Equipment Lender Takeback Debt (Election 2), each as defined in the Plan of Reorganization.

“New Miner Equipment Lender Debt Documents”: those certain loan and security agreements, as in effect on the Restructuring Plan Effective Date (as the same may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms hereof), in each case, by and between the Borrower and the applicable New Miner Equipment Lender.

“New Miner Equipment Lenders”: (a) Stonebriar Commercial Finance LLC and (b) BlockFi Lending LLC.

“New Miner Equipment Intercreditor Agreement”: those certain first lien/second lien miner equipment intercreditor agreements in form and substance acceptable to the Collateral Agent (at the direction of the Required Lenders) and entered into by and among any New Miner Equipment Lender (or any representative thereof), the New Secured Convertible Notes Agent, the New Secured Notes Agent and the Collateral Agent, on the Closing Date or thereafter.

“New Money Loan Commitments”: the Initial Term Loan Commitments and the Delayed Draw Term Loan Commitments.

“New Money Loans”: the Initial Term Loans and the Delayed Draw Term Loans.

“New Secured Convertible Notes”: the 10.00% / 12.00% Cash / Cash-And-Payment in Stock Convertible Secured Notes due 2029 issued pursuant to the New Secured Convertible Notes Indenture and any Additional Notes (as defined in the New Secured Convertible Notes Indenture) issued pursuant to the New Secured Convertible Notes Indenture from time to time.

“New Secured Convertible Notes Debt”: all Debt, obligations, and indebtedness of every kind, nature and description owing by the Obligors to the New Secured Convertible Notes Agent and holders of the New Secured Convertible Notes pursuant to the New Secured Convertible Notes Documents (including, without duplication, all “Obligations” as defined thereunder).

“New Secured Convertible Notes Documents”: collectively, the following (as the same now exist or may hereunder be amended, modified, supplemented, extended, renewed, restated or replaced in accordance with the Intercreditor Agreement): (a) the New Secured Convertible Notes Indenture, (b) the New Secured Convertible Notes and (c) all other Note Documents (as defined in the New Secured Convertible Notes Indenture).

“New Secured Convertible Notes Indenture”: that certain Indenture dated as of the date hereof among Borrower as issuer, the guarantors from time to time party thereto and Wilmington Trust, National Association, as trustee and collateral agent (the “New Secured Convertible Notes Agent”).

“New Secured Notes”: the 12.50% Secured Notes due 2027 issued pursuant to the New Indenture and any Additional Notes (as defined in the New Indenture) issued pursuant to the New Indenture from time to time.

“New Secured Notes Debt”: all Debt, obligations, liabilities and indebtedness of every kind, nature and description owing by the Obligors to the New Secured Notes Agent and the holders of the New Secured Notes pursuant to the New Secured Notes Documents (including, without duplication, all “Obligations” as defined thereunder).

“New Secured Notes Documents”: collectively, the following (as the same now exist or may hereunder be amended, modified, supplemented, extended, renewed, restated or replaced in accordance with the Intercreditor Agreement): (a) the New Secured Notes Indenture; (b) the New Secured Notes, and (c) all other Note Documents (as defined in the New Secured Notes Indenture).

“New Secured Notes Indenture”: that certain Indenture dated as of the date hereof among Borrower, as issuer, the guarantors from time to time party thereto and Wilmington Trust, National Association, as trustee and collateral agent (the “New Secured Notes Agent”).

“New Warrant Agreement”: that certain Warrant Agreement, dated as of January 23, 2024, by and between the Borrower and Computershare Inc. and Computershare Trust Company, N.A., as warrant agent, as amended or modified from time to time in accordance therewith.

“New Warrants”: the Warrants (as such term is defined in the New Warrant Agreement).

“Notice of Borrowing”: a Notice of Borrowing to be provided by Borrower to request a Borrowing of Loans, substantially in the form of Exhibit C hereto or such other form (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent) as may be approved by the Administrative Agent (at the direction of the Required Lenders), appropriately completed and signed by a Senior Officer of Borrower.

“Obligations”: all (a) principal of, and premium, if any, on the Loans (including all Roll-Up Loans, all Loans incurred upon payment of any Exit Facility Upfront Payment or Backstop Put Option Payment, Initial Term Loans, Delayed Draw Term Loans and Protective Advances, as applicable), (b) interest (including any interest which but for the filing of an Insolvency Proceeding would have accrued on any Obligation, whether or not a claim is allowed or allowable for such interest), expenses, fees (including the Ticking Fee, Exit Facility Upfront Payments and Backstop Put Option Payments), indemnification obligations, Secured Party Expenses and other amounts payable by Obligors under Loan Documents (including all amounts pursuant to Sections 3, 5, 10, and 14.2) and all Erroneous Payment Subrogation Rights, and (c) other Debts, obligations and liabilities of any kind owing by Obligors pursuant to the Loan Documents, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several.

“Obligee Guarantor”: as defined in Section 7.7.

“Obligor”: Borrower, each Guarantor, or other Person that has granted a Lien in favor of Collateral Agent on its assets to secure any Obligations.

“Offered Amount”: as defined in Section 5.2.2(d).

“Offered Discount”: as defined in Section 5.2.2(d).

“Officer”: any of the following of the Borrower or any Guarantor; the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the Chief Legal Officer, the President, any Executive Vice President, the Treasurer or the Secretary.

“Officer’s Certificate”: a certificate signed by a director or an Officer of the Borrower or a Guarantor, as the case may be, and delivered to the Administrative Agent.

“Ordinary Course of Business”: when used in connection with, or in respect of, any obligation of, or any transaction involving, entered into, or consummated by, or any action taken by, or any agreement or arrangement entered into by, any Person (including any Disposition) (each, an “Applicable Transaction”), means, and shall be deemed to require, that such Applicable Transaction shall be consummated, conducted, effectuated, or otherwise take place on an arm’s length basis, in the ordinary course of such Person’s business and consistent with such Person’s past practice, and, in each case, in good faith and not for purposes of evading any covenant or restriction in, or any requirement of, any Loan Document, any Restructuring Transaction Document or Applicable Law; provided, that any Applicable Transaction involving Cryptocurrency (including any Asset Disposition or any other sale, transfer or other Disposition of any Cryptocurrency) shall, in each case, only be considered to be in the Ordinary Course of Business if consummated at Fair Market Value.

“Organic Documents”: with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.

“OSHA”: the Occupational Safety and Hazard Act of 1970.

“Other Agreement”: the Agent Fee Letter and each other fee letter, Compliance Certificate, the Global Intercompany Note, the Intercompany Subordination Agreement, the Intercreditor Agreement, the New Miner Equipment Intercreditor Agreement, any other Acceptable Intercreditor Agreement, the Liquidity Covenant Certificate, any Term Note, or other note, document, instrument or agreement (other than this Agreement or a Security Document) now or hereafter delivered by an Obligor to Administrative Agent, Collateral Agent or a Lender in connection with this Agreement.

“Other Connection Taxes”: with respect to the Administrative Agent, any Lender or any other recipient, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes”: all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes arising from any payment made under any Loan Document or from the execution, delivery, performance, registration or enforcement of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than any assignment pursuant to Section 13.4).

“Participant”: as defined in Section 13.2.1.

“Participant Register”: as defined in Section 13.2.4.

“Participating Lender”: as defined in Section 5.2.2(c)(ii).

“Patents”: all patents and all patent applications (whether issued, applied for or allowed in the United States or any other country or any political subdivision thereof), together with any and all (i) rights and privileges arising under applicable law with respect to the foregoing, (ii) inventions, discoveries, designs and improvements described or claimed therein, (iii) reissues, divisions, continuations, reexaminations, extensions and continuations-in-part thereof and amendments thereto, (iv) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements thereof, (v) rights corresponding thereto throughout the world and (vi) rights to sue for past, present or future infringements thereof.

“Patriot Act”: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

“Payment Item”: each check, draft or other item of payment payable to Borrower or any Subsidiary, including those constituting proceeds of any Collateral.

“PBGC”: the Pension Benefit Guaranty Corporation.

“Pension Plan”: any employee pension benefit plan (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Obligor or ERISA Affiliate or to which the Obligor or ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five plan years.

“Perfection Certificate”: a certificate (substantially in the form of Exhibit D hereto or in such other form reasonably acceptable to the Collateral Agent (at the direction of the Required Lenders)).

“Permitted Acquired Debt”: Debt of a Person that constitutes the Target of a Permitted Acquisition of Equity Interests, or Debt assumed by any Obligor pursuant to a Permitted Acquisition by such Obligor of any assets from another Person; provided, that (a) such Debt was incurred and in existence prior to the date of, and was not incurred in connection with, or in contemplation of, such Permitted Acquisition, (b) the aggregate principal amount of such Debt outstanding as of the time immediately after giving effect to such Permitted Acquisition does not exceed the aggregate principal amount thereof outstanding prior thereto, (c) such Debt is unsecured, or is secured solely by a Lien on assets of such Target in existence prior to such Permitted Acquisition, so long as such Lien was not granted or incurred in connection with, or in contemplation of, such Permitted Acquisition, (d) such Debt is not guaranteed by, and does not benefit from any credit support from, Borrower or any Subsidiary thereof (except the Target), and (e) as of the time of, and after giving pro forma effect to, the incurrence of any such Debt, (i) no Event of Default shall have occurred or shall be continuing or would result therefrom, (ii) Borrower shall be in compliance with the Financial Covenants, and (iii) the Fixed Charge Coverage Ratio shall be at least 1.75:1:00.

“Permitted Acquisition”: any Acquisition by any Obligor that shall comply with, and shall be consummated in accordance with the requirements of, the following conditions precedent thereto:

(a) as of the time of, and after giving pro forma effect to, such Acquisition, no Event of Default shall have occurred or shall be continuing or would result therefrom and the Obligors shall be in compliance with the Financial Covenants;

(b) the representations and warranties contained in Section 9 hereof and in the other Loan Documents shall be true and correct in all material respects (or, in the case of any representation or warranty that is already qualified by materiality or by any reference to material adverse effect (or similar), in all respects) as of the time of, and after giving pro forma effect to, such Acquisition as if originally made on and as of such time (or, in the case of any representation or warranty that expressly states that it relates to a specified earlier time, as of such earlier time);

(c) all transactions consummated pursuant to or in connection with such Acquisition shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Approvals;

(d) (i) in the case of any Acquisition of Equity Interests in any Person, all such Equity Interests (except for any such Equity Interests in the nature of directors’ qualifying shares required pursuant to applicable law) shall be owned by an Obligor, and shall be pledged to secure the Obligations on a first-priority basis and Collateral Agent shall have been granted a first-priority Lien thereon (or, if any Permitted Acquisition Debt incurred to finance such Acquisition is then-outstanding and requires the same, on a pari passu or junior basis to such Permitted Acquisition Debt, until discharge thereof), and the applicable Obligor shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of such Obligor, each of the actions set forth in Section 10.1.7 (and, in respect of any real property owned by such Person, Section 10.1.13), including to the extent required to cause such Person to become an Obligor and to grant a Lien in favor of the Collateral Agent on any assets of such Person that are of the type that constitute Collateral, and (ii) in the case of any Acquisition by any Obligor of any property or assets (whether real, personal, or mixed, and including any business line or division of any Person) of any other Person, such property and assets shall be pledged to secure the Obligations on a first-priority basis and Collateral Agent shall have been granted a first-priority Lien thereon (or, if any Permitted Acquisition Debt incurred to finance such Acquisition is then-outstanding and requires the same, on a pari passu or junior basis to such Permitted Acquisition Debt, until discharge thereof), and such Obligor shall have taken, or caused to be taken, each of the actions set forth in Section 10.1.7 (and, in respect of any real property, Section 10.1.13), in the case of each of the foregoing, on the terms set forth in such Section 10.1.7 or Section 10.1.13, as applicable;

(e) if such Acquisition is of (i) any Equity Interests in any Person, (x) such Person shall be in the same business or lines of business in which Obligors are engaged as of the Closing Date or as otherwise permitted under Section 10.2.6, and (y) such Acquisition shall be non-hostile and shall have been approved by the board of directors (or equivalent governing body) of such Person, (ii) any assets (or any division, unit, product line, or line of business of any Person), such assets (or division, unit, product line, or line of business) shall be used or useful in the same business or lines of business in which Obligors are engaged as of the Closing Date or as otherwise permitted under Section 10.2.6, and (iii) any Real Property, such Real Property shall be located in the U.S. and shall be used as a site for the operation of Equipment in the same business or lines of business in which Obligors are engaged as of the Closing Date or as otherwise permitted under Section 10.2.6;

(f) the aggregate amount of all Acquisition Consideration paid or payable in Cash or Cash Equivalents for such Acquisition individually or when aggregated with all Acquisition Consideration paid or payable in respect of all other Acquisitions consummated or to be consummated in the same Fiscal Year as such Acquisition shall not exceed the greater of (x) $30,000,000 and (y) 15% of Consolidated Adjusted EBITDA for the Test Period most recently ended; and

(g) Borrower shall have delivered to Administrative Agent, not later than the time such Acquisition is consummated, a Compliance Certificate evidencing compliance with the requirements of this definition and of Sections 10.3.1 and 10.3.2.

“Permitted Asset Disposition”: any of the following Dispositions:

(a) any sale of property or any Disposition of property not otherwise described pursuant to any other clause of this definition (except any issuance of any Equity Interests by any Subsidiary of Borrower); provided, that (i) the aggregate Fair Market Value or book value (whichever is more) of property Disposed of in reliance on this clause (a) shall not exceed the greater of (A) $2,000,000 and (B) 1% of Consolidated Adjusted EBITDA as of the last day of the Test Period most recently ended and (ii) the Net Cash Proceeds thereof shall be applied as required by Section 5.3.2;

(b) any sale-leaseback transaction consummated in the Ordinary Course of Business; provided, that (i) the aggregate Fair Market Value or book value (whichever is more) of property subject to, or disposed of, in all sale-leaseback transactions consummated in reliance on this clause shall not exceed $5,000,000 in the aggregate, (ii) such sale-leaseback transaction shall be at arm’s-length and with a Person who is not an Affiliate, (iii) as of the time of, and pro forma for, such sale-leaseback transaction, the Obligors shall be in compliance with the Financial Covenants, (iv) as of the time of, and pro forma for, such sale-leaseback transaction, the Fixed Charge Coverage Ratio shall be at least 1.75:1.00, (v) as of the time of, and pro forma for, such sale-leaseback transaction, no Event of Default shall have occurred or shall be continuing, or would be expected to result therefrom; and (vi) the Net Cash Proceeds of such sale-leaseback transaction shall be applied as required by Section 5.3.2 (sale-leaseback transactions consummated in compliance with the foregoing, “Permitted Sale-Leaseback Transactions”);

(c) other Asset Dispositions (except any issuance of any Equity Interests by any Subsidiary of Borrower) provided, that the aggregate Fair Market Value or book value (whichever is more) of property disposed of in reliance on this clause (c) shall not exceed $5,000,000 in any single Disposition or $10,000,000 in the aggregate in any Fiscal Year and the Net Cash Proceeds thereof shall be applied as required by Section 5.3.2;

(d) any other Asset Disposition; provided, that (i) as of the time of, and pro forma for (after giving effect to) such Disposition, no Event of Default shall have occurred or shall be continuing or would result therefrom, (ii) if the aggregate Fair Market Value or book value (whichever is more) of property disposed of in reliance on this clause shall exceed $5,000,000 in any single Disposition, or $10,000,000 in the aggregate in any Fiscal Year, at least 75% of the consideration for such Disposition shall be required to be paid in Cash or Cash Equivalents, and (iii) the Net Cash Proceeds thereof shall be applied as required by Section 5.3.2; and

(e) other Dispositions (except any issuance of any Equity Interests by any Subsidiary of Borrower) approved in writing by the Administrative Agent (at the direction of the Required Lenders); provided, that the aggregate Fair Market Value of all property Disposed of in reliance on this clause shall not exceed 5% of the total assets of the Borrower and its Subsidiaries (determined based on total assets as of the most recently ended Fiscal Quarter).

Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, neither Borrower nor any of its Subsidiaries shall be permitted to Dispose of any Patents, Copyrights, Trademarks and other Intellectual Property rights of Borrower or any of its Subsidiaries material to the business of Borrower or any of its Subsidiaries (except to the extent constituting an Exempted Disposition).

“Permitted Contingent Obligations”: Contingent Obligations permitted pursuant to Section 10.2.1.

“Permitted Debt”: as defined in Section 10.2.1.

“Permitted Holders”: any Person that, as of the Restructuring Plan Effective Date, owns 10% or more of the common stock of the Borrower.

“Permitted Lien”: as defined in Section 10.2.2.

“Permitted Power Hedge Obligations”: as defined in Section 10.2.1(p).

“Permitted Prior Debt”: as defined in Section 10.2.1(v).

“Permitted Prior Lien”: as defined in Section 10.2.2(j).

“Permitted Purchase Money Debt”: as defined in Section 10.2.1(d).

“Permitted Purchase Money Lien”: as defined in Section 10.2.2(v).

“Permitted Refinancing”: any modification, refinancing, refunding, renewal or extension of any Debt (“Original Debt”) of any Person (and any Debt incurred pursuant to such modification, refinancing, refunding, renewal or extension, “Permitted Refinancing Debt”); provided, that, (a) the aggregate principal amount (or accreted value, if applicable) of Permitted Refinancing Debt incurred pursuant to such Permitted Refinancing shall not exceed the aggregate principal amount (or accreted value, if applicable) of the Original Debt, except by an amount equal to unpaid accrued interest and premium thereon, plus other reasonable amounts paid, and customary fees, expenses, original issue discount and upfront fees incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder; (b) such Permitted Refinancing Debt shall have a final maturity date equal to, or later than, the maturity date of, and shall have a Weighted Average Life to Maturity equal to, or greater than, the Weighted Average Life to Maturity of, the Original Debt (except by virtue of amortization of or prepayment of Debt prior to such date of determination); (c) as of the time of, and after giving pro forma effect to, such Permitted Refinancing and the incurrence of such Permitted Refinancing Debt, no Event of Default shall have occurred or shall be continuing or would result therefrom; (d) if the incurrence of the Original Debt required pro forma compliance with the Financial Covenants and/or any Fixed Charge Coverage Ratio, the Obligors shall be in compliance therewith pro forma for incurrence of such Permitted Refinancing Debt; (e) to the extent that the Original Debt is subordinated in right of payment to the Obligations, such Permitted Refinancing Debt shall be subordinated in right of payment to the Obligations to at least the same extent as the Original Debt, and on terms, taken as a whole, at least as favorable to the Lenders as those contained in the documentation governing the Original Debt; (f) to the extent that the Original Debt (i) is secured, any Liens securing such Permitted Refinancing Debt shall only attach to the same (or lesser) assets, (ii) is secured on a junior or subordinated basis to the Obligations, any Liens securing such Permitted Refinancing Debt shall be subordinated to any Liens securing the Obligations, in each case, to at least the same extent as the Liens securing the Original Debt, and on terms, taken as a whole, at least as favorable to the Lenders as those contained in the documentation governing the Original Debt, (iii) is New Secured Notes Debt or New Secured Convertible Notes Debt, (x) any Permitted Refinancing Debt incurred in respect of a Permitted Refinancing thereof shall be subject to, and shall comply with the terms of, and shall be permitted by, the Intercreditor Agreement, and (y) any Liens securing such Permitted Refinancing Debt, and any holder of such Liens, shall be subject to the Intercreditor Agreement or other Acceptable Intercreditor Agreement, and (iv) is New Miner Equipment Lender Debt, (x) any Permitted Refinancing Debt incurred in respect of a Permitted Refinancing thereof shall be subject to, and shall comply with the terms of, and shall be permitted by, the New Miner Equipment Intercreditor Agreement, and (y) any Liens securing such Permitted Refinancing Debt, and any holder of such Liens, shall be subject to the New Miner Equipment Intercreditor Agreement or other Acceptable

Intercreditor Agreement; (g) such Permitted Refinancing Debt shall not have any obligors that are not obligors under the Original Debt; (h) any Permitted Refinancing Debt incurred as a Permitted Refinancing of any unsecured Original Debt shall also be unsecured; and (i) the terms and conditions of any such Permitted Refinancing Debt, taken as a whole, shall not be materially less favorable to the Lenders than the terms and conditions of the Original Debt, as reasonably determined by the Administrative Agent (at the direction of the Required Lenders) in consultation with the Borrower.

“Permitted Restrictions”: prohibitions, restrictions, or conditions under, or with respect to, any of the following: (a) the Loan Documents, (b) the New Secured Convertible Notes Documents, and the New Secured Notes Documents, (c) any Permitted Prior Debt, (d) any Debt incurred prior to or on the Restructuring Plan Effective Date, and permitted under, the Plan of Reorganization and Section 10.2.1 (including New Miner Equipment Lender Debt, Mortgage Takeback Debt, M&M Lien Settlement Debt, and Permitted Prior Debt), (e) any Permitted Purchase Money Debt and Debt incurred to finance the purchase of Equipment, in each case, permitted by Section 10.2.1 and, if secured, Section 10.2.2, but, in each case, solely to the extent that the agreement or instrument governing such Debt prohibits a Lien on or otherwise governs the property subject thereto, (f) any customary provisions restricting pledges, assignments, subletting or other transfers contained in leases, licenses, contracts and similar agreements entered into in the Ordinary Course of Business (provided, that such restrictions are limited to the property or assets subject to such leases, licenses, contracts or similar agreements, as the case may be), (g) any prohibition or limitation that consists of customary restrictions and conditions contained in any agreement relating to the sale of any real or personal property permitted under this Agreement, (h) under any Debt or Lien permitted to be outstanding on the date any Person first becomes a Subsidiary pursuant to a Permitted Acquisition, so long as such Debt constitutes Permitted Acquired Debt, and only so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary or such Permitted Acquisition, (i) Liens that are negative pledges and restrictions on the grant of any Lien in favor of any holder of Permitted Acquisition Debt permitted under Section 10.2.1 but solely to the extent any negative pledge relates to the property financed by, and thereafter securing, such Permitted Acquisition Debt, and the proceeds, accessions and products thereof, but, in each case, only so long as the agreements governing such Debt permit Liens to be granted on Collateral to secure the Obligations as required by this Agreement; (j) Liens that are restrictions on Cash or other deposits imposed by customers under contracts entered into in the Ordinary Course of Business; (k) Liens that arise with respect to Cash or other deposits permitted under Sections 10.2.1 or 10.2.2 and limited to such Cash or deposit or customary bank set-off rights; (l) Liens that are Licenses or restrictions regarding licensing or sublicensing by Borrower and its Subsidiaries of Intellectual Property in the Ordinary Course of Business and permitted by this Agreement; and (m) Liens that are restrictions on Cash earnest money deposits in favor of sellers in connection with acquisitions permitted hereunder.

“Permitted Sale-Leaseback Transaction” has the meaning set forth in clause (b) of the definition of Permitted Asset Disposition.

“Person”: any individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization, Governmental Authority or other entity.

“Petition Date”: as defined in the recitals to this Agreement.

“Plan”: any employee benefit plan (as defined in Section 3(3) of ERISA) established or maintained by an Obligor or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, an ERISA Affiliate.

“Plan of Reorganization”: the Fourth Amended Joint Chapter 11 Plan of Core Scientific, Inc. and Its Affiliated Debtors (With Technical Modifications) (Docket No. 1722).

“Platform”: as defined in Section 14.3.3.

“Pledge Agreement”: each pledge agreement executed by each Obligor in favor of Collateral Agent, substantially in the form of Exhibit I or otherwise in form reasonably acceptable to the Collateral Agent (at the direction of the Required Lenders).

“Pro Rata”: (a) with respect to any Roll-Up Lender, expressed as a percentage, obtained by dividing (a) the aggregate principal amount of outstanding Roll-Up Loans held by such Lender by (b) the aggregate principal amount of outstanding Roll-Up Loans held by all Lenders, (b)with respect to any Initial Term Lender, the Initial Term Loan Percentage, (c) with respect to any Delayed Draw Term Lender, the Delayed Draw Term Loan Percentage, and (d) with respect to all Loans, such Lender’s share, expressed as a percentage, obtained by dividing (a) the aggregate principal amount of outstanding Loans held by such Lender plus such Lender’s unfunded Commitments by (b) the aggregate principal amount of outstanding Loans held by all Lenders plus the unfunded Commitments.

“Properly Contested”: with respect to any obligation of an Obligor, (a) the obligation is subject to a bona fide dispute regarding amount or the Obligor’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly (or to be promptly) instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; and (d) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.

“Protective Advances”: as defined in Section 2.2.6.

“PTE”: a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC Credit Support”: as defined in Section 14.20.

“Qualified ECP Guarantor”: in respect of any Swap Obligation, each Obligor that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualifying Lender”: as defined in Section 5.2.2(d)(iii).

“RCRA”: the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i).

“Real Property” or “real property”: any real property, including all leases and all land, tenements, hereditaments and any estate or interest therein, together with the buildings, structures, parking areas and other improvements thereon (including all fixtures), whether owned or leased by any Obligor, together with all easements, rights of way, and similar rights relating thereto and all leases, licenses, tenancies and occupancies thereof.

“Real Property Deliverables”: any one or more of the following agreements, instruments and other documents requested by Collateral Agent (at the direction of the Required Lenders), in each case, in form and substance reasonably satisfactory to the Collateral Agent (at the direction of the Required Lenders):

(a) (x) in respect of any Real Property Collateral owned in fee by any Obligor and having a Fair Market Value in excess of $1,000,000, (i) a Mortgage, duly executed by the applicable Obligor, (ii) evidence of the recording of such Mortgage in such office or offices as may be necessary or, in the reasonable opinion of the Collateral Agent (at the direction of the Required Lenders), desirable to perfect the Lien purported to be created thereby or to otherwise protect the rights of the Collateral Agent and the Secured Parties thereunder and (iii) an opinion of counsel, reasonably satisfactory to the Collateral Agent (at the direction of the Required Lenders), in the state where such Real Property Collateral is located with respect to the enforceability of such Mortgage and (y) in respect of any Real Property Collateral owned in fee by any Obligor and having Fair Market Value in excess of $5,000,000, one or more fully paid policies of title insurance (the “Mortgage Policies”) in an amount reasonably acceptable to the Collateral Agent (at the direction of the Required Lenders) (not to exceed the Fair Market Value of the Real Property covered thereby) issued by Chicago Title Insurance Company, Kensington Vanguard National Land Services or another nationally recognized title insurance company in the applicable jurisdiction that is reasonably acceptable to the Collateral Agent (at the direction of the Required Lenders), insuring the relevant Mortgage as having created a valid subsisting Lien on the Real Property described therein with the ranking or the priority which it is expressed to have in such Mortgage, together with such standard endorsements, coinsurance and reinsurance as the Collateral Agent (at the direction of the Required Lenders) may reasonably request (to the extent the same are available in the applicable jurisdiction) and which policies of title insurance in respect of any Real Property Collateral having a Fair Market Value in excess of $10,000,000 do not contain a general survey exception; and

(b) in respect of any Real Property Collateral owned in fee by any Obligor and having a Fair Market Value in excess of $10,000,000, surveys, appraisals (if and to the extent required under the Financial Institutions Reform Recovery and Enforcement Act of 1989, as amended) and “Life-of-Loan” flood certifications and any required borrower notices under Regulation H of the Board of Governors of the Federal Reserve System (as from time to time in effect and all official rulings and interpretations thereunder or thereof) (together with evidence of federal flood insurance for any such Flood Hazard Property located in a flood hazard area); provided, that the Collateral Agent (at the direction of the Required Lenders) may accept any such existing (i) survey so long as the same (together with any affidavit delivered to the applicable title insurance company) is sufficient for the applicable title insurance company to issue the title policy without a general survey exception and (ii) certificate or appraisal so long as such existing certificate or appraisal satisfies any applicable local law requirements.

“Real Property Collateral”: all Real Property of any of the Obligors.

“Register”: as defined in Section 13.3.4.

“Registered IP”: as defined in Section 9.1.11.

“Reinstated Other Secured Debt” all Debt, obligations, liabilities and indebtedness of every kind, nature and description owing by the Obligors to each holder of an Other Secured Claim (as defined in the Plan of Reorganization) pursuant to the applicable Other Secured Claims Agreement (as defined in the Plan of Reorganization) and permitted to remain outstanding as of the Restructuring Plan Effective Date pursuant to the Plan of Reorganization.

“Related Parties”: with respect to any Person, (a) such Person’s Affiliates and (b) the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, consultants, service providers and representatives of such Person and of such Person’s Affiliates.

“Release”: any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection or leaching into the Environment, or into, from or through any building, structure or facility.

“Remaining Obligations”: as of any date of determination, Obligations that as of such date of determination are inchoate or contingent indemnification and reimbursement obligations under the Loan Documents that survive termination of the Loan Documents, but as of such date of determination are not due and payable and for which no claims have been made.

“Report”: as defined in Section 12.2.3.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Lenders”: at any time, one or more Lenders having at such time (on an aggregate basis) Total Credit Exposures in excess of 50% of the Total Credit Exposures of all Lenders at such time; provided, however, that the Commitments and Loans of any Defaulting Lender shall be excluded from such calculation.

“Resolution Authority”: an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Investment”: any Investment by an Obligor or any Subsidiary, other than any Investment made pursuant to clauses (a) through (m) below:

(a)	Investments existing on the Closing Date and set forth on Schedule 10.2.4;

(b)

Investments in Cash and Cash Equivalents (and assets that were Cash Equivalents when such Investment was made); provided, that the Cash and Cash Equivalents subject to such Investment shall be held in a Deposit Account that constitutes Collateral and is either subject to a Control Agreement in favor of the Collateral Agent, or in an Excluded Account;

(c)

advances to a director, officer, or employee for salary, travel expenses, relocation, commissions and other business-related expenses in the Ordinary Course of Business in an aggregate amount not to exceed $1,000,000 at any time;

(d)	prepaid expenses and extensions of trade credit made in the Ordinary Course of Business;

(e)	deposits with financial institutions permitted hereunder;

(f)

(i) Investments by any Obligor in any other Obligor, (ii) Investments by any Obligor in any Subsidiary that is not an Obligor, so long as the aggregate amount of all such Investments in non-Obligors shall not exceed $5,000,000 at any time, (iii) Investments by any Subsidiary that is not an Obligor in any Obligor or in any Subsidiary of Borrower that is not an Obligor; provided, that, all Investments under this clause (f) shall be governed by and subject to (x) the Global Intercompany Note, and (y) in the case of any obligations owing by any Obligor thereunder, the Intercompany Subordination Agreement;

(g)

Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the Ordinary Course of Business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the Ordinary Course of Business;

(h)

promissory notes, securities and other non-Cash consideration received in connection with Permitted Asset Dispositions, so long as the same shall constitute Collateral and be subject to the Collateral Agent’s Lien hereunder in accordance with the requirements hereof;

(i)	Investments in Swap Agreements permitted under Section 10.2.13;

(j)

Contingent Obligations in respect of leases (other than Capital Leases) or other obligations that do not constitute Debt, in each case, entered into in the Ordinary Course of Business and constituting Permitted Contingent Obligations;

(k)

any other Investment; provided, that (i) the amount thereof, when aggregated with the amount of all other Investments made in reliance on this clause and Distributions pursuant to Section 10.2.3(d) at any time through to (and including on) the date of such Investment, shall not exceed the then-remaining Available Amount, (ii) as of the time of, and pro forma for, such Investment, no Event of Default shall have occurred or shall be continuing or would result therefrom, and (iii) pro forma for such Investment, (x) the Obligors shall be in compliance with the Financial Covenants, and (y) the Fixed Charge Coverage Ratio (calculated on a pro forma basis) as of the last day of the Test Period most recently ended prior to such Investment shall be at least shall be at least 2:00:1.00;

(l)	Permitted Acquisitions; and

(m)

other Investments, so long as (i) the aggregate amount of such Investments shall not exceed the greater of (x) $2,000,000 and (y) 1% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period, in any Fiscal Year, and (ii) as of the time of, and after giving pro forma effect to such Investment, no Default or Event of Default shall have occurred or shall be continuing or would result therefrom.

“Restrictive Agreement”: an agreement that conditions or restricts the right of any Obligor to grant Liens on any assets to secure the Obligations, to declare or make Distributions, or to repay any intercompany Debt.

“Restructuring”: as defined in the Restructuring Support Agreement.

“Restructuring Plan Effective Date”: the Effective Date (as defined in the Plan of Reorganization), which is January 23, 2024.

“Restructuring Support Agreement”: as defined in the Recitals. A copy of the Restructuring Support Agreement is attached as Exhibit 1 to the Notice of (I) Execution of Restructuring Support Agreement and (II) Filing of Solicitation Versions of (A) Third Amended Plan and (B) Disclosure Statement for Third Amended Plan Docket No. 1440.

“Restructuring Transaction Documents”: the Restructuring Support Agreement, and such other agreements, documents and instruments (if any) designated as such by the Administrative Agent (at the direction of the Required Lenders).

“Roll-Up” as defined in Section 2.1.

“Roll-Up Lender”: any Lender having a Roll-Up Loan outstanding hereunder.

“Roll-Up Loans” as defined in Section 2.1.

“Royalties”: all royalties, fees, expense reimbursement and other amounts payable by Borrower under a License.

“S&P”: S&P Global Ratings (or any successor thereto).

“Sanction”: any sanction administered or enforced by the U.S. Government (including OFAC), United Nations Security Council, European Union, His Majesty’s Treasury or other sanctions authority.

“Sanctioned Person”: at any time, any Person with whom dealings are restricted or prohibited under Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by the U.S. (including by OFAC, the U.S. Department of the Treasury, or the U.S. Department of State), or by the United Nations Security Council, the European Union or any EU member state, His Majesty’s Treasury of the United Kingdom or any other relevant sanctions authority, (b) any Person located, operating, organized or resident in a Designated Jurisdiction, or (c) any Person 50% or more owned or controlled, directly or indirectly, by any such Person described in clause (a) or (b) of this definition.

“Secured Parties”: collectively, the Administrative Agent, Collateral Agent, and Lenders.

“Secured Party Expenses”: as defined in Section 14.2.2.

“Securities Act”: the Securities Act of 1933.

“Security Agreement” each security agreement executed by each Obligor in favor of Collateral Agent, substantially in the form of Exhibit J or otherwise in form reasonably acceptable to the Collateral Agent (at the direction of the Required Lenders).

“Security Documents”: the Guaranties, Control Agreements, the Intellectual Property Security Agreements, the Landlord Collateral Access Agreements, the Mortgages, the Pledge Agreement, the Security Agreement, and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations, including any mortgages and deeds of trust, to the extent applicable.

“Seller Financing Indebtedness”: any obligation or liability consisting of fixed deferred purchase price, installment payments, or promissory notes that, in each case, is issued or otherwise incurred as consideration for any Permitted Acquisition.

“Senior Officer”: the chairman of the board, president, chief executive officer, chief financial officer, executive vice president, secretary, or treasurer of Borrower or, if the context requires, another Obligor (or any other officer or employee of the applicable Obligor designated in or pursuant to a certificate of the applicable Obligor and delivered to the Administrative Agent).

“Specified Discount”: as defined in Section 5.2.2(b).

“Specified Discount Prepayment Response”: the irrevocable written response by each Lender, substantially in the form of Exhibit S to a Specified Discount Prepayment Notice.

“Specified Discount Proration”: as defined in Section 5.2.2(b)(iii).

“Solicited Discount Proration”: as defined in Section 5.2.2(d)(iii).

“Solicited Discounted Prepayment Amount”: as defined in Section 5.2.2(d).

“Solicited Discounted Prepayment Notice”: a written notice of Borrower Offer of Specified Discount Prepayment made pursuant to Section 5.2.2 substantially in the form of Exhibit P.

“Solicited Discounted Prepayment Offer”: an irrevocable, written offer submitted by a responding Lender made pursuant to Section 5.2.2(d) substantially in the form of Exhibit Q.

“Solicited Discounted Prepayment Response Date”: as defined in Section 5.2.2(d).

“Solvency Certificate”: a certificate (substantially in the form of Exhibit L hereto or in such other form reasonably acceptable to the Administrative Agent (at the direction of the Required Lenders)) signed by a Senior Officer of the Borrower.

“Solvent”: with respect to any Person, that as of the date of determination, both (a)(i) the sum of the debt (including contingent liabilities) of such Person and its Subsidiaries, taken as a whole, does not exceed the present fair saleable value assets of the Person and its Subsidiaries, taken as a whole; (ii) the capital of such Person and its Subsidiaries, taken as whole, is not unreasonably small in relation to the business of such Person and its Subsidiaries, taken as a whole, as contemplated on such date of determination; and (iii) such Person and its Subsidiaries, taken as a whole, has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise) in the Ordinary Course of Business. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under FASB Accounting Standards Codification Topic 450-20).

“Specified Discount Prepayment Amount”: as defined in Section 5.2.2(b).

“Specified Discount Prepayment Notice”: a written notice of Borrower Offer of Specified Discount Prepayment made pursuant to Section 5.2.2 substantially in the form of Exhibit R.

“Subject Debt”: as defined in Section 14.1.1(A)(7).

“Submitted Amount”: as defined in Section 5.2.2(c).

“Submitted Discount”: as defined in Section 5.2.2(c).

“Subordinated Debt”: any Debt incurred by Borrower or any of its Subsidiaries that is expressly contractually subordinate and junior in right of payment to Full Payment of all Obligations (other than Remaining Obligations). For the avoidance of doubt, none of the following shall be Subordinated Debt: (a) the Obligations, (b) the New Secured Notes Debt, the New Secured Convertible Notes Debt, New Miner Equipment Lender Debt, Mortgage Takeback Debt, M&M Lien Settlement Debt, or Permitted Prior Debt, and (c) Permitted Acquisition Debt or Debt incurred in accordance with Section 10.2.1 to finance the purchase of any Equipment.

“Subsidiary”: with respect to any Person, any entity more than 50% of whose voting securities or Equity Interests is owned by such Person (including indirect ownership by such Person through other entities in which such Person directly or indirectly owns more than 50% of the voting securities or Equity Interests). Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Borrower.

“Subsidiary Guarantor”: each direct and indirect Subsidiary of Borrower, other than an Immaterial Subsidiary or an Excluded Subsidiary.

“Supported QFC”: as defined in Section 14.20.

“Swap Agreement”: any “swap agreement” as defined in Section 101(53B)(A) of the Bankruptcy Code, or any other agreement entered into by any Person with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Swap Obligation”: with respect to any Person, any obligation to pay or perform under any Swap Agreement or any other agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Technology”: all trade secrets, know how, technology (whether patented or not), rights in software (including source code and object code), rights in data and databases, rights in Internet web sites, customer and supplier lists, proprietary information, methods, procedures, formulae, descriptions, compositions, technical data, drawings, specifications, name plates, catalogs, confidential information and the right to limit the use or disclosure thereof by any person, pricing and cost information, business and marketing plans and proposals, together with any and all (i) rights and privileges arising under applicable law with respect to the foregoing, (ii) income, fees, royalties, damages and payments now and hereafter due and/or payable thereunder and with respect thereto, including damages, claims and payments for past, present or future misappropriations or violations thereof, (iii) rights corresponding thereto throughout the world and (iv) rights to sue for past, present and future misappropriations or violations thereof.

“Term Note”: a promissory note substantially in the form of Exhibit T.

“Termination Date”: the earliest of the following: (a) the Maturity Date, and (b) the date on which the Loans are accelerated or otherwise declared (or become) due and payable in accordance with the terms of this Agreement (whether automatically, or upon any Event of Default or as otherwise provided hereunder).

“Test Period”: the period of four consecutive Fiscal Quarters then most recently ended for which financial statements under Section 10.1.1(a) or (b), as applicable, have been delivered (or are required to have been delivered).

“Ticking Fee”: as defined in Section 3.2.4 of this Agreement.

“Total Credit Exposure”: as to any Lender at any time, the unused Commitments and outstanding principal amount of all Loans of such Lender at such time.

“Trademarks”: all trademarks (including service marks), slogans, logos, certification marks, trade dress, uniform resource locators (URL’s), domain names, corporate names, brand names, and trade names and other identifiers of source, and all goodwill of the business connected with the use of and symbolized by any of the foregoing, whether registered or unregistered, and all registrations and applications for the foregoing (whether statutory or common law and whether established or registered or applied for in the United States or any other country or any political subdivision thereof), together with any and all (i) rights and privileges arising under applicable law with respect to any of the foregoing, (ii) extensions and renewals thereof and amendments thereto, (iii) income, fees, royalties, damages and payments now and hereafter due and/or payable thereunder and with respect thereto, including damages, claims and payments for past, present or future infringements, dilutions or violations thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present and future infringements, dilutions or violations thereof.

“tranche” : with respect to any Class of Loans, a principal amount of Loans within such Class that are outstanding on identical terms, which principal amount constitutes a portion, but not the entire principal amount, of Loans comprised in such Class (and each separate portion representing Loans having other terms shall be a separate tranche); provided, further, that, whenever any provision of this Agreement or any other Loan Document identifies or is expressed to apply to any Loan(s) only by reference to Class, but without making any distinction between any Loans within such Class on the basis of their respective terms, such provision shall be deemed to apply to all Loans within such Class on the same basis, and each Loan in such Class shall be treated equally pursuant to such provision, notwithstanding that any such Loans belong to different tranches for any other purpose or in any other context.

“Transactions”: (a) the execution and delivery by the Obligors of this Agreement and the other Loan Documents to which they are a party on the Closing Date, and the performance of the obligations and transactions hereunder, (b) the other transactions related to or entered into in connection with any of the foregoing or otherwise in connection with the Restructuring, and (c) the payment of fees, premiums, charges, costs and expenses in connection with any of the foregoing.

“Transferee”: any actual or potential Eligible Assignee, Participant or other Person acquiring an interest in any Obligations.

“UCC”: the Uniform Commercial Code as in effect in the State of New York or, when the laws of any other jurisdiction govern the attachment, perfection, priority or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.

“UK Financial Institution”: any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority”: the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unfunded Pension Liability”: the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to the Code, ERISA or the Pension Protection Act of 2006 for the applicable plan year.

“Upstream Payment”: with respect to any Person that is a direct or indirect Subsidiary of Borrower, a Distribution by such Person to Borrower or to any other direct or indirect Subsidiary of the Borrower that owns Equity Interests in such Person, in each case, in the form of cash and/or intercompany receivables (as applicable) in an amount equal to at least the Borrower’s or such Subsidiary’s pro rata share of such Distribution, calculated based on its ownership of Equity Interests in such Person; provided, that, each Obligor that (directly or indirectly) holds any Equity Interests in such Person received at least its pro rata share of such Distribution, calculated based on its relative ownership of such Person.

“U.S. Person”: “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes”: as defined in Section 14.20.

“U.S. Tax Compliance Certificate”: as defined in Section 5.8.2(b)(iii).

“Weighted Average Life to Maturity”: when applied to any Debt any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by, (b) the then outstanding principal amount of such Debt.

“Wholly-Owned”: any Subsidiary of a specified Person, that 100% of the Equity Interests of such Subsidiary (other than (x) directors’ qualifying shares, and (y) shares issued to foreign nationals to the extent required by applicable law) is owned, directly or indirectly, by such Person and/or one or more of such specified Person’s other Subsidiaries that also qualify as Wholly-Owned Subsidiaries under this definition.

“Write-Down and Conversion Powers”: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2. Accounting Terms. Under the Loan Documents (except as otherwise specified herein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of Borrower and its Subsidiaries delivered to the Lenders before the Closing Date and using the same inventory valuation method as used in such financial statements, except for any change required or permitted by GAAP if Borrower’s certified public accountants concur in such change, the change is disclosed to Administrative Agent, and Section 10.3 is amended in a manner satisfactory to Required Lenders to take into account the effects of the change. Any change in GAAP occurring after the date hereof that would require operating leases to be treated as capital leases shall be disregarded for the purposes of determining Debt and any financial ratio or compliance requirement contained in any Loan Document.

1.3. Uniform Commercial Code. Any references in this Agreement (whether used in capitalized form or otherwise) to the following terms shall be deemed to be references to such terms as defined in accordance with the UCC in effect in the State of New York from time to time: “Chattel Paper,” “Commercial Tort Claim,” “Commodity Account,” “Deposit Account,” “Document,” “Equipment,” “General Intangibles,” “Goods,” “Instrument,” “Investment Property,” “Letter-of-Credit Right”, “Securities Account”, “Supporting Obligation”, and “security entitlement”.

1.4. Certain Matters of Construction. The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.” The terms “including” and “include” shall mean “including, without limitation” and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision. Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, all references to time of day refer to Eastern standard time or Eastern daylight saving time, as in effect in New York, New York on such day. All references to (a) laws or statutes include all related rules, regulations, interpretations, amendments and successor provisions; (b) any document, instrument or agreement include any amendments, waivers and other modifications, extensions or renewals (to the extent permitted by the Loan Documents); (c) any section mean, unless the context otherwise requires, a section of this Agreement; (d) any exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person include successors and assigns; (f) time of day means time of day at Administrative Agent’s notice address under Section 14.3.1; or (g) discretion of any Agent or any Lender means the sole and absolute (unless otherwise qualified) discretion of such Person exercised in a manner consistent with its duties of good faith and fair dealing. All references to Loans, Obligations and other amounts herein shall be denominated in Dollars, unless expressly provided otherwise, and all determinations (including calculations of Financial Covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time. No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. A reference to Borrower’s “knowledge” or similar concept means actual knowledge of a Senior Officer, or knowledge that a Senior Officer would have obtained if he or she had exercised reasonable diligence and good faith. Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, Disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, Disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity). Except as otherwise expressly stated, if this Agreement or any other Loan Document requires a Cash payment or wire transfer to be made on a day that is not a Business Day, such payment or transfer shall instead be deemed to be required to be made on the immediately succeeding Business Day. Except to the extent a reference is expressly made to Business Days, each reference to a certain number of “days” shall be a reference to such number of calendar days. Unless otherwise expressly stated, if this Agreement or any other Loan Document does not permit any Person to take any action or consummate any transaction directly, then such Person shall also not be permitted to take such action or consummate such transaction indirectly, or to assist or support any other Person in taking such action or consummating such transaction. An Event of Default shall be deemed to be continuing until such time (if any) as such Event of Default shall have been expressly waived in writing in accordance with Section 14.1 (or, if such Event of Default is capable of being cured and is permitted to be cured, until such time as so cured).

The use herein or in any other Loan Document of the words “continuing”, “continuance”, “existing”, or any words of similar import or derivatives of any such words in reference to any Event of Default means that such Event of Default has not been.

1.5. Division. Any restriction, condition or prohibition applicable to a merger, transfer, consolidation, amalgamation, assignment, restricted payment, investment, disposition, sale or transfer, or similar term set forth in the Loan Documents shall be deemed to apply to a division of or by a limited liability company or a limited partnership, or an allocation of assets to a series of a limited liability company or a limited partnership, as if it were a merger, transfer, consolidation, amalgamation, assignment, restricted payment, investment, disposition, sale or transfer, or similar term, as applicable. Any reference in any Loan Document to a merger, transfer, consolidation, amalgamation, assignment, restricted payment, investment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company or a limited partnership, or an allocation of assets to a series of a limited liability company or a limited partnership (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, restricted payment, investment, disposition, sale or transfer, or similar term, as applicable, to, of or with a separate Person. Notwithstanding anything to the contrary in this Agreement, (i) any division of a limited liability company shall constitute a separate Person hereunder, and each resulting division of any limited liability company that, prior to such division, is a Subsidiary, Guarantor, Obligor or any other like term shall remain a Subsidiary, Guarantor, Obligor or other like term, respectively, after giving effect to such division, to the extent required under this Agreement, and any resulting divisions of such Persons shall remain subject to the same restrictions and corresponding exceptions applicable to the pre-division predecessor of such divisions, and (ii) if any Obligor or other Subsidiary shall consummate a division permitted under this Agreement in accordance with the foregoing, such Obligor or Subsidiary shall be required to (effective simultaneously with the effectiveness of such division) comply with the requirements set forth in Section 10.1.7, to the extent applicable.

SECTION 2. CREDIT FACILITIES

2.1. Roll-Up Loans. Subject to the terms and conditions of the Confirmation Order and this Agreement (including Section 6 hereof), and relying upon the representations and warranties set forth herein, concurrently with, and automatically upon the entry of the Confirmation Order, each Lender shall hereby be deemed to have made (on a cashless basis, without any actual funding) a term loan to Borrower (each “Roll-Up Loan” and collectively, the “Roll-Up Loans”) in an aggregate principal amount equal to $40,000,000 as set forth opposite such Lender’s name in Schedule 1.1 under the heading “Roll-Up Loans”, which Roll-Up Loan shall be deemed to refinance a corresponding amount of the Convertible Notes Secured Claims owing to such Lender or any of its Affiliates, partners or investors (the foregoing, including the incurrence of the Roll-Up Loan, the “Roll-Up”).

2.2. New Money Loans.

(a) Term Loans.

(i) Subject to the terms and conditions hereof (including Section 6 hereof), each Lender holding an Initial Term Loan Commitment severally agrees to make, in Dollars, in a single draw on the Closing Date, one or more term loans (each, an “Initial Term Loan” and collectively, the “Initial Term Loans”) to Borrower in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name in Schedule 1.1 under the heading “Initial Term Loan Commitment”, as such amount may be adjusted or reduced pursuant to the terms hereof, which Initial Term Loans shall be made by each such Lender in an aggregate principal amount which does not exceed the Initial Term Loan Commitment of such Lender.

(ii) Once repaid, Initial Term Loans incurred hereunder may not be reborrowed. On the Closing Date (after giving effect to the incurrence of Initial Term Loans on such date), the Initial Term Loan Commitment of each Lender shall terminate.

(b) Delayed Draw Term Loans.

(i) Subject to the terms and conditions hereof (including Section 6 hereof), each Lender with a Delayed Draw Term Loan Commitment severally agrees to make one or more term loans (each, a “Delayed Draw Term Loan” and collectively the “Delayed Draw Term Loans”) from time to time to Borrower in Dollars, so long as the Delayed Draw Term Loan Commitment Expiration Date has not occurred, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Delayed Draw Term Loan Commitment as set forth under the heading “Delayed Draw Term Loan Commitment” on Schedule 1.1, as such amount may be adjusted or reduced pursuant to the terms hereof; provided, that immediately before and after giving effect to each such Delayed Draw Term Loans, (i) the aggregate amount of Delayed Draw Term Loans from such Lender shall not exceed such Lender’s Delayed Draw Term Loan Commitment, as such amount may be adjusted or reduced pursuant to the terms hereof and (ii) the aggregate amount of all Delayed Draw Term Loans shall not exceed the Delayed Draw Term Loan Commitments, as such amount may be adjusted or reduced pursuant to the terms hereof.

(ii) Upon the borrowing of any Delayed Draw Term Loans, such Delayed Draw Term Loans shall be part of the same class as, and treated in all respects as so as to be fungible with, the Initial Term Loans.

(iii) Subject to the terms and conditions hereof, the Delayed Draw Term Loans may be funded in two (2), and no more than two (2), separate borrowings.

(iv) Each Lender’s Commitment set forth under the definition of “Delayed Draw Term Loan Commitment” herein shall be reduced by the amount of any Delayed Draw Term Loan that is made and shall automatically terminate on the Delayed Draw Term Loan Commitment Expiration Date.

(c) Once repaid, no Loan (or portion thereof) may be reborrowed.

2.2.2 Backstop Put Option Payments. In furtherance of the agreements set forth in the Exit Facility Commitment Letter, and as further set forth in Section 3.2.5, on the Closing Date, the Borrower shall, automatically by operation of the provisions hereof (without any further action by any Person, and without requirement for any Cash to be advanced by any Lender), incur and be deemed to incur Debt under Loans deemed issued on the Closing Date hereunder in an aggregate principal amount equal to the amount of the Backstop Put Option Payments, which Loans shall (i) have the same pricing, rights, privileges and other terms as otherwise attach to all Initial Term Loans, and shall accrue interest at the same rate as of the Closing Date, and (ii) be owing to the Lenders who are Backstop Parties (or their respective designees), as set forth opposite of such Lender’s name in Schedule 1.1 under the heading “Backstop Put Option Payments” as reflected in the register maintained by the Administrative Agent.

2.2.3 Procedure for Initial Term Loan and Delayed Draw Term Loan Borrowing.

(a) With respect to the Initial Term Loans, Borrower shall give given the Administrative Agent, notice in the form of a Notice of Borrowing (which notice must have been received by the Administrative Agent prior to 11:00 a.m. New York City time and shall be irrevocable) one Business Day prior to the Closing Date specifying (a) the amount to be borrowed by Borrower, (b) the requested funding date (which shall be a Business Day, such funding date each a “Borrowing Date”), and (c) the wiring instructions for the account to which funds should be wired. Each applicable Lender will make the amount of its pro rata share (based on its Initial Term Loan Percentage) of the applicable Initial Term Loan Commitments available to Borrower on the Closing Date in funds immediately available to Borrower. The notices in respect of the Borrowings on the Closing Date may be conditioned on the closing of the Restructuring and occurrence of the Restructuring Plan Effective Date.

(b) With respect to the Delayed Draw Term Loans, Borrower shall have given the Administrative Agent notice in the form of a Notice of Borrowing (which notice must have been received by the Administrative Agent prior to 11:00 a.m. New York City time and shall be irrevocable) three (3) Business Days prior to the proposed Borrowing Date, specifying (a) the amount to be borrowed by Borrower; provided, that, any Borrowing shall be in an amount equal to at least the principal amount of $1,000,000 (and integral multiples of $500,000 in excess of that amount) and no more than the lesser of (i) $1,000,000 and (ii) the remaining unfunded Delayed Draw Term Loan Commitment, (b) the requested Borrowing Date, and (c) the wiring instructions for the account to which funds should be wired. Upon receipt of such notice, the Administrative Agent shall promptly notify each applicable Lender thereof. Each applicable Lender will make the amount of its pro rata share (based on Delayed Draw Term Loan Percentage, as applicable) of the applicable Delayed Draw Term Loan Commitments available to Borrower on the Borrowing Date in funds immediately available to Borrower.

2.2.4 Termination of Commitments; Voluntary Reduction of Commitments.

(a) Initial Term Loan Commitments shall automatically terminate on the Closing Date. Upon at least one (1) Business Day (or such shorter period as Administrative Agent may agree) prior written notice to Administrative Agent at any time, Borrower may, at its option, terminate any Delayed Draw Term Loan Commitment at any time. The Delayed Draw Term Loan Commitments shall automatically terminate on the Delayed Draw Term Loan Commitment Expiration Date.

(a) Borrower may permanently reduce any Delayed Draw Term Loan Commitments, on a Pro Rata basis for each Delayed Draw Term Lender, upon at least ten Business Days (or such shorter period as Administrative Agent may agree) prior written notice to Administrative Agent, which notice shall specify the amount of the reduction and shall be irrevocable once given. Each reduction shall be in a minimum amount of $5,000,000, or an increment of $1,000,000 in excess thereof.

2.2.5 Amortization. The outstanding unpaid principal amount of the Loans shall be repaid in consecutive quarterly installments on the first Business Day of each Fiscal Quarter, beginning with January 1, 2026, and each such quarterly installment shall be in an amount equal to $1,250,000 for all outstanding Loans, to be applied on a Pro Rata basis. Notwithstanding the foregoing, the last such installment shall be in the amount necessary to repay in full the unpaid principal amount of the Loans. The outstanding unpaid principal balance and all accrued and unpaid interest on the Loans shall be due and payable on the earlier of (i) the Maturity Date and (ii) the Termination Date. All principal of, interest on, and other amounts payable in respect of the Loans shall constitute Obligations hereunder.

2.2.6 Protective Advances. Required Lenders (directly by funding such amounts, or indirectly, by funding such amounts to Administrative Agent) shall be authorized, in their discretion, at any time, to make Loans (“Protective Advances”) if Required Lenders deem such Loans necessary or desirable (a) to preserve or protect Collateral, or to enhance the collectability or repayment of Obligations; and/or (b) to pay any other amounts chargeable to Obligors under any Loan Documents, including interest, costs, fees and expenses. Each Lender shall participate in each Protective Advance on a Pro Rata basis. Loans representing Protective Advances shall accrue interest at the same rate as, and shall otherwise be treated as, Initial Term Loans.

2.2.7 Term Notes. If so requested by any Lender by written notice to Borrower at least 2 Business Days prior to the Closing Date, or at any time thereafter, Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 13) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Borrower’s receipt of such notice) a Term Note or Term Notes to evidence such Lender’s Loans. In the event that a Term Note is ever lost, stolen, destroyed, or mutilated, upon the receipt of an affidavit of an officer of any Lender as to such loss, theft, destruction or mutilation, together with customary indemnifications from such Lender as reasonably required by the Borrower, the Borrower shall issue, in lieu thereof, a replacement Term Note in the same principal amount thereof and otherwise of like tenor.

SECTION 3. INTEREST, FEES AND CHARGES

3.1. Interest.

3.1.1 Rates and Payment of Interest.

(a) The outstanding principal amount of each Loan shall bear interest at the Applicable Rate (subject to clause (b) below), and such interest shall accrue on such Loan daily from (and including) the day such Loan is made until Full Payment. Subject to clause (b) below, accrued interest on each Loan shall be due and payable by Borrower in arrears on each Interest Payment Date.

(b) As of (and including the day of) the occurrence of, and at all times on each day during the continuance of, any Event of Default (including if any Loans or other Obligations (or portion thereof) shall remain unpaid as of the Termination Date), all outstanding Loans, and all overdue interest, fees and other Obligations (as applicable), shall, in each case, automatically bear interest at the Default Rate (whether before or after any judgment), and such interest shall accrue thereon until Full Payment. Accrued Default Rate interest shall be payable in Cash on each Interest Payment Date (unless a demand therefor is made by the Administrative Agent (at the direction of the Required Lenders) on Borrower sooner or on a more frequent basis, as determined by the Required Lenders, in which case payment shall be made when specified by the Administrative Agent to Borrower). Borrower acknowledges that the cost and expense to Administrative Agent and Lenders due to an Event of Default are difficult to ascertain and that the Default Rate is fair and reasonable compensation for this.

(c) Interest hereunder shall be due and payable in accordance with, and at the times, and as otherwise provided for by, the terms of this Agreement, both before and after judgment, and before and after the commencement of any Insolvency Proceeding.

3.2. Fees and Commitment Payments.

3.2.1 Agent Fees. Borrower agrees to pay to the Administrative Agent and Collateral Agent, for their own account, the administrative and collateral agency fees and other amounts set forth in the Agent Fee Letter, in each case, at the times and in the amounts specified therein (the “Agent Fees”). For the avoidance of doubt, the Agent Fees shall be payable in addition to, and nothing herein shall be construed as limiting the Obligors’ obligations with respect to payment of, any other fees, expenses, indemnities and other amounts payable to the Administrative Agent and the Collateral Agent pursuant to the Loan Documents (including Secured Party Expenses, and amounts payable pursuant to Section 14.2) or otherwise.

3.2.2 Fees. Without limiting anything else herein, Borrower shall pay all fees set forth in all engagement letters, fee letters and other similar agreements executed in connection with the Loan Documents with any other Person (including the Exit Facility Commitment Letter).

3.2.3 No Refunds. No fees or other amounts payable hereunder (including the Ticking Fee and Agent Fees) shall be refundable under any circumstances.

3.2.4 Ticking Fee. Subject to Section 4.2.1(c), as consideration for reserving capital for the New Money Loan Commitments and such other accommodations that have been or may be made available to Borrower by the Lenders hereunder, and otherwise in connection with the transactions occurring on or about the Closing Date, Borrower shall pay to the Administrative Agent for the ratable benefit of each Lender in accordance with its Pro Rata share, a ticking fee (the “Ticking Fee”) equal to 1.00% per annum (calculated on the basis of actual number of days elapsed in a year of three-hundred sixty (360) days) of the aggregate amount available under the New Money Loan Commitments as of the last Business Day of each fiscal quarter. The Ticking Fee will be fully earned, and shall be due and payable in Cash in full, on the first Business Day of the immediately following fiscal quarter.

3.2.5 Backstop Put Option Payments. Borrower agrees to pay, on the Closing Date, the Backstop Put Option Payments. Payment of the Backstop Put Option Payments shall be effectuated as described in Section 2.2.2.

3.2.6 Certain Payments. Each of the parties hereto agree to treat, and consistently report, the Ticking Fee, Backstop Put Option Payments, and Exit Facility Upfront Payments as not subject to U.S. federal income tax withholding – whether (as reasonably determined by Borrower in consultation with the Lenders) by reason of being a “put premium” paid to the commitment parties, original issue discount or interest, a payment in respect of the termination of a right or obligation with respect to a capital asset, or otherwise (but not, for the avoidance of doubt, as payment for services) – unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code or a change in law after the date hereof; provided, that, Borrower receives the documentation described in Section 5.8; provided further, for the avoidance of doubt, to the extent any such payment is taxable as original issue discount or interest for U.S. federal income tax purposes, such payment shall be subject to the provisions of Section 5.7.

3.3. Computation of Interest, Fees, Yield Protection. All interest, as well as fees and other charges expressed to be calculated on a per annum basis, shall be computed for the actual days elapsed, based on a year of 360 days. Each determination by Administrative Agent of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error.

3.4. Increased Costs; Capital Adequacy.

3.4.1 Increased Costs Generally. If any Change in Law shall:

(a) impose, modify or deem applicable any reserve, liquidity, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(b) subject any recipient to Taxes (other than Indemnified Taxes and Excluded Taxes) with respect to any Loan, Commitment or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(c) impose on any Lender or interbank market any other condition, cost or expense affecting any Loan, Commitment or Loan Document;

and the result thereof shall be to increase the cost to such Lender of making or maintaining any Loan or Commitment, or converting to or continuing any interest option for a Loan, or to reduce the amount of any sum received or receivable by a Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Borrower will pay to it such additional amount(s) as will compensate it for the additional costs incurred or reduction suffered; provided, that such additional amounts are also being assessed by such Lender generally against similarly situated borrowers under similar credit facilities.

3.4.2 Capital Requirements. If a Lender determines that a Change in Law affecting such Lender or its holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or holding company’s capital as a consequence of this Agreement, or such Lender’s Commitments, Loans, or participations in Loans, to a level below that which such Lender or holding company could have achieved but for such Change in Law (taking into consideration its policies with respect to capital adequacy), then from time to time Borrower will pay to such Lender, as the case may be, such additional amounts as will compensate it or its holding company for the reduction suffered; provided, that such additional amounts are also being assessed by such Lender against similarly situated borrowers under similar credit facilities.

3.4.3 [Reserved].

3.4.4 Compensation. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of its right to demand such compensation, but Borrower shall not be required to compensate a Lender for any increased costs incurred or reductions suffered more than nine months prior to the date that the Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.5. Mitigation. If any Lender requests compensation under Section 3.4, or if Borrower is required to pay additional amounts with respect to a Lender under Section 5.7, then such Lender shall (at the request of Borrower) use reasonable efforts to designate a different Lending Office or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (a) would reduce amounts payable in the future; and (b) would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to it or unlawful. Borrower shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

3.6. Maximum Interest. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (“Maximum Rate”). If Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Obligations or, if it exceeds such unpaid principal, refunded to Borrower. In determining whether the interest contracted for, charged or received by Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 4. LOAN ADMINISTRATION

4.1. Funding Loans.

4.1.1 Funding by Lenders. Each Lender shall timely honor its Commitment by funding its Pro Rata share of each Borrowing of Loans that is properly requested hereunder to the Administrative Agent. In furtherance of the foregoing, Administrative Agent shall notify Lenders of its receipt of any Notice of Borrowing on the same Business Day when such Notice of Borrowing shall have been received by it (if the Administrative Agent has received such Notice of Borrowing by no later than 10:00 a.m. New York City time), and each Lender shall thereupon make its Loan by funding such Lender’s Pro Rata share of the Borrowing requested pursuant to such Notice of Borrowing in immediately available funds to the account specified by the Administrative Agent no later than 12:00 p.m. New York City time on the requested funding date (it being agreed that such Loan shall be deemed made as of the time when such funding shall occur, and shall be deemed outstanding at all times thereafter until Full Payment). Subject to its receipt of such amounts from Lenders, Administrative Agent shall disburse the proceeds of the Loans as directed by Borrower in the applicable Notice of Borrowing. Unless Administrative Agent shall have received (in sufficient time to act) written notice from a Lender that it does not intend to fund its Pro Rata share of a Borrowing, Administrative Agent may assume that such Lender has deposited or promptly will deposit its share with Administrative Agent, and Administrative Agent may (but shall not be obligated to) disburse a corresponding amount to Borrower. If a Lender’s share of any Borrowing or of any settlement pursuant to Section 4.1.1 is not received by Administrative Agent, then Borrower agrees to repay to Administrative Agent on demand the amount of such share, together with interest thereon from the date disbursed until repaid, at the rate applicable to the Borrowing.

4.1.2 Notices. Neither Administrative Agent nor any Lender shall have any liability for any loss suffered by Borrower as a result of Administrative Agent or any Lender acting upon its understanding of telephonic or e-mailed instructions from a person believed in good faith by Administrative Agent or any Lender to be a person authorized to give such instructions on Borrower’s behalf.

4.2. Defaulting Lender.

4.2.1 Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(a) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of Required Lenders.

(b) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 11 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.3 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and Borrower, to be held in a Deposit Account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 6.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with their Commitments without giving effect to clause (c) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 4.2.1(b) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c) Notwithstanding anything to the contrary herein, no Ticking Fees shall be due or payable to any Defaulting Lender, until such time as such Lender ceases to be a Defaulting Lender.

4.2.2 Cure. If Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as may be necessary to cause the Loans to be held pro rata by the Lenders in accordance with their Commitments (without giving effect to Section 4.2.1(b)), whereupon such Lender will cease to be a Defaulting Lender; provided, that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

4.3. Effect of Termination. On the Termination Date, the Obligations (other than Remaining Obligations) shall be immediately due and payable in immediately available funds. Until Full Payment of the Obligations, all undertakings of Borrower contained in the Loan Documents shall continue, and Collateral Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents. Sections 3.4, 5.5, 5.7, 5.8, 12, 14.2, this Section, and each indemnity or waiver given by an Obligor or Lender in any Loan Document, shall survive Full Payment of the Obligations and the resignation or removal of any Agent.

SECTION 5. PAYMENTS

5.1. General Payment Provisions.

All payments of Obligations shall be made in Dollars in Cash, without offset, counterclaim or defense of any kind and in immediately available funds, not later than 12:00 noon (New York City time) on the due date. Any payment after such time may be deemed by the Administrative Agent made on the next Business Day. Borrower agrees that, during the continuation of an Event of Default, Administrative Agent shall have the continuing, exclusive right to apply and reapply payments and proceeds of Collateral against the Obligations, in such manner as Administrative Agent deems advisable.

The Borrower shall notify the Administrative Agent in writing of any voluntary prepayment under Section 5.2 or any mandatory prepayment under Section 5.3 not later than 1:00 p.m. New York City time three (3) Business Days before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount to be prepaid. Promptly following receipt of any such notice relating to any Borrowing, the Administrative Agent shall advise the Lenders whose Loans are subject to such prepayment of the contents thereof and of each Lender’s Pro Rata share thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a borrowing of the same type and class, or such lesser amount that is then outstanding with respect to such Loan being repaid.

5.2. Voluntary Prepayments.

5.2.1 The Loans may be prepaid from time to time at the option of the Borrower, without penalty or premium; provided, that, subject to Section 5.2.2, such prepayments shall be at par and applied on a Pro Rata basis, and shall be accompanied by payment of any interest or other amount accrued in respect of the amount prepaid.

5.2.2 Notwithstanding anything in this Agreement or in any other Loan Document to the contrary, so long as no Event of Default has occurred and is continuing, the Borrower or any of its Subsidiaries may prepay the outstanding Loans (which shall, for the avoidance of doubt, be automatically and permanently canceled immediately upon acquisition by Borrower or any of its Subsidiaries) on the following basis:

(a) Any Obligor or any of its Subsidiaries shall have the right to make a voluntary prepayment of Loans at a discount to par pursuant to a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers or Borrower Solicitation of Discounted Prepayment Offers (any such prepayment, the “Discounted Loan Prepayment”), in each case made in accordance with this Section 5.2.2.

(b) (i) Any Obligor or any of its Subsidiaries may from time to time offer to make a Discounted Loan Prepayment by providing the Auction Agent five (5) Business Days’ notice substantially in the form of a Specified Discount Prepayment Notice; provided that (I) any such offer shall be made available, at the sole discretion of the Obligor or such Subsidiary, to (x) each Lender and/or (y) each Lender with respect to any Class of Loans on an individual tranche basis, (II) any such offer shall specify the aggregate principal amount offered to be prepaid (the “Specified Discount Prepayment Amount”) with respect to each applicable tranche, the tranche or tranches of Loans subject to such offer and the specific percentage discount to par (the “Specified Discount”) of such Loans to be prepaid (it being understood that different Specified Discounts and/or Specified Discount Prepayment Amounts may be offered with respect to different tranches of Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (III) the Specified Discount Prepayment Amount shall be in an aggregate amount not less than $5,000,000 and whole increments of $1,000,000 in excess thereof and (IV) subject to clause (j) below, each such offer shall remain outstanding through the Specified Discount Prepayment Response Date. The Auction Agent will promptly provide each relevant Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each such Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m. New York City time on the third (3rd) Business Day after the date of delivery of such notice to such Lenders (which date may be extended upon notice by the applicable Obligor or the Subsidiary to the Auction Agent) (the “Specified Discount Prepayment Response Date”).

(ii) Each Lender receiving such offer shall notify the Auction Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its applicable then outstanding Loans at the Specified Discount and, if so (such accepting Lender, a “Discount Prepayment Accepting Lender”), the amount and the tranches of such Lender’s Loans to be prepaid at such offered discount. Each acceptance of a Discounted Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable. Any Lender whose Specified Discount Prepayment Response is not received by the Auction Agent by the Specified Discount Prepayment Response Date shall be deemed to have declined to accept the applicable Borrower Offer of Specified Discount Prepayment.

(iii) If there is at least one Discount Prepayment Accepting Lender, the relevant Obligor or Subsidiary will make a prepayment of outstanding Loans pursuant to this paragraph (ii) to each Discount Prepayment Accepting Lender on the Discounted Prepayment Effective Date in accordance with the respective outstanding amount and tranches of Loans specified in such Lender’s Specified Discount Prepayment Response given pursuant to subsection (ii) above; provided that, if the aggregate principal amount of Loans accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount, such prepayment shall be made pro rata among the Discount Prepayment Accepting Lenders in accordance with the respective principal amounts accepted to be prepaid by each such Discount Prepayment Accepting Lender and the Auction Agent (with the consent of such Obligor or such Subsidiary and subject to rounding requirements of the Auction Agent made in its reasonable discretion) will calculate such proration (the “Specified Discount Proration”). The Auction Agent shall promptly, and in any case within three (3) Business Days following the Specified Discount Prepayment Response Date, notify (I) the relevant Obligor or Subsidiary of the respective Lenders’ responses to such offer, the Discounted Prepayment Effective Date and the aggregate principal amount of the Discounted Loan Prepayment and the tranches to be prepaid, (II) each Lender of the Discounted Prepayment Effective Date, and the aggregate principal amount and the tranches of Loans to be prepaid at the Specified Discount on such date and (III) each Discount Prepayment Accepting Lender of the Specified Discount Proration, if any, and confirmation of the principal amount, tranche and type of Loans of such Lender to be prepaid at the Specified Discount on such date. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Obligor and such Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Obligor or Subsidiary shall be due and payable by such Obligor on the Discounted Prepayment Effective Date in accordance with clause (f) below (subject to clause (j) below).

(c) (i) Any Obligor or any of its Subsidiaries may from time to time solicit Discount Range Prepayment Offers by providing the Auction Agent with five (5) Business Days’ notice in the form of a Discount Range Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of such Obligor or such Subsidiary, to (x) each Lender and/or (y) each Lender with respect to any Class of Loans on an individual tranche basis, (II) any such notice shall specify the maximum aggregate principal amount of the relevant Loans (the “Discount Range Prepayment Amount”), the tranche or tranches of Loans subject to such offer and the maximum and minimum percentage discounts to par (the “Discount Range”) of the principal amount of such Loans with respect to each relevant tranche of Loans willing to be prepaid by such Obligor or such Subsidiary (it being understood that different Discount Ranges and/or Discount Range Prepayment Amounts may be offered with respect to different tranches of Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (III) the Discount Range Prepayment Amount shall be in an aggregate amount not less than $5,000,000 and whole increments of $1,000,000 in excess thereof and (IV) subject to clause (j) below, each such solicitation by any Obligor or any of its Subsidiaries shall remain outstanding through the Discount Range Prepayment Response Date. The Auction Agent will promptly provide each appropriate Lender with a copy of such Discount Range Prepayment Notice and a form of the Discount Range Prepayment Offer to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m. New York City time on the third (3rd) Business Day after the date of delivery of such notice to such Lenders (which date may be extended by notice from the Obligor or Subsidiary to the Auction Agent) (the “Discount Range Prepayment Response Date”). Each Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify one or more (but no more than three for any Lender) discounts to par within the Discount Range (the “Submitted Discount”) at which such Lender is willing to allow prepayment of any or all of its then outstanding Loans of the applicable tranche or tranches and the maximum aggregate principal amount and tranches of such Lender’s Loans (the “Submitted Amount”) such Lender is willing to have prepaid at the Submitted Discount. Any Lender whose Discount Range Prepayment Offer is not received by the Auction Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Loan Prepayment of any of its Loans at any discount to their par value within the Discount Range.

(ii) The Auction Agent shall review all Discount Range Prepayment Offers received on or before the applicable Discount Range Prepayment Response Date and shall determine (with the consent of such Obligor or such Subsidiary and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the Applicable Discount and Loans to be prepaid at such Applicable Discount in accordance with this Section. The relevant Obligor or Subsidiary agrees to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by the Auction Agent within the Discount Range by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par within the Discount Range being referred to as the “Applicable Discount”) which yields a Discounted Loan Prepayment in an aggregate principal amount equal to the lower of (I) the Discount Range

Prepayment Amount and (II) the sum of all Submitted Amounts. Each Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Loans equal to its Submitted Amount (subject to any required proration pursuant to the following subsection (iii) at the Applicable Discount (each such Lender, a “Participating Lender”)).

(iii) Subject to clause (j) below, if there is at least one Participating Lender, the relevant Obligor or Subsidiary will prepay the respective outstanding Loans of each Participating Lender on the Discounted Prepayment Effective Date in the aggregate principal amount and of the tranches specified in such Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than the Applicable Discount exceeds the Discount Range Prepayment Amount, prepayment of the principal amount of the relevant Loans for those Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Auction Agent (with the consent of such Obligor or such Subsidiary and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Discount Range Proration”). The Auction Agent shall promptly, and in any case within five (5) Business Days following the Discount Range Prepayment Response Date, notify (I) the relevant Obligor or Subsidiary of the respective Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount of the Discounted Loan Prepayment and the tranches to be prepaid, (II) each Lender of the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount and tranches of Loans to be prepaid at the Applicable Discount on such date, (III) each Participating Lender of the aggregate principal amount and tranches of such Lender to be prepaid at the Applicable Discount on such date, and (IV) if applicable, each Identified Participating Lender of the Discount Range Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the relevant Obligor or Subsidiary and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Obligor or Subsidiary shall be due and payable by such Obligor on the Discounted Prepayment Effective Date in accordance with clause (f) below (subject to clause (j) below).

(d) (i) Any Obligor or any of its Subsidiaries may from time to time solicit offers for discounted prepayments by providing the Auction Agent with five (5) Business Days’ notice in substantially the form of a Solicited Discounted Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of such Obligor or such Subsidiary, to (x) each Lender and/or (y) each Lender with respect to any Class of Loans on an individual tranche basis, (II) any such notice shall specify the maximum aggregate amount of the Loans (the

“Solicited Discounted Prepayment Amount”) and the tranche or tranches of Loans the Obligor or Subsidiary is willing to prepay at a discount (it being understood that different Solicited Discounted Prepayment Amounts may be offered with respect to different tranches of Loans and, in such event, each such offer will be treated as separate offer pursuant to the terms of this Section), (III) the Solicited Discounted Prepayment Amount shall be in an aggregate amount not less than $5,000,000 and whole increments of $1,000,000 in excess thereof and (IV) subject to clause (j) below, each such solicitation by any Obligor or any of its Subsidiaries shall remain outstanding through the Solicited Discounted Prepayment Response Date. The Auction Agent will promptly provide each appropriate Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer in the form of Exhibit Q to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m. New York City time, on the third (3rd) Business Day after the date of delivery of such notice to such Lenders (which date may be extended upon notice from the Obligor or Subsidiary to the Auction Agent) (the “Solicited Discounted Prepayment Response Date”). Each Lender’s Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date, and (z) specify both one or more (but no more than three) discounts to par (the “Offered Discount”) at which such Lender is willing to allow prepayment of its then outstanding Loan and the maximum aggregate principal amount and tranches of such Loans (the “Offered Amount”) such Lender is willing to have prepaid at the Offered Discount. Any Lender whose Solicited Discounted Prepayment Offer is not received by the Auction Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Loans at any discount.

(ii) The Auction Agent shall promptly provide the relevant Obligor or Subsidiary with a copy of all Solicited Discounted Prepayment Offers received on or before the Solicited Discounted Prepayment Response Date. Such Obligor or such Subsidiary shall review all such Solicited Discounted Prepayment Offers and select the largest of the Offered Discounts specified by the relevant responding Lenders in the Solicited Discounted Prepayment Offers that is acceptable to the Obligor or Subsidiary in its sole discretion (the “Acceptable Discount”), if any. If the Obligor or Subsidiary elects, in its sole discretion, to accept any Offered Discount as the Acceptable Discount, in no event later than by the third (3rd) Business Day after the date of receipt by such Obligor or such Subsidiary from the Auction Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this subsection (ii) (the “Acceptance Date”), the Obligor or Subsidiary may submit an Acceptance and Prepayment Notice to the Auction Agent setting forth the Acceptable Discount. If the Auction Agent shall fail to receive an Acceptance and Prepayment Notice from the Obligor or Subsidiary by the Acceptance Date, such Obligor or such Subsidiary shall be deemed to have rejected all Solicited Discounted Prepayment Offers.

(iii) Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, within three (3) Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Auction Agent will determine (with the consent of such Obligor or such Subsidiary and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the aggregate principal amount and the tranches of Loans (the “Acceptable Prepayment Amount”) to be prepaid by the relevant Obligor or Subsidiary at the Acceptable Discount in accordance with this Section. If the Obligor or Subsidiary elects to accept any Acceptable Discount, then the Obligor or Subsidiary agrees to accept all Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount. Each Lender that has submitted a Solicited Discounted Prepayment Offer with an Offered Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Loans equal to its Offered Amount (subject to any required pro-rata reduction pursuant to the following sentence) at the Acceptable Discount (each such Lender, a “Qualifying Lender”). The Obligor or Subsidiary may prepay outstanding Loans pursuant to this subsection (iii) to each Qualifying Lender in the aggregate principal amount and of the tranches specified in such Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that if the aggregate Offered Amount by all Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the principal amount of the Loans for those Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified Qualifying Lender and the Auction Agent (with the consent of such Obligor or such Subsidiary and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Solicited Discount Proration”). On or prior to the Discounted Prepayment Determination Date, the Auction Agent shall promptly notify (I) the relevant Obligor or Subsidiary of the Discounted Prepayment Effective Date and Acceptable Prepayment Amount comprising the Discounted Loan Prepayment and the tranches to be prepaid, (II) each Lender of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Loans and the tranches to be prepaid at the Applicable Discount on such date, (III) each Qualifying Lender of the aggregate principal amount and the tranches of such Lender to be prepaid at the Acceptable Discount on such date, and (IV) if applicable, each Identified Qualifying Lender of the Solicited Discount Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to such Obligor or such Subsidiary and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to such Obligor or such Subsidiary shall be due and payable by such Obligor or such Subsidiary on the Discounted Prepayment Effective Date in accordance with clause (f) below (subject to clause (j) below).

(e) In connection with any Discounted Loan Prepayment, Borrower and the Lenders acknowledge and agree that the Auction Agent may require as a condition to any Discounted Loan Prepayment, the payment of customary and documented fees and out-of-pocket expenses from an Obligor or Subsidiary in connection therewith.

(f) If any Loan is prepaid in accordance with paragraphs (b) through (d) above, an Obligor or Subsidiary shall prepay such Loans on the Discounted Prepayment Effective Date without premium or penalty. The relevant Obligor or Subsidiary shall make such prepayment to the Auction Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, at the Funding Office in immediately available funds not later than 12:00 p.m. New York City time on the Discounted Prepayment Effective Date and all such prepayments shall be applied to the remaining principal installments of the relevant tranche of Loans on a pro rata basis across such installments. The Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date. Each prepayment of the outstanding Loans pursuant to this Section 5.2.2 shall be paid to the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, and shall be applied to the relevant Loans of such Lenders in accordance with their respective pro rata share. The aggregate principal amount of the tranches and installments of the relevant Loans outstanding shall be deemed reduced by the full par value of the aggregate principal amount of the tranches of Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Loan Prepayment. In connection with each prepayment pursuant to this Section 5.2.2, each relevant Obligor and Lender shall render customary “big boy” letters to each other and the Auction Agent.

(g) To the extent not expressly provided for herein, each Discounted Loan Prepayment (which for the avoidance of doubt, shall not include any open market purchases of Loans or Commitments otherwise permitted by the terms hereof) shall be consummated pursuant to procedures consistent with the provisions in this Section 5.2.2 or as otherwise established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by the Borrower.

(h) Notwithstanding anything in any Loan Document to the contrary, for purposes of this Section 5.2.2, to the extent the Administrative Agent is the Auction Agent, each notice or other communication required to be delivered or otherwise provided to the Auction Agent (or its delegate) shall be deemed to have been given upon the Auction Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(i) Each of Borrower and the Lenders acknowledge and agree that the Auction Agent may perform any and all of its duties under this Section 5.2.2 by itself or through any Affiliate of the Auction Agent and expressly consents to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any Discounted Loan Prepayment provided for in this Section 5.2.2 as well as activities of the Auction Agent.

(j) Each Obligor and any of its Subsidiaries shall have the right, by written notice to the Auction Agent, to revoke or modify its offer to make a Discounted Loan Prepayment and rescind the applicable Specified Discount Prepayment Notice, Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Specified Discount Prepayment Response Date.

(k) Any failure by such Obligor or such Subsidiary to make any prepayment to a Lender, pursuant to this Section 5.2.2 shall not constitute a Default or Event of Default under Section 11.1 or otherwise.

(l) To the extent the Auction Agent is required to deliver notices or communicate such other information to the Lenders pursuant to this Section 5.2.2, the Auction Agent will work with the Administrative Agent (and the Administrative Agent will cooperate with the Auction Agent) in order to procure the delivery of such notices and/or the communication of such information to the applicable Lenders.

(m) Nothing in this Section 5.2.2 shall require Borrower or any of its Subsidiaries to undertake any Discounted Loan Prepayment.

5.3. Mandatory Prepayments.

5.3.1 Termination Date. On the Termination Date, Borrower shall repay all outstanding Loans and other Obligations in full in Cash to the extent required to constitute Full Payment hereunder.

5.3.2 Dispositions. Within ten (10) Business Days of the date of receipt by any Obligor or any of its Subsidiaries of the Net Cash Proceeds of any voluntary or involuntary Asset Disposition (except (i) the first $50,000,000 thereof received in any Fiscal Year and (ii) subject to the application of any Net Cash Proceeds of any Disposition of Miner Collateral pursuant to the terms of the New Miner Equipment Intercreditor Agreement), Borrower shall prepay the Loans as hereinafter provided in an aggregate amount equal to 100% of such Net Cash Proceeds received by such Person in connection with such Asset Disposition; provided, that, such Obligor shall be permitted to elect to exercise an option to apply 50% of such Net Cash Proceeds to finance the costs of replacing the assets that are the subject of such sale or Disposition, or to finance the costs of the purchase or construction of other assets used or useful in the business of such Obligor or such Subsidiary, in each case, so long as (A) as of the time of, and after giving pro forma effect to the application of such Net Cash Proceeds in such manner, no Event of Default shall have occurred or shall be continuing or would result therefrom, (B) within five (5) Business Days of such Asset

Disposition, Borrower shall have given the Administrative Agent written notice of Borrower’s intention to exercise its option to apply such Net Cash Proceeds as described herein, (C) Cash in an amount equal to such Net Cash Proceeds shall have been deposited into, and shall be held pending such designated application in, a Deposit Account in which the Collateral Agent has a perfected first-priority security interest, and (D) such Obligor or its Subsidiary, as applicable, shall complete such replacement, purchase, or construction within 270 days after the initial receipt of such Net Cash Proceeds (and an additional ninety-five (95) day extension if a written commitment to reinvest has been entered into prior to the lapse of such 270 day period); provided, further, that, if such applicable period shall have expired without such replacement, purchase, or construction being made or completed, any amounts not applied as so designated shall promptly be paid to the Administrative Agent for application by Administrative Agent to repay the Loans in accordance with Section 5.6.1. Nothing contained in this Section 5.3.2 shall permit any Obligor or any of its Subsidiaries to sell or otherwise dispose of any assets other than in accordance with Section 10.2.5.

5.3.3 Insurance/Condemnation Proceeds. Within ten (10) Business Days of the date of receipt by any Obligor or any of its Subsidiaries, or Collateral Agent as loss payee, of any Net Insurance/Condemnation Proceeds, Borrower shall prepay the Loans as hereinafter provided in an aggregate amount equal to 100% of such Net Insurance/Condemnation Proceeds received by such Person (subject to the application of any Net Insurance/Condemnation Proceeds related to Miner Collateral pursuant to the terms of the New Miner Equipment Intercreditor Agreement); provided, that so long as (A) no Event of Default shall have occurred or shall be continuing or would result therefrom, (B) in the case of Net Insurance/Condemnation Proceeds exceeding $1,000,000 within ten (10) Business Days of such receipt, Borrower shall have given the Administrative Agent prior written notice of Borrower’s intention to apply such monies to the costs of replacement of the properties or assets that are the subject of such Net Insurance/Condemnation Proceeds or the cost of purchase or construction of other assets useful in the business of such Obligor or its Subsidiaries, (C) Cash in an amount equal to such Net Insurance/Condemnation Proceeds shall have been deposited into, and shall be held in, a Deposit Account in which the Collateral Agent has a perfected first-priority security interest, and (D) such Obligor or its Subsidiary, as applicable, completes such replacement, purchase, or construction within 270 days after the initial receipt of such monies (and an additional ninety-five (95) day extension if a written commitment to complete such replacement, purchase or construction has been entered into prior to the lapse of such 270 day period), then the Obligor or such Obligor’s Subsidiary in receipt of such Net Insurance/Condemnation Proceeds shall have the option to apply 100% of such Net Insurance/Condemnation Proceeds to the costs of replacement of the assets that are the subject of such subject of such Net Insurance/Condemnation Proceeds or the costs of purchase or construction of other assets useful in the business of such Obligor or such Subsidiary unless and to the extent that such applicable period shall have expired without such replacement, purchase, or construction being made or completed, in which case, any amounts remaining in the Deposit Account referred to in clause (C) above shall be paid to Administrative Agent and applied in accordance with Section 5.6.1.

5.3.4 Net Business Interruption Insurance Proceeds. Within ten (10) Business Days of the date of receipt by any Obligor or any of its Subsidiaries of any Net Business Interruption Insurance Proceeds (except the first $50,000,000 thereof received in any Fiscal Year), Borrower shall prepay the Loans as hereinafter provided in an aggregate amount equal to 100% of such Net Business Interruption Insurance Proceeds; provided, that, such Obligor shall have the option to apply 50% of such Net Business Interruption Insurance Proceeds to finance the Ordinary Course of Business needs of the Borrower, in each case, so long as (A) as of the time of, and after giving pro forma effect to such application, no Event of Default shall have occurred or shall be continuing or would result therefrom, (B) within five (5) Business Days of receipt of such Net Business Interruption Insurance Proceeds, Borrower shall have given the Administrative Agent written notice of Borrower’s intention to exercise its option to apply such Business Interruption Insurance Proceeds as described herein, (C) Cash in an amount equal to such Net Business Interruption Insurance Proceeds shall have been deposited into, and shall be held pending such designated application in, a Deposit Account in which the Collateral Agent has a perfected first-priority security interest, and (D) such Net Business Interruption Insurance Proceeds shall be applied for such designated purposes within 90 days of receipt thereof; provided that, if to the extent that such application shall not have been made by such time, any remaining amounts shall be paid to the Administrative Agent and applied to repay the Loans in accordance with Section 5.6.1.

5.3.5 Extraordinary Receipts. Within ten (10) Business Days of the date of receipt by any Obligor or any of its Subsidiaries of any Extraordinary Receipts, Borrower shall prepay Loans on a Pro Rata basis in an aggregate amount equal to 100% of such Extraordinary Receipts, net of any reasonable expenses incurred in collecting such Extraordinary Receipts and net of any Taxes paid, or reasonably expected to be payable as a result of, or in connection with such Extraordinary Receipts. All such payments shall be paid to the Administrative Agent and applied in accordance with Section 5.6.1.

5.3.6 Excess Cash Flow. No later than the fifth (5th) Business Day after the date on which audited annual financial statements are required to be delivered pursuant to Section 10.1.2(a) (commencing with the financial statements for Fiscal Year ending on December 31, 2024), Borrower shall, prepay the Loans on a Pro Rata basis in aggregate amount equal to 50% of the Consolidated Excess Cash Flow of the Obligors and their Subsidiaries for such Fiscal Year. All such payments shall be paid to the Administrative Agent and applied in accordance with Section 5.6.1.

5.3.7 Debt Issuance. Within ten (10) Business Days of the receipt by any Obligor or any Subsidiary thereof of the proceeds of any Debt Issuance not permitted by Section 10.2.1, Borrower shall prepay the Loans on a Pro Rata basis in an aggregate amount equal to 100% of such proceeds; provided, that, pending application of such amounts towards prepayment of the Loans in accordance herewith, all funds shall be held in a Deposit Account subject to a Control Agreement in favor of the Collateral Agent. All such payments shall be paid to the Administrative Agent and applied in accordance with Section 5.6.1.

5.3.8 Effect of Prepayments. No prepayments or repayments of any Loans (including pursuant to this Section 5.3) shall (or shall be deemed to), cause or result in any increase to, or replenish or give rise to any increase to, any Commitment, and Borrower shall not be permitted to request to borrow additional Loans as a result of any such prepayment or repayment.

5.4. Payment of Other Obligations. Secured Party Expenses and other Obligations (except the Loans (including interest thereon) and other Obligations payable as otherwise expressly required hereby) shall be paid in Cash by Borrower as provided in the Loan Documents or, if no payment date is specified, within three (3) Business Days after written demand from the Administrative Agent (which may be via e-mail).

5.5. Marshaling; Payments Set Aside. None of Administrative Agent or Lenders shall be under any obligation to marshal any assets in favor of any Obligor or against any Obligations. If any payment by or on behalf of Borrower is made to Administrative Agent or any Lender, or Administrative Agent or any Lender exercises a right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other Person, then to the extent of such recovery, the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

5.6. Application and Allocation of Payments.

5.6.1 Application. Subject to Section 5.6.2, payments made by Borrower hereunder shall be applied as follows: (i) first, as specifically required by the terms of this Agreement; (ii) second, to Obligations then due and owing to the Lenders, on a Pro Rata basis (provided, that interest, fees and other amounts due at such time shall be paid prior to payment of outstanding principal on Loans; provided, further, that, unless expressly specified otherwise herein, any such prepayment or repayment shall be applied, to the Initial Term Loans and Delayed Draw Term Loans (on a Pro Rata basis) until paid in full in Cash, and then to Roll-Up Loans (on a Pro Rata basis) until paid in full in Cash); (iii) third, to the payment of any other Obligation due to the Administrative Agent, any Collateral Agent, any Lender or any other Secured Party, on a Pro Rata basis; (iv) fourth, as provided for under the Intercreditor Agreement and any applicable Acceptable Intercreditor Agreement; and (v) fifth, to the Borrower or as the Borrower shall direct.

5.6.2 Post-Default Allocation. Notwithstanding anything in any Loan Document to the contrary, during an Event of Default, monies to be applied to the Obligations, whether arising from payments by Obligors, realization on Collateral, setoff or otherwise, shall be allocated as follows:

(a) first, to all Obligations owing to each Agent (including on account of fees, indemnification, costs and expenses, including Secured Party Expenses);

(b) second, to all amounts owing to Administrative Agent on any Loans fronted by it for the benefit of a Lender, Protective Advances, and Loans and participations that a Defaulting Lender has failed to settle or fund;

(c) third, on a Pro Rata basis, to all Obligations owing to Lenders constituting fees, indemnification, costs or expenses;

(d) fourth, on a Pro Rata basis, to all Obligations constituting interest owing to Lenders; and

(e) last, to all principal on account of Loans, and any other remaining Obligations owing to the Lenders, on a Pro Rata basis, until Full Payment of such Obligations.

Amounts shall be applied to payment of each category of Obligations only after full payment of all preceding categories. If amounts are insufficient to satisfy a category, Obligations in the category shall be paid on a Pro Rata basis. This Section is not for the benefit of or enforceable by any Obligor, and Borrower irrevocably waives the right to direct the application of any payments or Collateral proceeds subject to this Section.

5.6.3 Erroneous Application. Administrative Agent shall not be liable for any application of amounts made by it in good faith and, if any such application is subsequently determined to have been made in error, the sole recourse of any Lender or other Person to which such amount should have been made shall be to recover the amount from the Person that actually received it (and, if such amount was received by any Lender, such Lender hereby agrees to return it).

5.7. Taxes.

5.7.1 Payments Free of Taxes. All payments by any Obligor under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If Applicable Law (as determined by the applicable withholding agent in its good faith discretion) requires the deduction or withholding of any Tax from any such payment, then (i) the applicable withholding agent shall be entitled to make such deduction or withholding, (ii) the applicable withholding agent shall pay the full amount deducted or withheld to the relevant Governmental Authority pursuant to Applicable Law, and (iii) to the extent such deduction or withholding is made on account of Indemnified Taxes, the sum payable by the applicable Obligor (including amounts payable under this Section 5.7) shall be increased as necessary so that the Lender (or the Administrative Agent in the case where the Administrative Agent receives the payment for its own account) receives an amount equal to the sum it would have received had no such withholding or deduction been made.

5.7.2 Payment of Other Taxes. Without limiting or duplicating the foregoing, Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at Administrative Agent’s option, timely reimburse Administrative Agent for payment of, any Other Taxes.

5.7.3 Tax Indemnification. Borrower shall indemnify the Administrative Agent or any Lender for any Indemnified Taxes (including those imposed or asserted on or attributable to amounts payable under this Section 5.7.3) payable or paid by a recipient or required to be withheld or deducted from a payment to a recipient, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Borrower shall make payment within 10 days after demand for any amount or liability payable under this Section. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

5.7.4 Evidence of Payments. If Administrative Agent or an Obligor pays any Taxes pursuant to a Governmental Authority pursuant to this Section, then upon request, Administrative Agent shall deliver to Borrower or Borrower shall deliver to Administrative Agent, respectively, a copy of a receipt issued by the appropriate Governmental Authority evidencing the payment, a copy of any return required by Applicable Law to report the payment, or other evidence of payment reasonably satisfactory to Administrative Agent.

5.7.5 Treatment of Certain Refunds. Unless required by Applicable Law, at no time shall Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, nor have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of a Lender. If a Lender or other recipient of payments from an Obligor under any Loan Document determines in its discretion that it has received a refund of any Taxes as to which it has been indemnified by an Obligor or with respect to which an Obligor has paid additional amounts pursuant to this Section, it shall pay such Obligor an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Obligor with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided, that such Obligor agree, upon request by the recipient, to repay the amount paid over to such Obligor (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the recipient if the recipient is required to repay such refund to the Governmental Authority. Notwithstanding anything herein to the contrary, no recipient shall be required to pay any amount to any Obligor if such payment would place the recipient in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. In no event shall Administrative Agent or any recipient be required to make its tax returns (or any other information relating to its taxes that it deems confidential) available to any Obligor or other Person.

5.7.6 Survival. Each party’s obligations under Sections 5.7 and 5.8 shall survive the resignation or replacement of Administrative Agent or any assignment of rights by or replacement of a Lender, the termination of the Commitments, and the repayment, satisfaction, discharge or Full Payment of any Obligations.

5.8. Lender Tax Information

5.8.1 Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document or of Obligations shall deliver to Borrower and Administrative Agent, at the time or times reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or Administrative Agent or prescribed by Applicable Law as will permit such payments to be made without or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrower or Administrative Agent to enable them to determine whether such Lender is subject to backup withholding or information reporting requirements. Notwithstanding the foregoing, the completion, execution and submission of such documentation (other than documentation described in Sections 5.8.2(a), (b) and (d)) shall not be required if a Lender reasonably believes delivery of the documentation would subject it to any material unreimbursed cost or expense or would materially prejudice its legal or commercial position.

5.8.2 Documentation. Without limiting the generality of the foregoing, if any Borrower is a U.S. Person,

(a) Any Lender that is a U.S. Person shall deliver to Borrower and Administrative Agent on or prior to the date on which such Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of Borrower or Administrative Agent), executed copies of IRS Form W-9, certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(b) Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of Borrower or Administrative Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E or W-8BEN (as applicable) establishing an exemption from or reduction of U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty, and (y) with respect to other payments under the Loan Documents, IRS Form W-8BEN-E or IRS Form W-8BEN (as applicable) establishing an exemption from or reduction of U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed copies of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F hereto, to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to Borrower, as described in Section 881(c)(3)(C) of the Code (“U.S. Tax Compliance Certificate”), and (y) executed copies of IRS Form W-8BEN-E or W-8BEN (as applicable); or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E or W8-BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F hereto, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided, that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in form of Exhibit F hereto, on behalf of each such direct and indirect partner;

(c) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit Borrower or Administrative Agent to determine the withholding or deduction required to be made; and

(d) if payment of an Obligation to a Lender would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code), such Lender shall deliver to Borrower and Administrative Agent at the time(s) prescribed by law and otherwise as reasonably requested by Borrower or Administrative Agent such documentation prescribed by Applicable Law (including Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for them to comply with their obligations under FATCA and to determine whether such Lender has complied with its obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (d), “FATCA” shall include any amendments made to FATCA after the date hereof.

5.8.3 Redelivery of Documentation. If any form or certification previously delivered by a Lender pursuant to this Section expires or becomes obsolete or inaccurate in any respect, such Lender shall promptly update the form or certification or promptly notify Borrower and Administrative Agent in writing of its inability to do so.

5.8.4 Lenders’ Authorization. Each Lender hereby authorizes each Agent to deliver to the Obligors and to any successor Administrative Agent any documentation provided by such Lender to any Agent pursuant to Section 5.8.

SECTION 6. CONDITIONS PRECEDENT

6.1. Conditions Precedent to Closing Date and Initial Borrowing. The occurrence of the Closing Date, and the effectiveness of this Agreement and of the Lenders’ obligations to make any Loans hereunder on the Closing Date, are subject to the satisfaction (or waiver by the Required Lenders) of the following conditions precedent, in addition to the conditions precedent set forth in Section 6.2:

6.1.1 Restructuring Transaction Related Deliverables:

(a) The Obligors and the other parties thereto shall have entered into the Restructuring Support Agreement and, on and as of the Closing Date, the Restructuring Support Agreement shall be in full force and effect, and no breach or default thereunder shall have occurred or be continuing;

(b) The Confirmation Order shall have been entered confirming the Plan of Reorganization and authorizing Borrower’s entry into and performance under this Agreement and the other Loan Documents. The Confirmation Order shall be in full force and effect and not have been stayed, reversed, or vacated, amended, supplemented, or modified except that such applicable order may be further amended, supplemented or otherwise modified in accordance with the Plan of Reorganization. The Confirmation Order shall authorize the Obligors to execute, deliver and perform all of their obligations under all documents contemplated hereunder and thereunder and shall contain no term or provision that contradicts such authorization. The Plan of Reorganization shall have become effective in accordance with its terms and all conditions to the effectiveness of the Plan of Reorganization shall have been satisfied or waived in accordance with the terms thereof, and all transactions contemplated in the Plan of Reorganization or in the Confirmation Order to occur on the effective date of the Plan of Reorganization shall have been (or concurrently with the Closing Date, shall be) substantially consummated in accordance with the terms thereof and all conditions to the effectiveness of the Plan of Reorganization shall have been satisfied or waived in accordance with the terms thereof.

6.1.2 Subject to Section 6.3, Administrative Agent shall have received a copy of this Agreement and each other Loan Document, in each case, duly executed and delivered to Administrative Agent by each of the signatories thereto, and each of the foregoing shall be in full force and effect on the Closing Date.

6.1.3 Administrative Agent shall have received on behalf of itself and the Lenders a customary written opinion dated as the Closing Date from (a) Weil, Gotshal and Manges LLP, counsel to the Obligors, (b) Alston & Bird LLP, Georgia counsel to the applicable Obligors and (c) Gordon Rees Scully Mansukhani LLP, North Carolina counsel to the applicable Obligors, in each case, addressed to and in form and substance satisfactory to the Lenders.

6.1.4 Administrative Agent shall have received a completed Perfection Certificate dated as of the Closing Date and signed by a Senior Officer of each Obligor, together with all attachments contemplated thereby.

6.1.5 Subject to Section 6.3, Administrative Agent shall have received each document required by any Security Document to be filed, registered or recorded in order to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral, and each such Security Document, shall be in proper form for filing, registration or recordation. Such documents shall include, without limitation: (i) evidence satisfactory to the Collateral Agent (at the direction of Required Lenders) of the compliance by each Obligor of their obligations under the Security Agreement and the Pledge Agreement and the other Security Documents (including their obligations to authorize or execute, as the case may be, and deliver

UCC financing statements, originals of securities, instruments and chattel paper and any agreements governing deposit and/or securities accounts as provided therein); (ii) a completed Perfection Certificate dated the Closing Date and executed, including (A) the results of a recent search, by a Person satisfactory to the Collateral Agent (at the direction of Required Lenders), of all effective UCC financing statements (or equivalent filings) made with respect to any personal or mixed property of any Obligor in the jurisdictions specified in the Perfection Certificate, and (B) UCC termination statements (or similar documents) duly authorized by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements (or equivalent filings) disclosed in such search (other than any such financing statements in respect of Permitted Liens); and (iii) if any United States issued, registered or applied for Intellectual Property Collateral exists that would require Intellectual Property Security Agreements, fully executed Intellectual Property Security Agreements, in proper form for filing or recording with the U.S. Patent and Trademark Office or the U.S. Copyright Office, as applicable.

6.1.6 Administrative Agent shall have received certificates, in form and substance satisfactory to the Lenders, from a Senior Officer of Borrower certifying that, immediately after giving effect to the incurrence of the Loans and the consummation of the transactions hereunder on the Closing Date, (i) no Default or Event of Default exists; (ii) the representations and warranties set forth in Section 9 are true and correct in all material respects (or with respect to representations qualified by materiality, in all respects) on and as of the Closing Date (or if such representation or warranty is as of an earlier date, as of such earlier date) and (iii) the conditions set forth in Section 6.2 are satisfied.

6.1.7 Administrative Agent shall have received a Solvency Certificate from the chief financial officer (or other Senior Officer with reasonably equivalent responsibilities) of Borrower dated as of the Closing Date and addressed to Administrative Agent, substantially in the form of Exhibit L and certifying as to the matters set forth therein.

6.1.8 Administrative Agent shall have received a certificate of a duly authorized officer of Borrower, certifying (i) that the copies of each Obligor’s Organic Documents attached thereto are true and complete, and are in full force and effect, without amendment except as shown; (ii) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility; and (iii) to the title, name and signature of each officer of each Obligor authorized to sign the Loan Documents. Administrative Agent may conclusively rely on this certificate until it is otherwise notified by the applicable Obligor or Borrower in writing.

6.1.9 Administrative Agent shall have received (a) copies of the charter documents of each Obligor, certified by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization as of a date no earlier than 30 days prior to the Closing Date by the Secretary of State of the state of the applicable Obligor’s organization, and (b) good standing certificates for each Obligor, issued by the Secretary of State or other appropriate official of (i) such Obligor’s jurisdiction of organization and each jurisdiction where such Obligor’s conduct of business or ownership of property necessitates qualification where the failure to be so qualified could reasonably be expected to result in a Material Adverse Effect.

6.1.10 Subject to Section 6.3, Administrative Agent shall have received certificates of insurance for the insurance policies carried by the Obligors, all in compliance with the Loan Documents, each of which shall have been endorsed or otherwise amended to include a customary lender’s loss payable endorsement and to name the Collateral Agent as additional insured, in form and substance reasonably satisfactory to the Required Lenders.

6.1.11 Borrower shall have paid (i) the Backstop Put Option Payments as required under the Exit Facility Commitment Letter and Section 3.2.5, and (ii) all other reasonable and documented fees (including fees payable under the Agent Fee Letter and hereunder) and, costs, expenses and disbursements of the Agents and Lenders.

6.1.12 All governmental and third party approvals necessary in connection with the Transactions and the financing contemplated hereby (including shareholder approvals, if any) shall have been obtained on reasonably satisfactory terms and shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the Transactions or the financing thereof or any of the transactions contemplated hereby.

6.1.13 The Obligors and their Subsidiaries shall have (A) no outstanding Debt except as permitted pursuant to Section 10.2.1, and (B) no outstanding preferred Equity Interests except as set forth on Schedule 9.1.4.

6.1.14 All legal (including tax implications) and regulatory matters shall be reasonably satisfactory to the Lenders, including but not limited to compliance with all applicable requirements of Regulations U, T and X of the Board of Governors of the Federal Reserve System.

6.1.15 The absence of any injunction or temporary restraining order which, in the judgment of the Collateral Agent (at the direction of Required Lenders), would prohibit the making of the Loans or the consummation of the Transactions; and the absence of any event, circumstance, or change that has or could be reasonably expected to result in a Material Adverse Effect.

6.1.16 Each Lender shall have received the Approved Business Plan.

6.1.17 Administrative Agent and the Lenders shall have received, at least five (5) Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

6.2. Conditions Precedent to All Borrowings. No Loans shall be made (or deemed made) at any time, and the Lenders shall not be required to fund any Loan requested by Borrower, unless, in each case, the following conditions are satisfied (or waived by the Required Lenders) prior to (or concurrently with) the making (or deemed making) of such Loan on the Borrowing Date relating thereto:

6.2.1 Administrative Agent shall have received a duly executed Notice of Borrowing.

6.2.2 No Default or Event of Default shall exist at the time of, or immediately result from, the making of such Loan.

6.2.3 The representations and warranties of each Obligor in the Loan Documents shall be true and correct in all material respects (or, with respect to representations and warranties qualified by materiality, in all respects) on the date of, and upon giving effect to, the making of such Loan (except for representations and warranties that expressly relate to an earlier date).

6.2.4 Borrower and its Subsidiaries are Solvent and will be Solvent after giving effect to the contemplated Loan.

6.2.5 The making of such Loan shall not (a) violate any Applicable Laws and shall not be enjoined, temporarily, preliminarily or permanently or (b) conflict with or result in a default under any Material Contract.

6.2.6 Borrower shall have paid all reasonable and documented fees (and, costs, expenses and disbursements of each Agent and Lenders then due and outstanding).

6.2.7 The Borrower shall be in pro forma compliance with the Financial Covenants (after giving effect to such Loans).

Each Notice of Borrowing (or, in the case of the Borrowing of Loans not constituting New Money Loans, each deemed request by Borrower for a Loan) shall constitute a representation by Borrower that the foregoing conditions are satisfied on and as of each of (i) the date of such Notice of Borrowing (or the date of such deemed request), (ii) the requested Borrowing Date, and (iii) the date on which such Loan is funded or made (or deemed funded or made, as applicable).

6.3. Conditions Subsequent. The Obligors shall deliver to the Administrative Agent each of the items set forth on Schedule 6.3 on the date set forth therein (or such later date as may be agreed to by the Administrative Agent (at the direction of the Required Lenders)).

SECTION 7. GUARANTY

7.1. Guaranty of the Obligations. Subject to the provisions of Section 7.2 and any limitations set forth in the definition of the term Guarantor, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent for the ratable benefit of the Secured Parties the due and punctual Full Payment of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).

7.2. Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing

Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor, to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by, (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations guaranteed. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, that, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 7.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.

7.3. Payment by Guarantors. Subject to Section 7.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Secured Party may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will upon demand pay, or cause to be paid, in Cash, to Administrative Agent for the ratable benefit of Secured Parties, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Borrower’s becoming the subject of a proceeding under any Bankruptcy Law, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Borrower for such interest in such proceeding) and all other Guaranteed Obligations then owed to Secured Parties as aforesaid.

7.4. Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than Full Payment of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

7.4.1 this Guaranty is a guaranty of payment when due and not of collectability; this Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

7.4.2 Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between Borrower and any Secured Party with respect to the existence of such Event of Default;

7.4.3 the obligations of each Guarantor hereunder are independent of the obligations of Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Borrower or any of such other guarantors and whether or not Borrower is joined in any such action or actions;

7.4.4 payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid; provided, that, without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

7.4.5 any Secured Party, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or on behalf of such Secured Party in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Secured Party may have against any such security, in each case, as such Secured Party in its discretion may determine consistent herewith or the applicable Swap Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or non-judicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any other Obligor or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Loan Documents or the Swap Agreements; and

7.4.6 this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than Full Payment of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Loan Documents or the Swap Agreements, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Loan Documents, any of the Swap Agreements or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case, whether or not in accordance with the terms hereof or such Loan Document, such Swap Agreement or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Loan Documents or any of the Swap Agreements or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Secured Party might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Secured Party’s consent to the change, reorganization or termination of the corporate structure or existence of Borrower or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set offs or counterclaims which Borrower may allege or assert against any Secured Party in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

7.5. Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of Secured Parties (subject to applicable law): (a) any right to require any Secured Party, as a condition of payment or performance by such Guarantor, to (i) proceed against Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Secured Party in favor of Borrower or any other Person, or (iv) pursue any other remedy in the power of any Secured Party whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Borrower or any other Guarantor from any cause other than Full Payment of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Secured Party’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e)(i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Secured Party protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Borrower and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

7.6. Guarantors’ Rights of Subrogation, Contribution, Etc. Until the Full Payment of the Guaranteed Obligations (other than Remaining Obligations), each Guarantor hereby agrees not to exercise any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case, whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against any other Obligor with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Secured Party now has or may hereafter have against any other Obligor, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Secured Party. In addition, until Full Payment of the Guaranteed Obligations (other than Remaining Obligations), each Guarantor shall, to the extent permitted under applicable law, withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including any such right of contribution as contemplated by Section 7.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Secured Party may have against any Obligor, to all right, title and interest any Secured Party may have in any such collateral or security, and to any right any Secured Party may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when the Full Payment of all Guaranteed Obligations (other than Remaining Obligations) shall not have occurred, such amount shall be held in trust for Administrative Agent on behalf of Secured Parties and shall forthwith be paid over to Administrative Agent on behalf of Secured Parties to be credited and applied against the Guaranteed Obligations then due in accordance with the terms hereof.

7.7. Subordination of Other Obligations. Any Debt of Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent on behalf of Secured Parties and shall forthwith be paid over to Administrative Agent on behalf of Secured Parties to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

7.8. Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until Full Payment of all of the Guaranteed Obligations (other than Remaining Obligations). Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

7.9. Authority of Guarantors or Borrower. It is not necessary for any Secured Party to inquire into the capacity or powers of any Guarantor or Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

7.10. Financial Condition of Borrower. Any Loans may be made to Borrower, or continued from time to time, without notice to or authorization from any Guarantor, regardless of the financial or other condition of Borrower at the time of any such grant or continuation, as the case may be. No Secured Party shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Borrower. Each Guarantor has adequate means to obtain information from Borrower on a continuing basis concerning the financial condition of Borrower and its ability to perform its obligations under the Loan Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Secured Party to disclose any matter, fact or thing relating to the business, operations or conditions of Borrower now known or hereafter known by any Secured Party.

7.11. Bankruptcy, Etc.

7.11.1 The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Borrower or any other Guarantor or by any defense which Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

7.11.2 Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in Section 7.11.1 above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Secured Parties that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve any Obligor of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

7.11.3 In the event that all or any portion of the Guaranteed Obligations are paid by any Obligor, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Secured Party as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

7.12. Discharge of Guaranty Upon Sale of Guarantor. If all of the Equity Interests of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof (as in effect on the Closing Date), the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Secured Party or any other Person effective as of the time of such sale or disposition.

7.13. Keepwell. Each Qualified ECP Guarantor hereby, jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Obligor to honor all of such Obligor’s obligations under this Agreement in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 7.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 7.13, or otherwise under this Agreement, as it relates to such Obligor, voidable under applicable law, including applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 7.13 shall remain in full force and effect until all Full Payment of the Guaranteed Obligations (other than Remaining Obligations). Each Qualified ECP Guarantor intends that this Section 7.13 constitute, and this Section 7.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Obligor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

7.14. Maximum Liability. It is the desire and intent of the Guarantors and the Secured Parties that this Agreement shall be enforced against the Guarantors to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. The provisions of this Agreement are severable, and in any action or proceeding involving any state corporate law, or any state, Federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under this Agreement would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Guarantor’s liability under this Agreement, then, notwithstanding any other provision of this Agreement to the contrary, the amount of such liability shall, without any further action by the Guarantors or the Secured Parties, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Guarantor’s “Maximum Liability”). Each Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Guarantor, without impairing this Agreement or affecting the rights and remedies of the Secured Parties hereunder; provided, nothing in this sentence shall be construed to increase any Guarantor’s obligations hereunder beyond its Maximum Liability.

SECTION 8. COLLATERAL ADMINISTRATION

8.1. Administration of Accounts.

8.1.1 Records and Schedules of Accounts. Each Obligor shall keep materially accurate and complete records of its Accounts, including all payments and collections thereon, and shall submit to Administrative Agent sales, collection, reconciliation and other reports in form reasonably satisfactory to the Required Lenders, on such periodic basis as the Required Lenders may reasonably request. Each Obligor shall also provide to Administrative Agent, on or before the 25th day of each month, a detailed aged trial balance of all Accounts as of the end of the preceding month, specifying each Account’s Account Debtor name and address, amount, invoice date and due date, and net of any discount, allowance, credit, authorized return or dispute, and such other information as the Required Lenders may reasonably request.

8.1.2 Taxes. Without duplication of any amounts covered by Section 5.7, if an Account of any Obligor includes a charge for any Other Taxes, Administrative Agent is authorized (at the direction of the Required Lenders), to pay the amount thereof to the proper taxing authority for the account of such Obligor, and to charge such Obligor therefor; provided, however, neither Administrative Agent nor the Lenders shall be liable for any Other Taxes (including any that may be due from Obligors, or any Other Taxes with respect to any Collateral).

8.1.3 Account Verification. At any time when an Event of Default has occurred and is continuing, Collateral Agent shall have the right (at the direction of the Required Lenders), in the name of Collateral Agent or any Obligor (or any designee of Collateral Agent or such Obligor) to verify the validity, amount or any other matter relating to any Accounts of any Obligor, whether by mail, telephone or otherwise, and the Obligors shall cooperate fully with Collateral Agent in an effort to facilitate and promptly conclude any such verification process.

8.1.4 Proceeds of Collateral. Obligors shall ensure that all payments on Accounts or otherwise relating to Collateral are at all times made directly to a Deposit Account subject to a Control Agreement. If Borrower or any Subsidiary receives Cash or Payment Items with respect to any Collateral, it shall hold same in trust for Collateral Agent and promptly (not later than the second Business Day (or if such Cash or Payment Item is with respect to a material amount, the next Business Day) or such later date as is acceptable to Collateral Agent) deposit same into a Deposit Account subject to a Control Agreement.

8.2. Administration of Accounts. Schedule 8.2 sets forth all Deposit Accounts, Securities Accounts and Commodity Accounts maintained by Obligors, as of the Closing Date. Without limiting any obligations pursuant to Section 10.4, Obligors shall ensure that the Collateral Agent has a fully perfected first-priority Lien on each Deposit Account (other than Excluded Accounts), Securities Account, and Commodity Account at all times until Full Payment, and shall use commercially reasonable efforts necessary to maintain such Lien in effect. Each Obligor shall be the sole account holder of each Deposit Account, Securities Account, and Commodity Account, and shall not allow any other Person (other than Collateral Agent or, solely by operation of applicable law, the depositary bank, custodian or other financial institution at which such account is held, or any Acceptable Custodian, in the case of any Securities Account holding Cryptocurrency) to have control over a Deposit Account, Securities Account, or Commodity Account, or any property deposited therein or credited thereto (including any Cryptocurrency and any security entitlements). Each Obligor shall promptly notify Collateral Agent in writing of any intention to (or notice in connection with any other Person’s intention to) open or close any Deposit Account (including all Excluded Account), Securities Account, or Commodity Account, and shall, subject to Section 6.3, enter into a Control Agreement or other arrangements reasonably satisfactory to the Collateral Agent (at the direction of the Required Lenders), in each case, prior to any Cash, Cash Equivalents, security entitlements, Cryptocurrency or other property or assets being credited to or transferred to any such newly opened Deposit Account, Securities Account, or Commodity Account, and, with the consent of Collateral Agent (at the direction of the Required Lenders), will amend Schedule 8.2 to reflect same.

8.3. General Provisions.

8.3.1 Insurance of Collateral; Condemnation Proceeds. Each Obligor shall maintain insurance with respect to the Collateral (subject to exceptions to be agreed upon by the Required Lenders), covering casualty, hazard, theft, malicious mischief, flood and other risks, in amounts, with endorsements and with insurers (with a Best’s Financial Strength Rating of at least A-VII, unless otherwise approved by Collateral Agent (at the direction of the Required Lenders)) consistent with industry practice for similarly situated companies or otherwise reasonably satisfactory to Collateral Agent (at the direction of the Required Lenders); provided, however, that any required flood insurance shall only be required to be in compliance with any applicable Flood Insurance Laws. All proceeds under each property policy shall be payable to Collateral Agent as loss payee. From time to time upon reasonable request of the Collateral Agent (at the direction of the Required Lenders), Obligors shall deliver to Collateral Agent copies of its insurance policies. Unless Collateral Agent shall agree otherwise, each property policy and general liability policy shall include customary endorsements (i) showing Collateral Agent as loss payee or additional insured, as applicable; (ii) requiring (A) ten (10) days prior written notice to the Collateral Agent in the event of cancellation of the policy for reason of non-payment of premium, and (B) thirty (30) days prior written notice to the Collateral Agent in the event of cancellation of the policy for any other reason; and (iii) with respect to property policies, specifying that the interest of Collateral Agent shall not be impaired or invalidated by any act or neglect of any Obligor or the owner of the property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy. If any Obligor fails to provide and pay for any insurance, Collateral Agent may (at the direction of the Required Lenders), at its option, but shall not be required to, procure the insurance and charge Obligors therefor. While no Event of Default exists, Obligors may settle, adjust or compromise any insurance claim, as long as the proceeds are delivered to Collateral Agent. If an Event of Default exists, only Collateral Agent (at the direction of the Required Lenders) shall be authorized to settle, adjust and compromise such claims.

8.3.2 Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by Collateral Agent to any Person to realize upon any Collateral, shall be borne and paid by Borrower. Collateral Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Collateral

Agent’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Borrower’s sole risk.

8.3.3 Defense of Title. Each Obligor shall defend its title to Collateral and Collateral Agent’s Liens therein against all Persons, claims and demands, except Permitted Liens.

8.4. Power of Attorney. Each Obligor hereby irrevocably constitutes and appoints Collateral Agent (and all Persons designated by Collateral Agent) as such Obligor’s true and lawful attorney (and agent-in-fact) for the purposes provided in this Section. Collateral Agent, or Collateral Agent’s designee, may in each case, at the direction of the Required Lenders, without notice and in either its or any Obligor’s name, but at the cost and expense of Borrower:

(a) Endorse any Obligor’s name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into Collateral Agent’s possession or control; and

(b) During the continuation of an Event of Default, (i) notify any Account Debtors of the assignment of their Accounts, demand and enforce payment of Accounts by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as the Required Lenders deem advisable; (iv) collect, liquidate and receive balances in Deposit Accounts, Securities Accounts, Commodity Accounts or investment accounts, and take control, in any manner, of proceeds of Collateral; (v) prepare, file and sign Obligor’s name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to any Obligor, and notify postal authorities to deliver any such mail to an address designated by Collateral Agent; (vii) endorse any Chattel Paper, Document, Instrument, bill of lading, or other document or agreement relating to any Accounts, Inventory or other Collateral; (viii) use any Obligor’s stationery and sign its name to verifications of Accounts and notices to Account Debtors; (ix) use information contained in any data processing, electronic or information systems relating to Collateral; (x) make and adjust claims under insurance policies; (xi) take any action as may be necessary or appropriate to obtain payment under any letter of credit, banker’s acceptance or other instrument for which any Obligor is a beneficiary; and (xii) take all other actions as the Collateral Agent (at the direction of the Required Lenders) or Required Lenders deem appropriate to fulfill any Obligor’s obligations under the Loan Documents.

SECTION 9. REPRESENTATIONS AND WARRANTIES

9.1. General Representations and Warranties. To induce Agents and Lenders to enter into this Agreement, and to induce the Lenders to make available the Commitments and extend any Loans, each Obligor represents and warrants that, on and as of the Closing Date and each Borrowing Date:

9.1.1 Organization and Qualification. Each Obligor and each of its Subsidiaries is duly organized, validly existing and in good standing (to the extent such concepts are applicable) under the laws of the jurisdiction of its organization. Each Obligor is duly qualified, authorized to do business and in good standing (to the extent such concepts are applicable) as a foreign corporation in each jurisdiction where failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

9.1.2 Power and Authority. Each Obligor and each of its Subsidiaries is duly authorized to execute, deliver and perform its Loan Documents. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary corporate or company, as applicable, action, and do not (a) require any consent or approval of any holders of Equity Interests of any Obligor, except those already obtained; (b) contravene the Organic Documents of any Obligor; (c) violate or cause a default under any Applicable Law or Material Contract; or (d) result in or require the imposition of any Lien (other than Permitted Liens) on any Obligor’s real or personal property.

9.1.3 Enforceability. Subject to the entry of the Confirmation Order and the terms thereof, each Loan Document is a legal, valid and binding obligation of each Obligor party thereto, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

9.1.4 Capital Structure. Each direct or indirect Subsidiary of Borrower, other than the Immaterial Subsidiaries, is an Obligor, and Schedule 9.1.4 shows for each Obligor and each direct Subsidiary thereof, its name, jurisdiction of organization, authorized and issued Equity Interests, holders of its Equity Interests, and agreements binding on such holders with respect to such Equity Interests. Except as disclosed on Schedule 9.1.4, in the five years preceding the Closing Date, no Obligor has acquired any substantial assets from any other Person nor been the surviving entity in a merger or combination. Each Obligor has good title to its Equity Interests in its Subsidiaries, subject only to Permitted Liens, and all such Equity Interests are duly issued, fully paid and non-assessable (in each case, to the extent such concepts are applicable). Other than as set forth on Schedule 9.1.4, there are no outstanding purchase options, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to Equity Interests of any Obligor or any Subsidiary.

9.1.5 Title to Properties. Each Obligor has good title to (or valid leasehold interests in) all material Real Property, and good title to all of its material personal property, including all property reflected in any financial statements delivered to Administrative Agent or Lenders, in each case, free of Liens except Permitted Liens.

9.1.6 Solvency. Upon the incurrence of any Loan by the Borrower, the Borrower and its Subsidiaries are, taken as a whole, Solvent.

9.1.7 Cryptocurrency. All Cryptocurrency of each Obligor is held in a Securities Account at an Acceptable Custodian subject to an Acceptable Custodial Agreement.

9.1.8 Financial Statements. The historical balance sheets, and related statements of income, cash flow and shareholder’s equity, of Borrower and its Subsidiaries that have been delivered to the Lenders on or prior to the Restructuring Plan Effective Date (including through filing of the relevant 10-Ks and 10-Qs with the Securities and Exchange Commission), and, following the Restructuring Plan Effective Date, the consolidated financial statements that have been delivered in accordance with Section 10.1.2, are prepared in accordance with GAAP, except as otherwise expressly noted therein, and fairly present in all material respects the financial positions and results of operations of Borrower and its Subsidiaries at the dates and for the periods indicated, and, for unaudited financial statements, subject to normal year-end and audit adjustments and the absence of footnotes. All projections delivered from time to time to Administrative Agent and Lenders have been prepared in good faith, based on assumptions believed by Borrower to be reasonable in light of the circumstances at such time; provided, that projections, estimates, and forward-looking statements are not to be viewed as facts or a guaranty of performance or achievement of a certain result, and the actual results during the period or periods covered may differ from such projections, estimates, and forward-looking statements, and such differences may be material. Since December 31, 2021, there has been no change in the condition, financial or otherwise, of the Obligors and their Subsidiaries that could reasonably be expected to have a Material Adverse Effect.

9.1.9 Taxes. Each Obligor and its Subsidiaries has filed all Tax returns and other reports that it is required by Applicable Law to file, and has paid all Taxes (including in a capacity as a withholding agent) that are due and payable, whether or not shown on a Tax return or report, except, in each case, (i) to the extent being Properly Contested, or (ii) to the extent failure to file such Tax return or report or pay such Taxes could not reasonably be expected to have a Material Adverse Effect.

9.1.10 Brokers. There are no brokerage commissions, finder’s fees or investment banking fees payable in connection with any transactions contemplated by the Loan Documents.

9.1.11 Intellectual Property. Each Obligor and its Subsidiaries exclusively owns or has the lawful right to use all Intellectual Property used or held for use in or otherwise necessary for the conduct of its business, without conflict with any rights of others except to the extent the failure of the foregoing to be true could not reasonably be expected to have a Material Adverse Effect. The conduct of the business of each Obligor and its Subsidiaries does not infringe or misappropriate any Intellectual Property rights of any third party, and there is no pending or, to Borrower’s knowledge, threatened (in writing), Intellectual Property Claim with respect to any Obligor or any Subsidiary of such Obligor or any of their product, service, or property (including any Intellectual Property), and to each Obligor’s knowledge, no third party is infringing or misappropriating any material Intellectual Property rights of any Obligor or its Subsidiaries, in each case, except to the extent the failure of the foregoing to be true could not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, all issued or registered and applied for Intellectual Property owned by any Obligor or any Subsidiary (“Registered IP”), all material Licenses granted by any Obligor or any Subsidiary other than in the Ordinary Course of Business is set forth on Schedule 9.1.10. To each Obligor’s knowledge, and except to the extent the failure of the foregoing to be true could not reasonably be expected to have a Material Adverse Effect, all Registered IP are valid and enforceable and in compliance with all legal requirements, filings, and payments and other actions that are required to maintain such Registered IP in full force and effect. Except to the extent the failure of the foregoing to be true could not reasonably be expected to have a Material Adverse Effect each Obligor and its Subsidiaries have taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all trade secrets owned by such Obligor and its Subsidiaries that are necessary in or material to the conduct of the business of such Obligor and its Subsidiaries.

9.1.12 Governmental Approvals. Subject to the Confirmation Order, as applicable, each Obligor and its Subsidiaries has, is in compliance with, and is in good standing with respect to, all Governmental Approvals necessary to conduct its business and to own, lease and operate its properties except to the extent failure to be in compliance and good standing could not reasonably be expected to have a Material Adverse Effect. All necessary import, export or other licenses, permits or certificates for the import or handling of any goods or other Collateral have been procured and are in effect, and each Obligor and its Subsidiaries has complied with all foreign and domestic laws with respect to the shipment and importation of any goods or Collateral, except where the failure to procure, maintain in effect or noncompliance could not reasonably be expected to have a Material Adverse Effect.

9.1.13 Compliance with Laws. Each Obligor and its Subsidiaries has duly complied, and its properties and business operations are in compliance, in all material respects with all Applicable Law, except where noncompliance could not reasonably be expected to have a Material Adverse Effect. There have been no citations, notices or orders of noncompliance issued to any Obligor or any Subsidiary under any Applicable Law except where noncompliance could not reasonably be expected to have a Material Adverse Effect. No Inventory has been produced in violation of the FLSA. No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any permit, License, authorization, approval, entitlement or accreditation, and there is no claim that any thereof is not in full force and effect.

9.1.14 Compliance with Environmental Laws. No Obligor and none of its Subsidiaries’ past or present operations, Real Property or other properties are subject to any federal, state or local investigation to determine whether any remedial action is needed to address any Environmental Release, Hazardous Material or clean-up of the Environment that could reasonably be expected to have a Material Adverse Effect. No Obligor and none of its Subsidiaries has received any Environmental Notice that could reasonably be expected to have a Material Adverse Effect. No Obligor and none of its Subsidiaries has any contingent liability with respect to any Environmental Release, environmental pollution or Hazardous Material on any Real Property now or previously owned, leased or operated by it that could reasonably be expected to have a Material Adverse Effect.

9.1.15 Burdensome Contracts.

No Restrictive Agreement to which any Obligor is a party prohibits the execution, delivery or performance of any Loan Document by an Obligor.

9.1.16 Litigation. Except as shown on Schedule 9.1.15, there are no proceedings or investigations pending or, to any Obligor’s knowledge, threatened against any Obligor or any of its Subsidiaries or any of its operations or properties, that (a) as of the Closing Date, relate to any Loan Documents or transactions contemplated thereby; or (b) could reasonably be expected to have a Material Adverse Effect. No Obligor and none of its Subsidiaries is in default with respect to any order, injunction or judgment of any Governmental Authority to the extent such default could reasonably be expected to have a Material Adverse Effect.

9.1.17 No Defaults. No event or circumstance has occurred or exists that constitutes a Default or Event of Default.

9.1.18 ERISA. Except to the extent the failure of the following to be true could not reasonably be expected to have a Material Adverse Effect:

(a) Each Plan is in compliance with the applicable provisions of ERISA, the Code, and other federal and state laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of each Obligor, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Obligor and ERISA Affiliate has met all applicable requirements under the Code, ERISA and the Pension Protection Act of 2006, and no application for a waiver of the minimum funding standards or an extension of any amortization period has been made with respect to any Plan.

(b) There are no pending or, to the knowledge of each Obligor, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) no Obligor or ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) no Obligor or ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; (v) no Obligor or ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; and (vi) as of the most recent valuation date for any Pension Plan or Multiemployer Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is at least 60%, and no Obligor or ERISA Affiliate knows of any fact or circumstance that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of such date.

(d) With respect to any Foreign Plan, (i) all employer and employee contributions required by law or by the terms of the Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the Fair Market Value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and (iii) it has been registered as required and has been maintained in good standing with applicable regulatory authorities.

9.1.19 Labor Relations.

(a) Except as described on Schedule 9.1.19, as of the Closing Date, no Obligor nor any of its Subsidiaries is party to or bound by any collective bargaining agreement, material management agreement or material consulting agreement. There are no grievances, disputes or controversies with any union or other organization of any Obligor’s or any of its Subsidiaries’ employees, or, to any Obligor’s knowledge, any asserted or threatened strikes, work stoppages or demands for collective bargaining, in each case, the effect of which could reasonably be expected to have a Material Adverse Effect.

9.1.20 Not a Regulated Entity. No Obligor is an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940.

9.1.21 Margin Stock. No Obligor is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No Loan proceeds will be used by Borrower to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Board of Governors.

9.1.22 OFAC. No Obligor, Subsidiary, director, officer, employee, or, to the knowledge of any Obligor, agent, Affiliate or representative thereof, is a Sanctioned Person or is owned or controlled by any Sanctioned Person, or is located, organized or resident in a Designated Jurisdiction.

9.1.23 Anti-Corruption Laws. Each Obligor and its Subsidiaries and their respective directors, officers and, to the knowledge of any Obligor, its employees, agents, advisors and Affiliates is in compliance in all material respects with (i) Sanctions, (ii) Anti-Corruption Laws, and (iii) Anti-Terrorism Laws. No part of the proceeds of any Loan has or will be used, directly or, to the knowledge of any Obligor, indirectly (A) for the purpose of financing any activities or business of or with any Sanctioned Person or in any Designated Jurisdiction, (B) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value to any Person in violation of any Anti-Corruption Laws, or (C) otherwise in any manner that would result in a violation of Sanctions, Anti-Terrorism Laws, or Anti-Corruption Laws by any Person. Each Obligor and its Subsidiaries has instituted and maintained policies and procedures designed to promote and achieve compliance with Anti-Corruption Laws and Anti-Terrorism Laws.

9.1.24 Affected Financial Institution. None of the Obligors is an Affected Financial Institution.

9.1.25 Security Interests. This Agreement is effective to create, in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid, binding, enforceable first-priority Lien on and security interest in all right, title and interest of the Obligors in the Collateral, in each case, subject to any Permitted Prior Liens. Pursuant to the terms of the Confirmation Order, no filings or other action (including the taking of possession or control) are or shall at any time be necessary to perfect, preserve or protect such Liens and security interests; provided, that, notwithstanding the foregoing, the Obligors shall have executed and delivered all other Security Documents, and made (or authorized the making by the Lenders’ counsel (including Paul Hastings LLP) of) all filings, in each case, to the extent deemed reasonably necessary and/or appropriate, and requested, by the Required Lenders.

9.1.26 Beneficial Ownership Certificate. The information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

9.1.27 Covered Entities. No Obligor is a Covered Entity.

9.1.28 Use of Proceeds. The proceeds of the Initial Term Loans made on the Closing Date shall be applied by Borrower (to the extent sufficient amounts are available in each case) to pay fees and expenses related to the Transactions and Borrower’s exit from the Chapter 11 Cases. The proceeds of the Delayed Draw Terms Loans made after the Closing Date, shall be applied by Borrower for working capital and general corporate purposes, in each case, subject to the terms and conditions set forth in this Agreement. The Roll-Up Loans shall be deemed used on the Closing Date to satisfy certain amounts due to the Lenders on account of their Convertible Notes Secured Claims in accordance with the Plan of Reorganization.

9.1.29 Immaterial Subsidiaries. Schedule 9.1.29 sets forth a complete and accurate list of each Immaterial Subsidiary. No Immaterial Subsidiary has (i) engaged in any business activities generating more than $2,500,000 of Consolidated Adjusted EBITDA or together with all other Immaterial Subsidiaries more than $5,000,000 of Consolidated Adjusted EBITDA in the aggregate, or owns any property (real or personal) or assets (in each case, of whatever nature) of more than $2,500,000 individually or together with all other Immaterial Subsidiaries more than $5,000,000 in aggregate (based upon Fair Market Value), (ii) created, incurred, assumed or suffered to exist any Debt, (iii) created or permitted to exist any Lien on any of its real or personal properties, assets or rights of whatever nature (whether now owned or hereafter acquired) or (iv) received, directly or indirectly, any Investment or Distribution from any Obligor.

9.1.30 No Material Adverse Effect. Since the Closing Date, no event, circumstance, or change has occurred that has or could reasonably be expected to result in a Material Adverse Effect.

9.1.31 Insurance. Each Obligor maintains all insurance required by Section 10.1.5, a summary of which is attached hereto as Schedule 9.1.31 as of the Closing Date.

9.2. Disclosure.

There are no agreements, instruments and corporate or other restrictions to which any Obligor is subject, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the written reports, financial statements, certificates or other written information furnished by or on behalf of any Obligor to any Agent in connection with the negotiation of this Agreement or any other Loan Document (as modified or supplemented by other information so furnished), taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading in any material respect; provided, that, with respect to projected financial information, Borrower represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Closing Date, as of the Closing Date.

SECTION 10. COVENANTS AND CONTINUING AGREEMENTS

10.1. Affirmative Covenants. Until Full Payment, each Obligor shall, and shall cause each Subsidiary thereof to:

10.1.1 Inspections.

(a) Permit Agents from time to time, subject (except when an Event of Default exists) to reasonable notice and normal business hours, to visit and inspect the properties of Borrower or any Subsidiary, inspect, audit and make extracts from Borrower’s any Subsidiary’s books and records, and discuss with its officers, employees, agents, advisors and independent accountants Borrower’s any Subsidiary’s business, financial condition, assets and results of operations, subject to any express limits in clause (b) below. No Agent nor any Lender shall have any duty to any Obligor to make any inspection, nor to share any results of any inspection, examination or report with any Obligor. Obligors acknowledge that all inspections, examinations and reports are prepared by Agents and Lenders for their purposes, and Obligors shall not be entitled to rely upon them.

(b) Reimburse each Agent for reasonable charges, costs and expenses of such Agent in connection with examinations of any Obligor’s books and records or any other financial or Collateral matters (including for the avoidance of doubt, field examinations) as such Agent deems appropriate, up to two times per Loan Year (but no more than once in any six month period); provided, however, that a second examination during any six month period will be permitted at the Obligors’ expense during a Cash Dominion Period; provided, further, that if an examination is initiated during an Event of Default, all charges, costs and expenses therefor shall be reimbursed by Borrower without regard to such limits; and provided, further, that a third examination may be performed by Collateral Agent at Lenders’ expense in the absence of any Default. Borrower agrees to pay Collateral Agent’s then standard charges for examination activities, including the standard charges of Collateral Agent’s internal examination groups, as well as the reasonable charges of any third party used for such purposes.

10.1.2 Financial and Other Information. Keep adequate records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP reflecting all financial transactions; and furnish to Administrative Agent and Lenders:

(a) Within 120 days after the close of each Fiscal Year, balance sheets as of the end of such Fiscal Year after the close of each Fiscal Year, balance sheets as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders’ equity for such Fiscal Year, on consolidated basis for Borrower and Subsidiaries, which consolidated statements shall be audited and certified by, and accompanied by an opinion of, independent certified public accountants of nationally recognized standing, which report and opinion (i) shall not be subject to any “going concern” or like qualification, exception, explanatory note or similar, including as to the scope of such audit or with respect to accounting principles (other than expressly solely with respect to (x) any Debt maturing within one year of the date of such audit report, or (y) any potential inability to satisfy any Financial Covenant on a future date), (ii) shall set forth, in comparative form, corresponding figures for the preceding Fiscal Year, and (iii) shall be accompanied by copies of all management letters or letters from the Borrower’s accountant regarding material disagreements on such audit;

(b) within 60 days after the end of each Fiscal Quarter, unaudited balance sheets as of the end of such Fiscal Quarter and the related statements of income and cash flow for such Fiscal Quarter and for the portion of the Fiscal Year then elapsed, on consolidated basis for Borrower and Subsidiaries, setting forth in comparative form corresponding figures for the corresponding period in the preceding Fiscal Year and accompanied by an Officer’s Certificate stating that such financial statements have been prepared in accordance with GAAP and fairly presenting the financial position and results of operations for such Fiscal Quarter and period, subject only to normal year-end and audit adjustments and the absence of footnotes;

(c) concurrently with delivery of financial statements pursuant to clauses (a) and (b) above, (i) a Compliance Certificate, which Compliance Certificate shall be substantially in the form of Exhibit E attached hereto and (ii) including delivery of a management discussion and analysis of, and describing the operations of Borrower and its Subsidiaries for the applicable Fiscal Quarter or Fiscal Year, as the case may be, and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate, with comparison to, and variances from, the immediately preceding period and budget.

(d) within 5 Business Days after the end of each calendar month, a report setting forth in comparative form for the preceding period, all Bitcoin production (together with such other evidence as the Required Lenders may require);

(e) within 5 Business Days after the end of each calendar month, a Liquidity Covenant Certificate together with statements reflecting balances of all Deposit Accounts, Securities Accounts and Commodities Accounts, to demonstrate that Borrower is in compliance with the Liquidity Covenant;

(f) promptly after request, such other reports and information (financial or otherwise) as Required Lenders may reasonably request from time to time related to any potential or actual breach of the covenants hereunder;

(g) promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender (through the Administrative Agent) for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation;

(h) as soon as practicable and in any event no later than 120 days after the end of each Fiscal Year, a consolidated plan and financial forecast and updated model for such Fiscal Year, including (i) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of Borrower and its Subsidiaries for each such Fiscal Year, together with an explanation of the assumptions on which such forecasts are based, and (ii) forecasted consolidated statements of income and cash flows of Borrower and its Subsidiaries for each month of each such Fiscal Year.

(i) Notices. Notify Administrative Agent in writing, promptly after any Obligor’s obtaining knowledge thereof, of any of the following in respect of an Obligor (without limiting any requirements of Section 10.1.9): (a) the written threat or commencement of any proceeding or investigation, whether or not covered by insurance, which could reasonably be expected to have a Material Adverse Effect; (b) any pending or threatened in writing labor dispute, strike or walkout, or the expiration of any labor contract, which could reasonably be expected to have a Material Adverse Effect; (c) any uncured breach or default by an Obligor under any Material Contract or Swap Agreement; (d) the existence of any Default or Event of Default; (e) any judgment not covered by insurance in an amount exceeding $250,000; (f) the assertion of any Intellectual Property Claim, which could reasonably be expected to have a Material Adverse Effect; (g) any violation or asserted violation of any Applicable Law (including ERISA, OSHA, FLSA, or any Environmental Laws) which could reasonably be expected to have a Material Adverse Effect; (h) any Environmental Release by an Obligor or on any Real Property owned, leased or occupied by an Obligor, or receipt of any Environmental Notice, which, in each case, could reasonably be expected to have a Material Adverse Effect; (i) the occurrence of any ERISA Event which could reasonably be expected to have a Material Adverse Effect; (j) the discharge of or any withdrawal or resignation by Borrower’s independent accountants which could reasonably be expected to have a Material Adverse Effect; (k) any action, suit or investigations by any court or Governmental Authority in relation to an alleged breach of the Anti-Corruption Law; and (l) any amendment, supplement or other modification to any documentation in connection with the New Warrants, New CVRs or GUC Contingent Payment Obligations.

(j) Acceptable Custodial Agreements. Notify Administrative Agent in writing, promptly after any Obligor’s obtaining knowledge thereof, of any of the following (i) any change, amendment, waiver, supplement, or modification to any Acceptable Custodial Agreement (whether or not permitted hereunder), and (ii) any breach or default of any Acceptable Custodian or any Obligor with respect to any Acceptable Custodial Agreement..

Notwithstanding the foregoing, the Borrower shall be deemed to have complied with any requirement of this Section 10.1.2 (and the Borrower shall not be required to deliver any information, report, or other documentation to the Administrative Agent) if Borrower shall have included the applicable information required by such requirement in applicable periodic or other reports (including any amendments thereto) filed or furnished on the SEC’s Electronic Data Gathering and Retrieval System (or any such successor system) within the time periods specified by the applicable SEC rules and regulations, including Rule 12b-25 under the Exchange Act, as long as such reports are publicly available (it being understood that the Administrative Agent shall not be required to confirm that the Borrower has taken such actions nor shall the Administrative Agent be required to retrieve any such publicly available materials or provide copies thereof to the Lenders). In addition, the Borrower may satisfy the requirement of clause (d) of this Section 10.1.2 by providing such information in a publicly available press release or on the Borrower’s website.

10.1.3 Compliance with Laws. Comply with all Applicable Laws, including ERISA, Environmental Laws, FLSA, OSHA, Anti-Terrorism Laws and Anti-Corruption Laws, and maintain all Governmental Approvals necessary to the ownership of its properties or conduct of its business unless failure to comply or maintain could not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, if any Environmental Release occurs at or on any properties of any Obligor or of a Subsidiary thereof, it shall act promptly and diligently to investigate and report to Administrative Agent and all appropriate Governmental Authorities the extent of, and to make appropriate remedial action to eliminate, such Environmental Release to the extent required by Environmental Laws, whether or not directed to do so by any Governmental Authority.

10.1.4 Taxes. Pay and discharge all Taxes prior to the date on which they become delinquent or penalties attach, unless such Taxes are being Properly Contested or the failure to pay or discharge such Taxes could not reasonably be expected to have a Material Adverse Effect.

10.1.5 Insurance. Maintain insurance with insurers with respect to the properties and business of Borrower and its Subsidiaries of such type (including workers’ compensation, larceny, embezzlement, or other criminal misappropriation insurance), in such amounts, and with such coverages and deductibles, as are customary for companies similarly situated, and/or required by any Applicable Law, and, in each case, reasonably satisfactory to the Collateral Agent (at the direction of the Required Lenders). If any Obligor or any of its Subsidiaries fails to maintain such insurance, the Collateral Agent (at the direction of the Required Lenders) may arrange for such insurance, but at the Borrower’s expense and without any responsibility on the Collateral Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent (at the direction of the Required Lenders) shall have the right, in the name of the Lenders, any Obligor and its Subsidiaries, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

10.1.6 Licenses. Keep each License affecting any Collateral (including the manufacture, distribution or Disposition of Inventory) or any other material real or personal property of Obligors and Subsidiaries in full force and effect except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect; promptly notify Administrative Agent of any proposed modification to any such License, or entry into any new material License, in each case, at least 15 days prior to its effective date; pay all material Royalties when due; and notify Administrative Agent of any default or breach asserted by any Person to have occurred under any material License.

10.1.7 Further Assurances; etc.

(a) Subject to clause (b) below, each Obligor will, and will cause each of the other Obligors to, grant to the Collateral Agent, for the benefit of the Secured Parties, security interests in such assets (other than Excluded Assets) of such Obligor and such other Obligors as are not covered by the grant and perfection requirements of any other Security Document as of the Closing Date (other than Excluded Assets), and as may be reasonably requested from time to time by the Collateral Agent (at the direction of the Required Lenders) or the Required Lenders. Subject to the limitations set forth herein or any other Loan Document, promptly upon the reasonable request by the Collateral Agent (at the direction of the Required Lenders) the Obligors shall (i) assist in correcting any jointly identified material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Security Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances, and other instruments as the Collateral Agent (at the direction of the Required Lenders) may reasonably request from time to time in order to carry out more effectively the purposes the Security Documents.

(b) With respect to any Person that is or becomes a Subsidiary after the Closing Date, other than an Immaterial Subsidiary, promptly (and in any event, by the time required by the Collateral Agent (at the direction of the Required Lenders)) (i) deliver to the Collateral Agent or its bailee the certificates, if any, representing all (or such lesser amount as is required) of the Equity Interests of any such Subsidiary that is a direct Subsidiary of an Obligor, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests, and all intercompany notes owing from such Subsidiary to any Obligor together with instruments of transfer executed in blank by a duly authorized officer of such

Obligor, (ii) cause such new Subsidiary (A) to execute a joinder agreement, substantially in the form of Exhibit G hereto, and (B), to take all actions reasonably necessary or advisable in the reasonable opinion of the Collateral Agent (at the direction of the Required Lenders) to cause the Lien on the Collateral of such Subsidiary created by the applicable Security Document to be duly perfected in accordance with all Applicable Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Collateral Agent (at the direction of the Required Lenders), and (iii) at the request of the Collateral Agent, (at the direction of the Required Lenders) deliver to the Collateral Agent a signed copy of an opinion, addressed to the Collateral Agent and the Lenders, of counsel to the Obligors reasonably acceptable to the Collateral Agent (at the direction of the Required Lenders) as to such matters set forth in this Section 10.1.7(b) as the Collateral Agent may reasonably request (at the direction of the Required Lenders).

(c) Each Obligor agrees that each action required by clause (b) of this Section 10.1.7 shall be completed no event later than 2 Business Days after such action is required to be taken pursuant to such clauses or requested to be taken by the Collateral Agent (at the direction of the Required Lenders) or the Required Lenders (or such longer period as the Collateral Agent shall otherwise agree), as the case may be.

10.1.8 Designation of Subsidiaries. Each Person that is a Subsidiary of Borrower at any time, other than an Immaterial Subsidiary or an Excluded Subsidiary, shall be required to be an Obligor and shall be subject to all terms and conditions hereof applicable to Obligors. For the avoidance of doubt, no Investment shall be made by Borrower or any Subsidiary thereof in any Person other than an Obligor unless permitted under Section 10.2.4.

10.1.9 Lender Calls. Upon the occurrence and during the continuance of any Event of Default, participate (together with senior management thereof, and such professional advisors as may be reasonably requested by the Administrative Agent (at the direction of the Required Lenders)) in such calls and/or in-person meetings with the Agents and Lenders (which may be limited to private-side Lenders in relation to any MNPI) as are reasonably requested by Administrative Agent (at the direction of the Required Lenders) or Required Lenders.

10.1.10 Existence. Except as otherwise permitted under Section 10.2.8 at all times preserve and keep in full force and effect its existence (including, with respect to the Borrower, its existence as a Delaware corporation), rights and privileges, and become or remain duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except (other than in the case of the Borrower) to the extent that the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect and all rights and franchises, licenses and permits material to its business.

10.1.11 Maintenance of Properties, Etc. Maintain and preserve all of its properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear and casualty excepted, and comply, and cause each of its Subsidiaries to comply, at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder, except to the extent the failure to so maintain and preserve or so comply could not reasonably be expected to have a Material Adverse Effect.

10.1.12 Anti-Corruption Laws; Anti-Money Laundering Laws; Sanctions.

(a) Maintain policies and procedures designed to promote compliance by each Obligor, its Subsidiaries and their respective directors, officers, employees and agents with all Anti-Corruption Laws and Anti-Terrorism Laws.

(b) Not directly or indirectly use, lend or contribute the proceeds of any Loan for any purpose that would breach any Anti-Corruption Law, Anti-Terrorism Law or Sanctions.

10.1.13 Real Property.

(a) If Borrower or any Subsidiary thereof at any time acquires any Real Property (wherever located) or any interest in any Real Property (each such item of Real Property or interest therein constituting an item of “New Real Property”) with a Fair Market Value (or, if higher, purchase price) in excess of $1,000,000, (i) notify the Administrative Agent thereof, and (ii) if such New Real Property is owned in fee by any Obligor and the Collateral Agent (at the direction of the Required Lenders) shall notify such Obligor that a Mortgage and any other Real Property Deliverables shall be required with respect to such New Real Property, promptly (and, in any event, within 45 days of such Acquisition) furnish such Real Property Deliverables to the Collateral Agent. The Borrower shall pay all fees and expenses, including, without limitation, reasonable attorneys’ fees and expenses, in connection with each Obligor’s obligations under this Section 10.1.13.

(b) If any Collateral with a Fair Market Value (or, if higher, book value) in excess of $100,000 (when aggregated with all other Collateral at the same location) is at any time located on any Real Property that is leased by, but is not owned by, any Obligor (whether such Real Property is now existing or acquired after the Closing Date), or is stored on the premises of a bailee, warehouseman, or similar party, (i) deliver to the Collateral Agent a certified copy of the lease agreement with respect to such Real Property, and (ii) use commercially reasonable efforts to obtain an attornment and non-disturbance agreement (or similar) between the landlord (and any fee mortgagee) and the applicable Obligor with respect to such leasehold interest and the Collateral Agent, and a landlord waiver, subordination agreement, collateral access agreement or similar, in each case, as reasonably requested by the Collateral Agent (at the direction of the Required Lenders) or Required Lenders.

10.1.14 Credit Ratings. In the case of Borrower, use commercially reasonable efforts to obtain, and to thereafter maintain, (a) public corporate credit and public corporate family ratings, and (b) public ratings with respect to the Facilities, in each case, from any Acceptable Rating Agency; provided, that, in no event shall Borrower be required to maintain any specific rating.

10.1.15 Bremer Account. Within 30 days of the payment in full of the obligations owing to Bremer Bank and/or the termination of any commitments provided by Bremer Bank, the Borrower shall transfer any funds held in the Deposit Account maintained with Bremer Bank to a Deposit Account subject to a Control Agreement and shall use commercially reasonable efforts to close such Deposit Account maintained with Bremer Bank.

10.2. Negative Covenants. Until Full Payment, and as long as any Commitments or Obligations are outstanding, each Obligor shall not, and shall cause each Subsidiary not to:

10.2.1 Permitted Debt. Create, incur, guarantee or suffer to exist any Debt, except Debt incurred or arising in compliance with the following of this Section 10.2.1 (collectively, “Permitted Debt”):

(a) the Obligations;

(b) (i) the New Secured Notes Debt in an aggregate principal amount not to exceed $150,000,000 at any one time outstanding, and (ii) any Permitted Refinancing Debt incurred pursuant to a Permitted Refinancing of the foregoing;

(c) (i) the New Secured Convertible Notes Debt in an aggregate principal amount not to exceed $260,000,000 at any one time outstanding, and (ii) any Permitted Refinancing Debt incurred pursuant to a Permitted Refinancing of the foregoing;

(d) (i) any New Miner Equipment Lender Debt incurred on the Closing Date; provided, that (x) the aggregate principal amount of such New Miner Equipment Lender Debt shall not at any time exceed $52,946,996.93, and (y) such New Miner Equipment Lender Debt (and any Liens securing the same) shall be subject to the New Miner Equipment Lender Intercreditor Agreement, and (ii) any Debt under any Capital Lease Obligations, any purchase money Debt, and any other Debt, in each case, incurred after the Closing Date by any Obligor to finance (and incurred within 270 days of) the acquisition, construction, repair, or improvement of any fixed or capital assets, any Permitted Refinancing Debt incurred pursuant to a Permitted Refinancing of the foregoing; provided, that, (A) as of the time of, and after giving pro forma effect to the incurrence of any such Debt, (I) no Event of Default shall have occurred or shall be continuing, or would result therefrom, (II) Borrower shall be in compliance with the Financial Covenants, and (III) the Fixed Charge Coverage Ratio shall be at least 1.75:1.00, (B) such Debt shall be incurred pursuant to an arm’s length transaction consummated in the Ordinary Course of Business, and (C) such Debt shall either be unsecured, or shall be secured solely by Permitted Purchase Money Liens attaching only the assets acquired, constructed, repaired or improved with the proceeds such Debt; provided that the aggregate principal amount of all Debt that shall be permitted to be incurred or outstanding pursuant to this clause (d) shall not at any time exceed the greater of (x) $250,000,000, and (y) 10% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period (any and all Debt incurred in accordance with this clause (d), “Permitted Purchase Money Debt”);

(e) Permitted Acquired Debt, and any Permitted Refinancing Debt incurred pursuant to a Permitted Refinancing thereof;

(f) [reserved];

(g) Debt in respect of netting services, automatic clearinghouse arrangements, overdraft protections, treasury, depository, corporate purchasing cards and other credit cards, cash management, and similar arrangements, in each case, incurred in the Ordinary Course of Business;

(h) Debt incurred by any Obligor to (x) finance any Permitted Acquisition by such Obligor (but not for working capital purposes), so long as the proceeds thereof are actually used for such purposes and such Debt is incurred on or about the date that such Permitted Acquisition is actually consummated, and any Permitted Refinancing Debt incurred pursuant to a Permitted Refinancing of such Debt or (y) finance the purchase of any Equipment by such Obligor; provided, that, (i) in the case of each of the foregoing, as of the time of, and after giving pro forma effect to, the incurrence of any Debt under this clause (h), (x) no Event of Default shall have occurred or shall be continuing or would result therefrom, (y) the Obligors shall be in compliance with the Financial Covenants, and (z) the Fixed Charge Coverage Ratio shall be at least 1.75:1:00, (ii) Debt under this clause (h) shall either be unsecured, or shall be secured solely by Liens attaching only the assets acquired pursuant to any Permitted Acquisition that was financed with the proceeds such Debt, and (iii) the aggregate amount of all Debt that shall be permitted to be incurred or outstanding pursuant to this clause (h) shall not at any time exceed the greater of (A) $90,000,000 and (B) 45% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period (Debt incurred and outstanding in accordance with the foregoing clauses, “Permitted Acquisition Debt”);

(i) Debt owing by any Obligor to any other Obligor; provided, that any such Debt shall be evidenced by, and subject to, a Global Intercompany Note and Intercompany Subordination Agreement;

(j) Debt incurred in connection with the financing of insurance premiums in the Ordinary Course of Business;

(k) Debt owed to any Person providing workers’ compensation, unemployment insurance, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case, incurred in the Ordinary Course of Business;

(l) Debt in respect of performance bonds, completion guarantees, bid bonds, appeal bonds, surety bonds and similar obligations, in each case, provided in the Ordinary Course of Business;

(m) (i) Debt owed by any Subsidiary of Borrower that is not an Obligor to any Obligor, so long as the aggregate outstanding amount of all such Debt shall not exceed $5,000,000 at any time, and (ii) Debt owed by any Subsidiary of Borrower that is not an Obligor to any other Subsidiary of Borrower that is not an Obligor; provided, that, all Debt under this clause (m) shall be evidenced by a Global Intercompany Note and be permitted under clause (f) of the definition of “Restricted Investment”;

(n) Permitted Contingent Obligations comprising Guarantee Obligations of any Obligor with respect to Debt of any other Obligor expressly permitted by this Section 10.2.1 (other than any New Miner Equipment Lender Debt); provided, that, such Guarantee Obligations shall not rank senior to the Guarantees of the Obligations, and, if the Debt being guaranteed is subordinated or pari passu with the Obligations, then the guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Debt being guaranteed;

(o) Debt owing by any Obligor to any Subsidiary that is not Obligor, so long as such Debt is (i) unsecured, (ii) evidenced by a Global Intercompany Note, (iii) subordinated to the Obligations on terms satisfactory to the Administrative Agent (at the direction of the Required Lenders) pursuant to the Intercompany Subordination Agreement, and (iv) permitted under clause (f) of the definition of “Restricted Investment”;

(p) unsecured Debt under Swap Obligations incurred or arising pursuant to any Swap Agreement entered into by any Obligor in the Ordinary Course of Business for purposes of hedging the cost of up to 100% of the power required for customary operational needs of the Obligors (as projected in good faith by the Borrower based upon historical usage) and not for speculative purposes; provided, that, the entry into such Swap Agreement and incurrence of such Swap Obligations shall have been approved by (and such Swap Agreements shall be on terms and conditions, and with counterparties that are acceptable to) (i) the board of directors of the Borrower, and (ii) at least two (2) Class 3 Directors, in the case of (A) any single Swap Obligation or series of related Swap Obligations in excess of $5,000,000 in the aggregate, or (B) any Swap Obligation the incurrence of which would cause the aggregate amount of all Swap Obligations to exceed $15,000,000; provided, further, that, (i) such Debt and Swap Obligations shall not be guaranteed by any Person that is not an Obligor, and (ii) as of the time of, and after giving pro forma effect to, the incurrence of any such Debt or Swap Obligation, (x) no Event of Default shall have occurred or shall be continuing or would result therefrom, (y) the Obligors shall be in compliance with the Financial Covenants, and (z) the Fixed Charge Coverage Ratio shall be at least 1.75:1:00 (any Debt and Swap Obligations incurred in compliance with the foregoing, “Permitted Power Hedge Obligations”);

(q) M&M Lien Settlement Debt in an original principal amount of $54,451,925;

(r) Debt consisting of take or pay obligations contained in supply arrangements entered into in the Ordinary Course of Business; provided, that the aggregate amount thereof incurred or arising or outstanding at any one time shall not exceed $500,000;

(s) guarantees required by Governmental Authorities in the Ordinary Course of Business;

(t) Mortgage Takeback Debt in an original principal amount of $1,000,000;

(u) endorsements for collection, deposit, or negotiation and warranties of products or services, in each case, incurred or arising in the Ordinary Course of Business;

(v) Reinstated Other Secured Debt, and any Permitted Refinancing thereof; provided, that the aggregate amount of Debt under this Section 10.2.1(v) at any time outstanding shall not exceed $21,000,000 (all such Debt, “Permitted Prior Debt”);

(w) Debt (other than Debt of the types listed in the foregoing clauses) of any Obligor, so long as the aggregate amount thereof outstanding at any one time shall not exceed $10,000,000; provided, that such Debt shall be unsecured, or shall be secured in accordance with Section 10.2.2(z) on a junior basis to the Obligations on terms reasonably acceptable to the Collateral Agent (at the direction of the Required Lenders), and subject to an Acceptable Intercreditor Agreement;

(x) Debt of any Obligor (other than Debt of the types listed in the foregoing clauses), so long as the aggregate amount thereof outstanding at any one time shall not exceed an amount equal to the greater of (i) $10,000,000 and (ii) 5% of Consolidated Adjusted EBITDA for the Test Period most recently ended; provided, that such Debt (i) shall not be in the form of Borrowed Money, and (ii) shall not be secured or guaranteed;

(y) to the extent constituting Debt, any obligations in respect of or under the GUC Contingent Payment Obligations, New Warrants and New CVRs; and

(z) Debt in respect of all interest accruing on (including capitalized interest and interest paid in kind), and all reasonable and documented fees and expenses payable in connection with, any other Debt incurred in accordance with any other clause in this Section 10.2.1.

For purposes of determining compliance with this Section 10.2.1, if an item of Debt meets the criteria of more than one of the categories of Debt described above, Borrower shall, in its sole discretion, classify and reclassify or later divide, classify or reclassify such item of Debt (or any portion thereof) and will only be required to include the amount and type of such Debt in one or more of the above clauses; provided, that all New Miner Equipment Lender Debt and any related Permitted Refinancing Debt shall be deemed incurred and shall be required to be outstanding at all times pursuant to Section 10.2.1(d).

10.2.2 Permitted Liens. Create or suffer to exist any Lien upon any of its property or assets, except the following Liens (collectively, “Permitted Liens”):

(a) Liens securing the Obligations;

(b) Liens on Collateral to secure any New Secured Notes Debt, any New Secured Convertible Notes Debt, or any Debt incurred in accordance with Section 10.2.1 pursuant to a Permitted Refinancing of the foregoing; provided, that, in each case, such Liens shall rank junior to the Liens securing the Obligations, and such Liens, and the holders thereof and secured parties thereunder, shall be subject to the Intercreditor Agreement or any other Acceptable Intercreditor Agreement;

(c) Liens for Taxes not yet due or being Properly Contested;

(d) statutory or common law Liens of landlords, sub-landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens (other than Liens for Taxes or imposed under ERISA) arising in the Ordinary Course of Business, but only if (i) payment of the obligations secured thereby is not yet due or is being Properly Contested, and (ii) such Liens do not materially impair the value or use of the real or personal property or materially impair operation of the business of any Borrower any Subsidiary;

(e) customary Liens incurred or deposits made in the Ordinary Course of Business to secure the performance of tenders, bids, leases, contracts (except those relating to Borrowed Money), statutory obligations, surety, stay, customs, and appeal bonds, performance bonds, and other similar obligations, or arising as a result of progress payments under government contracts;

(f) pledges, deposits, or Liens in the Ordinary Course of Business in connection with (i) workers’ compensation, payroll taxes, unemployment insurance, and other social security legislation and (ii) securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Borrower, the Obligors, or any of the Subsidiaries;

(g) Liens arising by virtue of a judgment or judicial order against any Obligor, or any real or personal property of an Obligor, as long as such judgment does not otherwise result in an Event of Default under Section 11.1(g);

(h) easements, rights-of-way, restrictions, encroachments, other survey defects or matters that would be shown by a current, accurate survey of physical inspection, and covenants, building codes, restrictions (including zoning restrictions), encroachments, licenses, protrusions, or other agreements of record, and other similar charges, encumbrances or irregularities in title on Real Property imposed by law or arising in the Ordinary Course of Business that do not or could not reasonably be expected to materially detract from the value of the affected property nor secure any monetary obligation and do not interfere with the business of the Obligors in any material respect;

(i) normal and customary rights of setoff upon deposits in favor of depository institutions, and Liens of a collecting bank on Payment Items in the course of collection;

(j) Liens securing Permitted Prior Debt, (the “Permitted Prior Liens”);

(k) leases, licenses, subleases or sublicenses granted to others that do not (i) interfere in any material respect with the business of Borrower or the Subsidiaries, or (ii) secure any Debt;

(l) Liens arising from UCC financing statements filed regarding (i) operating leases entered into by an Obligor, and (ii) goods consigned or entrusted to or bailed to a Person in the Ordinary Course of Business;

(m) Liens in favor of customs or revenue authorities to secure payment of customs duties in connection with the importation of goods;

(n) Liens solely on any Cash earnest money deposits made by any Obligor or any Subsidiary in connection with any letter of intent or purchase agreement not prohibited by this Agreement;

(o) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by any Obligor in the Ordinary Course of Business permitted by this Agreement;

(p) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the Ordinary Course of Business and not for speculative purposes;

(q) Liens (i) on Cash advances in favor of the seller of any property to be acquired in an Investment permitted hereunder to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to Dispose of any property in an Asset Disposition permitted hereunder, to the extent that such Asset Disposition would have been permitted on the date of the creation of such Lien;

(r) ground leases in respect of real property on which facilities owned or leased by any of the Obligors are located;

(s) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto not to exceed the amount of such premiums in the Ordinary Course of Business;

(t) Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods in the Ordinary Course of Business;

(u) deposits of Cash with the owner or lessor of premises leased and operated by any Obligor to secure the performance of such Obligor’s obligations under the terms of the lease for such premises in the Ordinary Course of Business;

(v) Liens securing Permitted Purchase Money Debt or Debt incurred to purchase Equipment under Section 10.2.1(h); provided that, (x) in each case, such Liens shall only attach to the assets financed with such Debt, and (y) any Liens securing any New Miner Equipment Lender Debt and Permitted Refinancing thereof incurred in accordance with Section 10.2.1(d) shall be subject to a New Miner Equipment Intercreditor Agreement or an Acceptable Intercreditor Agreement, as applicable (any Liens incurred and outstanding in accordance with this clause (v), the “Permitted Purchase Money Liens”);

(w) Liens arising by operation of law in the United States under Article 2 of the UCC in favor of a reclaiming seller of goods or buyer of goods;

(x) any Lien on any assets acquired pursuant to any Permitted Acquisition (except any Equity Interests of any Person that becomes a Subsidiary pursuant to such Permitted Acquisition), if such Liens are required by the terms thereof to survive consummation of such Permitted Acquisition; provided that, (i) such Lien was granted, incurred or otherwise came into existence (and was properly attached to such assets) prior to the time that such Permitted Acquisition was consummated, and (ii) such Lien was not granted, incurred or otherwise came into existence in connection with, or in contemplation of, such Permitted Acquisition;

(y) any Lien securing any Permitted Acquired Debt and attaching only on the assets acquired pursuant to the related Permitted Acquisition (except any Equity Interests of any Person that becomes a Subsidiary pursuant to such Permitted Acquisition); provided that, (i) such Lien was granted, incurred or otherwise came into existence (and was properly attached to such assets) prior to the time that such Permitted Acquisition was consummated, and (ii) such Lien was not granted, incurred or otherwise came into existence in connection with, or in contemplation of, such Permitted Acquisition;

(z) other Liens incurred in the Ordinary Course of Business to secure Debt or other obligations of any Obligor in an aggregate principal amount at any time outstanding not to exceed the greater of $10,000,0000 and 5% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period incurred in accordance with Section 10.2.1(w); provided, that, (i) such Liens shall rank junior and shall be subordinated to the Liens securing the Obligations, and (ii) such Liens, and the Debt secured thereby (and the holders thereof) shall be subject to an Acceptable Intercreditor Agreement;

(aa) Liens (which shall rank junior to the Liens securing the Obligations) upon real or personal property leased in the Ordinary Course of Business under operating leases entered into in accordance with this Agreement by Borrower or any of its Subsidiaries in favor of the lessor; provided, that, (i) such Liens shall have been created at the inception of such lease transaction, (ii) such Liens shall only secure obligations of Borrower or any of its Subsidiaries under or in respect of such lease, and (iii) such Liens shall attach to or cover only the property subject to such lease, and improvements thereon;

(bb) Liens that are contractual rights of set-off or rights of pledge (i) relating to the establishment of depository relations with banks or other deposit-taking financial institutions and not given in connection with the issuance of Debt, (ii) relating to pooled deposit or sweep accounts of Borrower or any of the Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in accordance with this Agreement in the in the Ordinary Course of Business of Borrower or any of the Subsidiaries, or (iii) relating to purchase orders and other agreements entered into in accordance with this Agreement with customers of any Subsidiary in the Ordinary Course Of Business;

(cc) Liens on Cash and Cash Equivalents securing reimbursement obligations under letters of credit permitted hereunder;

(dd) Liens securing Mortgage Takeback Debt and M &M Lien Settlement Debt permitted under Section 10.2.1 and attaching only to the assets acquired or financed with the proceeds of such Mortgage Takeback Debt, or M&M Lien Settlement Debt, as applicable;

(ee) Liens in connection with any zoning, building or similar requirement of law or right reserved to or vested in any Governmental Authority to control or regulate the use of any or dimensions of real property or the structure thereon;

(ff) Liens on any assets of any Obligor granted to secure Debt owing by it to any other Obligor incurred in accordance with Section 10.2.1(i);

(gg) Liens on any assets of any Subsidiary that is not an Obligor granted to secure Debt owing by such Subsidiary to any Obligor incurred in accordance with Section 10.2.1(m);

(hh) [reserved]; and

(ii) Liens securing Debt permitted under Section 10.2.1(z);

For the avoidance of doubt, notwithstanding anything else herein to the contrary, no Lien on any property or assets of any Obligor (including any Permitted Lien or Permitted Prior Lien) shall rank pari passu with, or senior to, any Lien thereon granted in favor of the Collateral Agent or otherwise securing any of the Obligations except to the extent expressly permitted pursuant to this Section 10.2.2 (as in effect on the Closing Date).

10.2.3 Distributions; Upstream Payments. Declare or make any Distributions, except the following:

(a) Upstream Payments;

(b) Distributions or payments in order to pay Taxes imposed on, or incurred by, any Obligor;

(c) Distributions used to pay franchise, excise or similar taxes attributable to the Borrower and its Subsidiaries, and reasonable and customary operating or overhead costs, in each case, required to maintain Borrower’s and any of its Subsidiary’s corporate or organizational existence;

(d) Distributions to finance cash payments in lieu of the issuance of fractional shares of Equity Interests in the Borrower upon exercise or conversion of securities issued in accordance with this Agreement that are exchangeable for or convertible into Equity Interests of the Borrower, or in connection with any share dividend, share split (or reverse share split), merger, consolidation, amalgamation or other business combination of the Borrower, in each case, consummated in accordance with this Agreement;

(e) Distributions used to repurchase Equity Interests deemed to occur upon the exercise of stock options or similar equity rights to the extent such Equity Interests represent a portion of the exercise price of those stock options or similar equity rights and repurchases of Equity Interests or options to purchase Equity Interests in connection with the exercise of stock options or similar equity rights, in each case, to the extent necessary to pay applicable withholding or similar taxes;

(f) any other Distribution in an amount not exceed then-remaining Available Amount (if any) (which shall, for the avoidance of doubt, be calculated after giving effect to (x) all Distributions made pursuant to this clause, and all Investments made pursuant to clause (j) of the definition of “Restricted Investment”, at any time through to (and including on) the date of such Distribution, and (y) all other Distributions pursuant to this clause, and all Investments pursuant to clause (j) of the definition of “Restricted Investment”, proposed to be made on or about the same date as such Distribution); provided, that, (x) pro forma for such Distribution, the Obligors shall be in compliance with the Financial Covenants, and the Fixed Charge Coverage Ratio shall be at least 2:00:1:00 and (y) no Default or Event of Default shall have occurred or shall be continuing or result therefrom; and

(g) Distributions used to make payments in Cash to holders of the New CVRs in accordance with, or as contemplated by, the New Contingent Value Rights Agreement; provided that no Event of Default shall have occurred or shall be continuing or result therefrom.

In addition, Borrower shall not create or permit to exist any encumbrance or restriction on the ability of a Subsidiary to make any Upstream Payment, except for Permitted Restrictions.

For the avoidance of doubt, nothing herein shall prohibit or limit any payment of any principal, interest, premium (if any), fees or other amounts payable in respect of the Obligations, any Permitted Purchase Money Debt, New Secured Notes Debt, New Secured Convertible Notes Debt, Permitted Prior Debt, Mortgage Takeback Debt, M&M Lien Settlement Debt, Debt incurred to finance any Permitted Acquisition or the purchase of Equipment, Permitted Acquired Debt, New Miner Equipment Lender Debt and Permitted Prior Debt, or any Permitted Refinancing of the foregoing incurred in accordance with Section 10.2.1, in each case, to the extent such payment is made in accordance with the terms of (a) the definitive documentation governing such Debt, and (b) (i) in the case of the New Secured Notes Debt and New Secured Convertible Notes Debt, the Intercreditor Agreement, and (ii) in the case of the New Miner Equipment Lender Debt, the New Miner Equipment Intercreditor Agreement.

10.2.4 Restricted Investments. Make any Restricted Investment.

10.2.5 Dispositions. Consummate any Asset Disposition, except a Permitted Asset Disposition; provided, that, any proceeds thereof received at any time by Borrower or any Subsidiary thereof shall be maintained by them in accordance with this Agreement (it being agreed that, in the case of any proceeds in the form of Cash or Cash Equivalents, the same shall at all times be held in a Deposit Account subject to a Control Agreement); provided, that, no Cash or Cash Equivalents received in connection with a Permitted Asset Disposition shall be transferred out of any Deposit Account except if, and solely in the amount, required to make a prepayment or repayment of Obligations in accordance with Section 5. For the avoidance of doubt, the foregoing shall not be construed as permitting, and shall not operate as a consent or waiver with respect to, the consummation of any Asset Disposition, or the payment of any disbursement, in each case, that would not otherwise be permitted hereunder, or any Default or Event of Default resulting from the same, or any consequence thereof.

10.2.6 Prepayments of Certain Indebtedness. No Obligor shall, nor shall it permit any of its Affiliates to, directly or indirectly, purchase, redeem, defease or prepay any principal of, premium, if any, of any Subordinated Debt of any Obligor or any of its Subsidiaries prior to its scheduled maturity.

10.2.8 Fundamental Changes.

(a) Change its legal name; change its tax, charter or other organizational identification number; or change its form or state of organization;

(b) With respect to Borrower, liquidate, wind up its affairs or dissolve itself; or effect a Division, merge, combine or consolidate with any Person, or Dispose of all or substantially all of its assets, whether in a single transaction or in a series of related transactions.

(c) With respect to any Subsidiary of Borrower that is not an Obligor liquidate, wind up its affairs or dissolve itself; or effect a Division, merge, combine or consolidate with any Person, whether in a single transaction or in a series of related transactions, unless (i) as of the time of, and after giving pro forma effect to such Division, merger, combination or consolidation, no Event of Default shall have occurred or shall be continuing or result therefrom, (ii) in connection with any liquidation, winding up of affairs, or dissolution, all of the assets of such liquidating, winding up, or dissolving Subsidiary shall be transferred to an Obligor that is not liquidating, winding up or dissolving, and such Obligor shall promptly (but, in any event, within 30 days thereof) take such actions as shall be required to cause the assets so transferred to become subject to the Collateral Agent’s Lien to secure the Obligations to the same extent as all other Collateral, and (iii) in connection with any Division, merger, combination or consolidation, the surviving entity is an Obligor.

10.2.9 Subsidiaries. (a) Form or acquire any Subsidiary after the Closing Date unless such Subsidiary and the Obligor that owns the Equity Interests therein complies with the requirements set forth in Section 10.1.7 and, as applicable, Section 10.1.13, (b) permit any Subsidiary to issue, or Dispose of any of its, Equity Interests other than to the Borrower or an Obligor, or (c) permit any Subsidiary to become “unrestricted” under, or for purposes of, the Loan Documents (including by permitting any Subsidiary to not be required to comply with any covenant in this Agreement, including in Section 10.1 or Section 10.2 hereof, that is expressed to be applicable to or binding on Subsidiaries of the Borrower as of the Closing Date (unless the Lenders have consented thereto in accordance with Section 14.1)).

10.2.10 Organic Documents and Material Contracts. Other than as otherwise permitted by this Agreement, amend, supplement, modify or otherwise change any of its Organic Documents or any Material Contract, other than in the Ordinary Course of Business, and solely to the extent and in a manner that is not adverse to the Lenders, the Agents, or to the Liens securing the Obligations, and, in each case, subject to prompt delivery to the Administrative Agent of written notice thereof (which notice shall be accompanied by a copy of the agreement, document or other instrument relating to such amendment, supplement, modification or consent) (it being agreed that any amendment or modification to any Acceptable Custodial Agreement that could reasonably result in the Collateral Agent not having a first-priority Lien on or control (as defined in Article 8 or 9 of the UCC, as applicable) over the Cryptocurrency deposited therein or credited thereto shall be deemed to be adverse to the Secured Parties).

10.2.11 Accounting Changes. Make any material change in accounting treatment or reporting practices, except as required by GAAP and in accordance with Section 1.2; or change its Fiscal Year.

10.2.12 Restrictive Agreements. Become a party to any Restrictive Agreement other than agreements containing solely Permitted Restrictions.

10.2.13 Swap Obligations. Enter into any Swap Agreement, or incur any Swap Obligation, or amend or modify any Swap Agreement (including, directly or indirectly, with respect to any notional amount, or any Swap Obligation or other obligation or exposure thereunder), except to the extent that such Swap Agreement and Swap Obligation constitutes a Permitted Power Hedge Obligation. For avoidance of doubt, this Section 10.2.13 shall not restrict or otherwise limit any sale of Bitcoin pursuant to clause (l) of the definition of Exempted Dispositions and otherwise in accordance with Section 10.2.5.

10.2.14 Conduct of Business. Engage in any line of business materially different than the lines of business conducted by it on the Closing Date and any activities related, similar or incidental thereto or synergistic therewith.

10.2.15 Affiliate Transactions. Enter into, be party to, or consummate, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (each, an “Affiliate Transaction”), unless (i) such Affiliate Transaction is consummated in good faith, and for a legitimate business purpose, (ii) such Affiliate Transaction is on terms that are no less favorable to such Obligor than those that might be obtained at such time in a comparable arm’s-length transaction consummated with a Person who is not an Affiliate (except in the case of any Affiliate Transaction or series of related Affiliate Transactions involving payments or property with a Fair Market Value not in excess of $500,000 in the aggregate), (iii) in the case of any Affiliate Transaction or series of related Affiliate Transactions involving payments or property with a Fair Market Value in excess of $1,000,000 in the aggregate, such Affiliate Transaction is approved by a majority of the disinterested members of the board of directors (or equivalent governing body) of the Borrower and any Subsidiary consummating such Affiliate Transaction, (iv) in the case of any Affiliate Transaction or series of related Affiliate Transactions involving payments or property with a Fair Market Value in excess of $2,500,000, Borrower shall, not less than five (5) Business Days prior to consummation of such Affiliate Transaction, deliver a written notice thereof to the Administrative Agent, accompanied by an Officer’s Certificate including sufficient detail with respect to the subject matter, parties, consideration, and other aspects involved in such transaction, and certifying as to compliance with the provisions of this Agreement, and (v) in the case of any Affiliate Transaction or series of related Affiliate Transactions involving payments or property with a Fair Market Value in excess of $10,000,000, Borrower shall, not less than five (5) Business Days prior to consummation of such Affiliate Transaction, deliver to the Administrative Agent a favorable written opinion from a nationally or regionally recognized investment banking, accounting or appraisal firm confirming that such transaction (x) is fair to Borrower and its Subsidiaries from a financial point of view, or (y) is not materially less favorable to Borrower and its Subsidiaries than could be obtained at the time in an arm’s length transaction with a Person who was not an Affiliate; provided, that, the foregoing shall not apply to:

(a) any transaction between or among Borrower, any Subsidiary thereof (or any entity that becomes a Subsidiary as a result of such transaction) or any Affiliate thereof or any of their respective Related Parties, or among any of them, to the extent such transaction is otherwise permitted under any other provision of Section 10.2 of this Agreement, and is consummated in the Ordinary Course of Business, or as part of any customary tax, accounting, pension, Cash management or other administrative activities, and not for the purpose of circumventing any covenant hereunder;

(b) payment of reasonable compensation to officers and employees of Borrower and its Subsidiaries for services actually rendered;

(c) payment of reasonable and customary compensation and indemnities to directors of Borrower and its Subsidiaries for services actually rendered;

(d) transactions with a person who is not an Affiliate immediately before the consummation of such transaction that becomes an Affiliate as a result of such transaction; and

(e) any of the transactions or agreements contemplated by the Plan, as these agreements may be amended, modified, supplemented, extended, renewed or replaced from time to time, so long as any such amendment, modification, supplement, extension, renewal or replacement is not more disadvantageous to the Lenders in any material respect in the good faith judgment of the Board of Directors of the Borrower when taken as a whole than the terms of the transactions or agreements in effect as of the Restructuring Plan Effective Date.

10.2.16 Plans. Become party to any Multiemployer Plan or Foreign Plan, other than any in existence on the Closing Date.

10.2.17 Classification. Take any action (or permit any parent entity or other Person Controlling Borrower to take any action (including, but not limited to, an election under Treasury Regulations Section 301.7701-3)) that would result in a change in the tax classification of Borrower for U.S. federal income tax purposes.

10.2.18 Immaterial Subsidiaries.

(a) Permit any Immaterial Subsidiary to own any property (real or personal) or assets (in each case, of whatever nature) with a Fair Market Value in excess of $2,500,000 or together with all other Immaterial Subsidiaries more than $5,000,000 in the aggregate, (ii) create, incur, assume or suffer to exist any Debt or (iii) create or permit to exist any Lien on any of its real or personal properties, assets or rights of whatever nature (whether now owned or hereafter acquired).

(b) Make any Investment in or Distribution to, or enter into any other transaction of any nature whatsoever with, any Immaterial Subsidiary.

10.3. Financial Covenants .

10.3.1 Leverage. Obligors shall not permit the Leverage Ratio as of the last day of any Fiscal Quarter (beginning with the first Fiscal Quarter ending after the Closing Date) to exceed the correlative ratio indicated below (the requirements hereof, the “Leverage Covenant”):

Fiscal Quarter Ending	Leverage Ratio
March 31, 2024	4.50:1.00
June 30, 2024	4.50:1.00
September 30, 2024	4.50:1.00
December 31, 2024	4.50:1.00
March 31, 2025	3.00:1.00
June 30, 2025	3.00:1.00
September 30, 2025	3.00:1.00
December 31, 2025	3:00:1.00
March 31, 2026	2:00:1.00
June 30, 2026	2:00:100
September 30, 2026	2:00:100
December 31, 2026 and thereafter	2:00:100

10.3.2 Minimum Liquidity. Obligors shall not permit or cause the aggregate amount of Liquidity to be less than $25,000,000, as of the last Business Day of each month (the requirements hereof, the “Liquidity Covenant”, and, the Liquidity Covenant, together with the Leverage Covenant, the “Financial Covenants”).

10.4. Cash Management; Cryptocurrency; Anti-Hoarding.

10.4.1 Deposit Accounts; Securities Accounts; Cash Management.

(a) Obligors shall at all times maintain Cash management services of a type and on terms reasonably satisfactory to the Agents (at the direction of the Required Lenders) at one or more of Cash Management Banks, and shall not establish or maintain (or permit any Subsidiary to establish or maintain) any Cash management services or any Deposit Accounts at any other institution other than Excluded Accounts.

(b) Obligors shall (and shall cause their Subsidiaries to) deposit (or cause to be deposited) promptly (and, in any event, no later than the Business Day immediately after the date of receipt thereof) all Cash and Cash Equivalents generated by the business, or constituting any proceeds of, or payments received on account of, any Disposition of any asset (including any Collateral), including all Collections (of a nature susceptible to a deposit in a Deposit Account), and all other amounts received by any Obligor or Subsidiary thereof (including payments made by Account Debtors directly to any Obligor or Subsidiary thereof) into a Cash Management Account unless required to be held in an Excluded Account.

(c) Obligors shall not maintain (and shall not permit any of their Subsidiaries to maintain) any Cash, Cash Equivalents, securities or securities entitlements in any location, except in one or more (i) Cash Management Accounts (in the case of Cash and Cash Equivalents (except in any Excluded Account)), (ii) Securities Accounts (in the case of securities or securities entitlements) subject to a Control Agreement or (iii) Excluded Accounts.

(d) Obligors shall not at any time (i) permit any Cryptocurrency to be owned or held by any Subsidiary that is not a Guarantor, (ii) hold any Cryptocurrency directly, or permit any Cryptocurrency to be held or maintained at or by any institution or Person, or in any location, except in a Securities Account at an Acceptable Custodian subject to an Acceptable Custodial Agreement and subject to a Control Agreement it being agreed that, in accordance with Section 6.3, Obligors shall have 30 days from the Closing Date to cause such Control Agreements to be entered into in respect of any Securities Accounts with Cryptocurrency in existence on the Closing Date).

(e) In the event, at any time, (a) notwithstanding Section 10.2.10, any Acceptable Custodial Agreement is amended, supplemented or otherwise modified, restated or replaced, in each case, in any manner adverse to the Secured Parties (it being agreed that any amendment or modification that could reasonably result in the Collateral Agent not having a first-priority Lien on or control (as defined in Article 8 or 9 of the NY UCC, as applicable) over the Cryptocurrency deposited therein or credited thereto shall be deemed to be adverse to the Secured Parties), or (b) any Change in Law occurs, and, as a result thereof, the Collateral Agent (at the direction of the Required Lenders) reasonably determines that any action (including entry into any agreement, delivery of any instrument or otherwise) shall be necessary or advisable to ensure that Collateral Agent obtains or maintains fully perfected first-priority Lien on any Cryptocurrency, then, in each case, the Obligors shall take all such actions requested by Collateral Agent (at the direction of the Required Lenders) in connection therewith, in accordance with all Applicable Law.

10.4.2 Anti-Hoarding. Obligors shall (a) cause all Cryptocurrency in which any Obligor has any interest to be converted into Cash in Dollars within ten (10) days’ of receipt of such Cryptocurrency (including receipt as a result of any Bitcoin mining activities) (provided, that, if and to the extent that, notwithstanding the use of commercially reasonable efforts, Obligors shall fail to sell any such Cryptocurrency during such time period as a result of circumstances beyond the Borrower’s control, any failure to convert Cryptocurrency into Dollars resulting therefrom shall not constitute a Default or Event of Default), and (b) promptly upon (and, in any event, no later than the Business Day immediately after the date of) any such conversion described in clause (a), deposit (or cause to be deposited) all Cash generated pursuant thereto into a Cash Management Account subject to a Control Agreement (it being agreed that Obligors shall have 30 days from the Closing Date to cause such Control Agreements to be entered into in respect of any Deposit Accounts in existence on the Closing Date) (the obligations hereunder, the “Anti-Hoarding Covenant”). For the avoidance of doubt, pending compliance with the Anti-Hoarding Covenant, each Obligor shall cause any Cryptocurrency it has any interest in to be held in a Securities Account at an Acceptable Custodian and subject to a Control Agreement as required by Section 10.4.1(d)(ii).

SECTION 11. EVENTS OF DEFAULT; REMEDIES ON DEFAULT

11.1. Events of Default. Each and any one or more of the following shall be an “Event of Default” if it occurs for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:

(a) Borrower shall fail to pay any principal of any Loan (or portion thereof) when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) Borrower shall fail to pay any interest on any Loan or any fee or any other Obligation (other than an amount referred to in clause (a) above) payable under any Loan Document, within three (3) Business Days after the same shall become due and payable;

(c) any representation or warranty of an Obligor made in any Loan Document made or deemed made by or on behalf of any Obligor or by an officer of the foregoing under or in connection with any Loan Document or under or in connection with any certificate or other writing delivered to any Secured Party pursuant to any Loan Document shall be false or misleading in any material respect when given (or, with respect to representations and warranties qualified by materiality, in all respects);

(d) any Obligor or any Subsidiary shall breach, or fail to perform, or default under, any covenant applicable to it contained in Section 6.3, 8.1.4, 8.2, 8.5, 10.1, 10.2, 10.3, 10.4,; provided, that in the case of Section 10.4.1(e), such breach, failure or default may be cured within 30 days;

(e) any Obligor shall breach, or fail to perform, or default under, any other covenant contained herein or in any Loan Documents, and such breach, failure or default is not cured within 20 days (or 10 days in the case of a breach of Section 10.1.2) after a Senior Officer of such Obligor or any Subsidiary has knowledge thereof or receives notice thereof from Administrative Agent, whichever is sooner; provided, however, that such notice and opportunity to cure shall not apply if the breach, failure to perform or default is not capable of being cured within such period;

(f) (i) any “Event of Default” (in each case, as defined in, the New Secured Notes Documents or the New Secured Convertible Notes Documents, as applicable) occurs under any of the New Secured Notes Documents or New Secured Convertible Notes Documents; or (ii) any failure to pay any amount in excess of $5,000,000 (individually or in the aggregate with any other such amount) when due under the New Contingent Value Rights Agreement or otherwise in respect of any New CVRs; or (iii) any breach or default of an Obligor or any Subsidiary occurs under any Swap Agreement or in respect of any Swap Obligation, or under any instrument or agreement to which any Obligor is a party, or by which any Obligor or any of its properties is bound (except any Loan Document, or any instrument or agreement contemplated by clauses (i) and (ii) hereof), in each case, relating to any Debt (other than the Obligations, or any Debt under any instrument or agreement contemplated by clauses (i) and (ii) hereof) in excess of $10,000,000 individually or in the aggregate with any such other Debt, if the maturity of such Debt, or any payment, repurchase, defeasance, or redemption of or with respect to such Debt, is or may be accelerated or demanded due to such breach or default;

(g) any judgment or order for the payment of money is entered against an Obligor or any Subsidiary in an amount that exceeds, individually or cumulatively with all unsatisfied judgments or orders against all Obligors and Subsidiaries, $10,000,000 (excluding amounts of insurance coverage therefor that has not been denied by the insurer, or subject to a customary contractual indemnity arrangement, and available to the Obligors for payment of such liabilities), and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty consecutive days;

(h) an Obligor or any Subsidiary is enjoined, restrained or in any way prevented by any Governmental Authority from conducting any part of its business which could reasonably be expected to have a Material Adverse Effect; there is a cessation of any part of an Obligor’s any Subsidiary’s business which could reasonably be expected to have a Material Adverse Effect; a material portion of the Collateral or real or personal property of an Obligor or any Subsidiary is taken or impaired through condemnation the effect of which could reasonably be expected to have a Material Adverse Effect;

(i) an Insolvency Proceeding is commenced by an Obligor; an Obligor makes an offer of settlement, extension or composition to its unsecured creditors generally; a trustee is appointed to take possession of any substantial real or personal property of or to operate any of the business of an Obligor; or an Insolvency Proceeding is commenced against an Obligor, and the Obligor consents to institution of the proceeding, the petition commencing the proceeding is not timely contested by the Obligor, the petition is not dismissed within 60 days after filing, or an order for relief approving such Insolvency Proceeding is entered in the proceeding;

(j) an ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of an Obligor to a Pension Plan, Multiemployer Plan or PBGC, or that constitutes grounds for appointment of a trustee for or termination by the PBGC of any Pension Plan or Multiemployer Plan to the extent the foregoing could reasonably be expected to have a Material Adverse Effect; an Obligor or ERISA Affiliate fails to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan to the extent the foregoing could reasonably be expected to have a Material Adverse Effect; or any event similar to the foregoing occurs or exists with respect to a Foreign Plan to the extent the foregoing could reasonably be expected to have a Material Adverse Effect;

(k) any Obligor is criminally convicted for (i) a felony committed in the conduct of the Obligor’s business, or (ii) violating any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act) that could reasonably be expected to have a Material Adverse Effect;

(l) a Change of Control occurs;

(m) [reserved]; or

(n) (i) any Loan Document shall, in whole or in part, cease to be effective and legally valid, binding and enforceable against any Obligor or Affiliate thereof, or shall otherwise cease or fail be effective to create the rights and obligations purported to be created thereunder in favor of any Secured Party, or (ii) any Obligor thereof shall repudiate or revoke (or attempt or purport to repudiate or revoke) any of its obligations or covenants under any Loan Document, or (iii) Collateral Agent shall not have or shall cease to have a valid and perfected Lien in a material portion of the Collateral purported to be covered by the Security Documents with the priority required by the relevant Security Document, in each case, for any reason other than the failure of Collateral Agent or any Secured Party to take any action within its control.

11.2. Remedies upon Default.

11.2.1 Remedies Generally. If an Event of Default described in Section 11.1(i) occurs with respect to any Obligor, then to the extent permitted by Applicable Law, all Obligations shall become automatically due and payable, and all Commitments shall terminate, without any action by any Agent or notice of any kind. In addition, or if any other Event of Default exists, Administrative Agent may do or direct the Collateral Agent to do any one or more of the following from time to time (in addition to any and all other things as provided elsewhere in Section 11.2):

(a) declare any Obligations to be immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Borrower to the fullest extent permitted by law;

(b) terminate, reduce or condition any Commitment;

(c) require the Obligors to cash collateralize then Obligations; and

(d) exercise any other rights, remedies, powers and privileges afforded under the Loan Documents or any other agreement, by law (including under the Bankruptcy Code and other Applicable Law), at equity and otherwise, including the rights and remedies of a secured party under the UCC.

11.2.2 Disposition of Collateral. Without limiting the generality of the foregoing, the Administrative Agent may direct the Collateral Agent to and the Collateral Agent may thereafter, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind to or upon any Obligor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), during the continuance of any Event of Default (personally or through its agents or attorneys), to the maximum extent permitted under the Bankruptcy Code and other Applicable Law: (i) enter upon the premises where any Collateral is located, without any obligation to pay rent, through self-help, without judicial process, without first obtaining a final judgment or giving any Obligor or any other Person notice or opportunity for a hearing on any Agent’s claim or action, (ii) collect, receive, appropriate and realize upon any Collateral, (iii) sell, grant any option to purchase, and/or deliver any Collateral (in its then condition, or after any further manufacturing or processing thereof) (and enter into contractual obligations to do any of the foregoing), in lots or in bulk, in one or more parcels, at public or private sale or sales, at any exchange, broker’s board or office of any Secured Party or elsewhere, upon such terms and conditions, and at such prices, as it may deem necessary, prudent or advisable, for Cash or on credit or for future delivery (or any combination thereof), or without charge, and/or without assumption of any credit risk, and any of the foregoing may be adjourned from time to time in accordance with Applicable Law, and Collateral Agent shall have the right to purchase all or any portion of the Collateral free of any right or equity of redemption of any Obligor, which right or equity is hereby waived and released, at any public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may credit bid and set off the amount of such price against the Obligations, (iv) withdraw all Cash and Cash Equivalents in any Deposit Account, Commodity Account or Securities Account of a Obligor and apply such Cash and Cash Equivalents and other Cash, if any, and other securities, then held by it as Collateral in satisfaction of the Obligations, and (v) give notice and take sole possession and control of all amounts on deposit in or credited to any Deposit Account, Commodity Account or Securities Account pursuant to the related Control Agreement.

11.2.3 Management of Collateral. Each Obligor further agrees, that, during the continuance of any Event of Default, (i) at the Collateral Agent’s request, it shall assemble the Collateral and make it available to the Collateral Agent at places that the Collateral Agent shall reasonably select, whether at such Obligor’s premises or elsewhere, (ii) without limiting the foregoing, the Collateral Agent also has the right to require that each Obligor store and keep any Collateral pending further action by the Collateral Agent and, while any such Collateral is so stored or kept, provide such guards and maintenance services as shall be necessary to protect the same and to preserve and maintain such Collateral in good condition, (iii) until the Collateral Agent is able to sell any Collateral, the Collateral Agent shall have the right to hold or use such Collateral to the extent that it deems appropriate for the purpose of preserving the Collateral or its value or for any other purpose deemed appropriate by the Collateral Agent, and (iv) the Collateral Agent may, if it so elects, seek the appointment of a receiver or keeper to take possession of any Collateral and to enforce any of the Collateral Agent’s remedies (for the benefit of the Secured Parties), with respect to such appointment without prior notice or hearing as to such appointment. No Agent shall have any obligation to any Obligor to maintain or preserve the rights of any Obligor as against third parties with respect to any Collateral while such Collateral is in the possession of any Agent.

11.2.4 Direct Obligation. No Agent nor any other Secured Party shall be required to make any demand upon, or pursue or exhaust any right or remedy against, any Obligor or any other Person with respect to the payment of the Obligations or to pursue or exhaust any right or remedy with respect to any Collateral therefor or any direct or indirect guaranty thereof. All of the rights and remedies of any Agent and any other Secured Party under any Loan Document shall be cumulative, may be exercised individually or concurrently and not exclusive of any other rights or remedies provided by any Applicable Law. To the extent it may lawfully do so, each Obligor absolutely and irrevocably waives and relinquishes the benefit and advantage of, and covenants not to assert against any Agent or any Lender or other Secured Party, any valuation, stay, appraisement, extension, redemption or similar laws and any and all rights or defenses it may have as a surety, now or hereafter existing, arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other Disposition of any Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 calendar days before such sale or other Disposition.

11.2.5 Commercially Reasonable. To the extent that any Applicable Law imposes duties on the Collateral Agent to exercise remedies in a commercially reasonable manner, each Obligor acknowledges and agrees that each Agent shall be deemed to have complied with such duties even if it shall:

(i) fail to incur significant costs, expenses or other liabilities to prepare any Collateral for Disposition or otherwise to complete raw material or work in process into finished goods or other finished products for Disposition;

(ii) fail to obtain permits, or other consents, for access to any Collateral to sell or for the collection or sale of any Collateral, or, if not required by other Applicable Law, fail to obtain permits or other consents for the collection or Disposition of any Collateral;

(iii) fail to exercise remedies against account debtors or other Persons obligated on any Collateral or to remove Liens on any Collateral or to remove any adverse claims against any Collateral;

(iv) advertise Dispositions of any Collateral through publications or media of general circulation, whether or not such Collateral is of a specialized nature or to contact other Persons, whether or not in the same business as any Obligor, for expressions of interest in acquiring any such Collateral;

(v) exercise collection remedies against account debtors and other Persons obligated on any Collateral, directly or through the use of collection agencies or other collection specialists, hire one or more professional auctioneers to assist in the Disposition of any Collateral, whether or not such Collateral is of a specialized nature, or, to the extent deemed appropriate by such Agent, obtain the services of other brokers, investment bankers, consultants and other professionals to assist such Agent in the collection or Disposition of any Collateral, or utilize Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets to Dispose of any Collateral;

(vi) Dispose of assets in wholesale rather than retail markets;

(vii) disclaim Disposition warranties, such as title, possession or quiet enjoyment; or

(viii) purchase insurance or credit enhancements to insure the Collateral Agent against risks of loss, collection or Disposition of any Collateral or to provide to any Agent a guaranteed return from the collection or Disposition of any Collateral.

11.2.6 Accounts and Payments in Respect of General Intangibles.

(a) In addition to, and not in substitution for, any other provision in this Agreement, if required by any Agent at any time during the continuance of an Event of Default, on and after the date on which at least one deposit account or securities account has been established, any payment of accounts or payment in respect of general intangibles, when collected by any Obligor, shall be promptly (and, in any event, within two (2) Business Days) deposited by such Obligor in the exact form received, duly indorsed by such Obligor to such Agent, or such other account, subject to withdrawal by such Agent as provided herein. Until so turned over, such payment shall be held by such Obligor in trust for the Agents, segregated from other funds of such Obligor. Each such deposit of proceeds of accounts and payments in respect of general intangibles shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

(b) At any time during the continuance of an Event of Default:

(A) each Obligor shall, upon the Collateral Agent’s written request, deliver to the Collateral Agent all original and other documents evidencing, and relating to, the contractual obligations and transactions that gave rise to any account or any payment in respect of general intangibles, including all original orders, invokes and shipping receipts and notify account debtors that the accounts or general intangibles have been collaterally assigned to the Collateral Agent and that payments in respect thereof shall be made directly to the Collateral Agent;

(B) the Collateral Agent may, without notice, at any time during the continuance of an Event of Default, limit or terminate the authority of an Obligor to collect its accounts or amounts due under general intangibles or any thereof and, in its own name or in the name of others, communicate with account debtors to verify with them to the Collateral Agent’s reasonable satisfaction the existence, amount and terms of any account or amounts due under any general intangible. In addition, the Collateral Agent may at any time enforce such Obligor’s rights against such account debtors and obligors of general intangibles; and

(C) each Obligor shall take all actions, deliver all documents and provide all information necessary or reasonably requested by the Collateral Agent to ensure any Internet domain name is registered.

(c) Anything herein to the contrary notwithstanding, each Obligor shall remain liable under each account and each payment in respect of general intangibles to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. No Secured Party shall have any obligation or liability under any agreement giving rise to an account or a payment in respect of a general intangible by reason of or arising out of any Loan Document or the receipt by any Secured Party of any payment relating thereto, nor shall any Secured Party be obligated in any manner to perform any obligation of any Obligor under or pursuant to any agreement giving rise to an account or a payment in respect of a general intangible, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts that may have been assigned to it or to which it may be entitled at any time or times.

11.2.7 Proceeds to be Turned over to and Held by Collateral Agent. Unless otherwise expressly provided in this Agreement, upon the occurrence and during the continuance of an Event of Default, all proceeds of any Collateral received by any Obligor hereunder in Cash or Cash Equivalents shall be held by such Obligor in trust for the Agents and the other Secured Parties, segregated from other funds of such Obligor, and shall, promptly upon receipt by any Obligor, be turned over to the Collateral Agent in the exact form received (with any necessary endorsement).

11.2.8 Deficiency. Each Obligor shall remain liable for any deficiency if the proceeds of any sale or other Disposition of any Collateral are insufficient to pay the Obligations and the fees and disbursements of any attorney employed by any Agent or any other Lender Party to collect such deficiency.

11.3. Setoff. At any time during an Event of Default, Agents, Lenders, and any of their Affiliates are authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Agent, such Lender or such Affiliate to or for the credit or the account of an Obligor against any Obligations, irrespective of whether or not such Agent, such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of such Agent, such Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness, provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 5.6.2, 4.2.1(b) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agents, and the Lenders, and (y) the Defaulting Lender

shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Agent, each Lender and each such Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) that such Person may have. NOTWITHSTANDING THE FOREGOING, NO LENDER AND NO PARTICIPANT SHALL EXERCISE ANY RIGHT OF SETOFF, BANKER’S LIEN, OR THE LIKE AGAINST ANY DEPOSIT ACCOUNT OR PROPERTY OF ANY OBLIGOR HELD OR MAINTAINED BY SUCH PERSON WITHOUT THE WRITTEN CONSENT OF THE ADMINISTRATIVE AGENT AT THE DIRECTION OF THE REQUIRED LENDERS.

11.4. Remedies Cumulative; No Waiver.

11.4.1 Cumulative Rights and Remedies. All agreements, warranties, guaranties, indemnities and other undertakings of the Obligors under the Loan Documents are cumulative and not in derogation of each other. The rights and remedies of the Agents and Lenders are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies available by agreement, by law, at equity or otherwise. All such rights and remedies shall continue in full force and effect until Full Payment of all Obligations. Each Obligor acknowledges that the purpose of Section 11.2 is, among other things, to provide a non-exhaustive list of actions or omissions that are commercially reasonable when exercising remedies against any Collateral and that other actions or omissions by the Secured Parties shall not be deemed commercially unreasonable solely on account of not being indicated in such clauses.

11.4.2 Waivers. No waiver or course of dealing shall be established by (a) the failure or delay of any Agent or any Lender to require strict performance by Borrower with any terms of the Loan Documents, or to exercise any rights or remedies with respect to Collateral or otherwise; (b) the making of any Loan during a Default, Event of Default or other failure to satisfy any conditions precedent; or (c) acceptance by any Agent or any Lender of any payment or performance by an Obligor under any Loan Documents in a manner other than that specified therein. It is expressly acknowledged by Borrower that any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.

SECTION 12. AGENTS

12.1. Appointment and Authority of Administrative Agent and Collateral Agent; Exculpatory Provisions; Instructions.

12.1.1 Appointment and Authority. Each Lender hereby appoints and designates Wilmington Trust, National Association to act on its behalf as Administrative Agent and Collateral Agent under hereunder and under the other Loan Documents to which such Agent is a party, respectively, and authorizes each Agent to take such actions on its behalf and to exercise such powers as are expressly delegated to such Agent by the terms hereof or thereof. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties. Each Lender authorizes and directs the Administrative Agent and the Collateral Agent to enter into the Loan Documents to which the Administrative Agent or the Collateral Agent, as applicable, is a party on the Closing Date on behalf of and for the benefit of the Lenders. Whether or not so expressly stated therein, in entering into, or taking (or forbearing from) any action under pursuant to, the Loan Documents, each Agent shall have all of the rights, immunities, indemnities and other protections granted to it under this Agreement (in addition to those that may be granted to it under the terms of such other agreement or agreements).

12.1.2 Exculpatory Provisions. No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents to which such Agent is a party, and its duties hereunder and thereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Agents:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided, that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Bankruptcy Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Bankruptcy Law;

(c) shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender, any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Obligors or any of their Affiliates, that is communicated to, obtained or in the possession of, any Agent or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by such Agent herein;

(d) shall not be liable for any action taken or not taken by it (i) with the consent or at the request or direction of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as any Agent shall believe in good faith shall be necessary, under the circumstances) or (ii) in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by a final and nonappealable judgment. Each Agent shall be deemed not to have knowledge of any Default unless and until written notice describing such Default is given to an officer of such Agent responsible for administration of this Agreement by Borrower or a Lender, referring to this Agreement, describing such Default and stating that such notice is a “notice of default;”

(e) shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Section 6 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the such Agent;

(f) shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement and the other Loan Documents arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, any act or provision of any present or future law or regulation or governmental authority; acts of God; earthquakes; fires; floods; wars; terrorism; civil or military disturbances; sabotage; epidemics; pandemics; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority or governmental actions; or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility;

(g) shall not be liable for any consequential, indirect, punitive or special loss or damage of any kind whatsoever (including loss of profit) relating to performance of their respective duties under this Agreement or any other Loan Document irrespective of whether the any Agent has been advised of the likelihood of such loss or damage and regardless of the form of action; and

(h) shall have no responsibility for interest or income on any funds held by any Agent under the Loan Documents and any funds so held shall be held uninvested pending distribution thereof.

If at any time any Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process (including, but not limited to, orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of any Collateral), such Agent is authorized to comply therewith in any manner as it or its legal counsel of its own choosing deems appropriate; and if such Agent complies with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, such Agent shall not be liable to any of the parties hereto or to any other Person even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.

Delivery of reports, documents and other information to any Agent is for informational purposes only and such Agent’s receipt of the foregoing shall not constitute constructive knowledge of any event or circumstance or any information contained therein or determinable from information contained therein. Information contained in notices, reports or other documents delivered to any Agent and other publicly available information shall not constitute actual or constructive knowledge.

No provision of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby or the transactions contemplated hereby or thereby shall require any Agent to: (i) expend, advance or risk its own funds or provide indemnities in the performance of any of its duties hereunder or thereunder or the exercise of any of its rights or powers or (ii) otherwise incur any liability, financial or otherwise, in the performance of its duties or the exercise of any of its rights or powers.

Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, in the event that any controversy arises between or among any of the Secured Parties or any other Person in respect of any Collateral or proceeds thereof in the possession or control of any Agent, such Agent (as directed by the Required Lenders) shall have the right to initiate proceedings in any court of competent jurisdiction permitted under Section 14.14 for a declaratory judgment to determine the rights of such Secured Parties or other Persons with respect to such Collateral or any proceeds thereof. The provisions of this paragraph are in addition to and not in limitation of any right of resignation or other rights or protections afforded to the each Agent pursuant to the terms of this Agreement.

12.1.3 Instructions of Required Lenders; Action by Agents. Notwithstanding any provision of this Agreement or the other Loan Documents to the contrary, before taking or omitting any action to be taken or omitted by an Agent under the terms of this Agreement and the other Loan Documents, such Agent may seek the written direction of the Required Lenders (which written direction may be in the form of an email), and such Agent is entitled to rely (and is fully protected in so relying) upon such direction. No Agent shall be liable with respect to any action taken or omitted to be taken by it in accordance with such direction. If any Agent requests such direction with respect to any action, such Agent is entitled to refrain from such action unless and until such Agent has received such direction, and such Agent does not incur liability to any Person by reason of so refraining. In the absence of an express statement in the Loan Documents regarding which Lenders shall direct in any circumstance, the direction of the Required Lenders shall apply and be sufficient for all purposes. If any Agent so requests, it must first be indemnified to its satisfaction by the Lenders against any and all fees, losses, liabilities and expenses which may be incurred by such Agent by reason of taking or continuing to take, or omitting, any action directed by any Lender. Any provision of this Agreement or the other Loan Documents authorizing any Agent to take any action does not obligate such Agent to take such action. The instructions as aforesaid and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. Anything herein or in the other Loan Documents to the contrary notwithstanding, whenever reference is made in this Agreement or any other Loan Document to any discretionary action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Agents hereunder or thereunder, it is understood that in all cases the Agents shall be acting, giving, withholding, suffering, omitting, taking or otherwise undertaking and exercising the same (or shall not be undertaking and exercising the same) as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 14.1).

Each provision of this Agreement or any other Loan Document that refers to or contemplates any Agent providing any approval, consent or confirmation, making any determination, decision, election or conclusion, evaluating any matter (including whether anything is acceptable, sufficient, satisfactory or reasonable, or any comparable concept), and/or otherwise exercising its judgment or its authority, power, discretion or privilege hereunder or thereunder and/or taking any action or inaction under any Loan Document on the basis thereof (each and any of the foregoing, an “Agent Action”), shall, in each case, be deemed and construed to mean such Agent acting at the direction of the Required Lenders. Each Agent shall be fully justified in failing or refusing to take any Agent Action unless it shall first receive such direction of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a direction of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such direction, request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

12.2. Agreements Regarding Collateral.

12.2.1 Lien Releases; Care of Collateral.

(a)	Lenders authorize the:

(1) release of any Lien with respect to any Collateral automatically and unconditionally with no further action to be taken by any party (a) upon Full Payment of the Obligations; (b) upon any Disposition of such Collateral permitted by this Agreement, if and to the extent that such release shall be required pursuant to the terms of the New Miner Equipment Intercreditor Agreement (but only if any Liens thereon securing New Miner Equipment Lender Debt shall be released concurrently therewith), (c) that is the subject of (i) a Permitted Asset Disposition (as defined on the Closing Date) to a Person that is not an Obligor, or (ii) an Exempted Disposition (as defined on the Closing Date), (d) with the consent of such Lenders as is required therefor pursuant to Section 14.1; (e) if the Collateral subject to such Lien is owned by an Obligor, upon release of such Obligor from its obligations under the Loan Documents pursuant to the following clause (2); and (f) if the Collateral subject to such Lien becomes an Excluded Asset pursuant to a transaction or under circumstances not prohibited by this Agreement; and

(2) release of any Person from its obligations under the Loan Documents that ceases to be a Subsidiary of the Borrower as a result of a transaction permitted under the Loan Documents (as in effect on the Closing Date), and such Person shall be automatically and unconditionally released from its obligations under the Loan Documents;

provided, that, notwithstanding anything herein, until Full Payment and termination of the Commitments, no Lien shall be released with respect to any property, pursuant to the foregoing, and no Person shall be released from its Guaranty or any of its obligations under the Loan Documents, pursuant to the foregoing, if, after giving effect to such release, such property shall continue to secure, or if such Person shall continue to guarantee or have any other obligation with respect to, any other Debt of the Borrower or any of its Subsidiaries (including any New Secured Notes Debt, New Convertible Notes Debt, New Miner Equipment Lender Debt, or, in each case, any Permitted Refinancing thereof), it being understood that the Liens on such property to secure the Obligations, and such Person’s guarantees of the Obligations, shall in any event be automatically reinstated if, at any time in the future, such property shall become subject to a Lien to secure any other Debt of the Borrower, or if such Person shall become a guarantor of, or shall guarantee any other Debt of the Borrower.

(b)

Notwithstanding Section 14.1, Lenders authorize Collateral Agent to subordinate its Liens (i) on assets financed with any Permitted Purchase Money Debt to (but solely to) any Permitted Purchase Money Lien permitted to attach to such assets pursuant to Section 10.2.2 (ii) on Equipment purchased with Debt pursuant to Section 10.2.1(h), and (iii) to any other Permitted Lien expressly entitled to senior priority hereunder (as in effect on the Closing Date, or as modified with the consent of such Lenders as is required therefor pursuant to Section 14.1), and to enter into any Acceptable Intercreditor Agreement or enter into an amendment or other modification to the New Miner Equipment Intercreditor Agreement to effectuate the foregoing.

(c)

Notwithstanding Section 14.1, no consent or direction of any Lender shall be required for a release or subordination pursuant to clause (a) or (b) above, or for the Collateral Agent’s execution and delivery of any document or other instrument or taking of any other action to effectuate any such release or subordination; provided, that, notwithstanding the automatic and unconditional release pursuant to clause (a) above or the subordination authorization pursuant to clause (b) above, if the Borrower requests the Collateral Agent to take any action under this Section 12.2.1, the Borrower shall deliver to the Collateral Agent a certificate of the Borrower signed by a Senior Officer (i) requesting the Collateral Agent to execute and deliver any document or other instrument (and attaching the same) or to take any other reasonable action to effectuate a release or subordination under this Section

12.2.1, (ii) certifying that such release or subordination is permitted under the Loan Documents (including this Section 12.2.1) and does not require the consent or direction of any Lender (including for purposes of Section 14.1), and (iii) certifying that execution and delivery of such document or other instrument (or the taking of any other action by the Collateral Agent at the request of the Borrower) is authorized and permitted by the Loan Documents (including this Section 12.2.1). Notwithstanding the foregoing, upon written request of the Collateral Agent at any time, the Required Lenders (or such other Lenders as is required therefor pursuant to Section 14.1) will confirm in writing the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 12.2.1.

Beyond the exercise of reasonable care in the custody of the Collateral in the possession or control of the Collateral Agent, Agents will not have any duty as to any other Collateral or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto. The Collateral Agent will be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which the Collateral Agent accords similar property of other customers in similar transactions, and the Agents will not be liable or responsible for any loss or diminution in the value of any of the Collateral by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by any Agent without gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction).

Collateral Agent shall not be responsible for and shall not have any obligation whatsoever to assure (i) that the Collateral exists or is owned (whether in fee or by leasehold) by the Person purporting to own it, or is cared for, protected, or insured or has been encumbered, (ii) the genuineness or value of any Collateral or the validity or sufficiency of any agreement contained therein or the validity of the title of any Obligor to the Collateral, or (iii) that the Liens granted to the Collateral Agent herein or pursuant to the Loan Documents have been properly or sufficiently or lawfully created, perfected, protected, or enforced, or are entitled to any particular priority. Notwithstanding anything contained in the Loan Documents or otherwise to the contrary, the Collateral Agent shall not have any duty to (i) file or prepare any financing or continuation statements or record any documents or instruments in any public office for purposes of creating, perfecting or maintaining any Lien or security interest created under the Loan Documents or otherwise; (ii) take any steps to preserve rights against any Person with respect to any Collateral; (iii) insure, monitor or maintain the Collateral; (iv) pay any taxes, charges, assessments or liens upon the Collateral; or (v) take any action to protect against any diminution in value of the Collateral.

12.2.2 Possession of Collateral. If any Lender obtains possession or control of any Collateral, it shall notify Collateral Agent thereof and promptly deliver such Collateral to Collateral Agent or otherwise deal with it in accordance with Collateral Agent’s instructions.

12.3. Reliance By Agents.

12.3.1 Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail (“e-mail”) message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Obligor), independent accountants and other experts selected by such Agent.

12.3.2 For purposes of determining compliance with the conditions specified in Section 6.1 and 6.2, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received written notice from such Lender prior to the proposed Closing Date or such other applicable date specifying its objection thereto and, to the extent applicable, such Lender shall not have made available to the Administrative Agent such Lender’s Pro Rata Share of such Borrowing.

12.4. Action Upon Default. If any Lender acquires knowledge of a Default, Event of Default or failure of such conditions, it shall promptly notify Administrative Agent and the other Lenders thereof in writing. Each Lender agrees that, except as otherwise expressly provided in any Loan Documents or with the written consent of the Required Lenders, it will not take any Enforcement Action, accelerate Obligations, or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other Dispositions of Collateral, or to assert any rights relating to any Collateral.

12.5. Ratable Sharing. If any Lender obtains any payment or reduction of any Obligation, whether through set-off or otherwise, in excess of its share of such Obligation, determined on a Pro Rata basis or in accordance with Section 5.6.1 or 5.6.2, as applicable, such Lender shall forthwith purchase from the other Lenders such participations in the affected Obligation as are necessary to share the excess payment or reduction on a Pro Rata basis or in accordance with Section 5.6.1 or 5.6.2, as applicable. If any of such payment or reduction is thereafter recovered from the purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. Notwithstanding the foregoing, if a Defaulting Lender obtains a payment or reduction of any Obligation, it shall immediately turn over the amount thereof to Administrative Agent for application under Section 4.2.1(b) and it shall provide a written statement to Administrative Agent describing the Obligation affected by such payment or reduction. No Lender shall set off against any Deposit Account without Administrative Agent’s prior consent (at the direction of the Required Lenders).

12.6. Indemnification. EACH LENDER SHALL SEVERALLY AND NOT JOINTLY, ON A PRO RATA BASIS, INDEMNIFY AND HOLD HARMLESS AGENT INDEMNITEES, TO THE EXTENT NOT REIMBURSED BY OBLIGORS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY SUCH AGENT INDEMNITEE (INCLUDING, WITHOUT LIMITATION, ANY AMOUNTS PAYABLE BY THE COLLATERAL AGENT TO A BANK, SECURITIES INTERMEDIARY OR OTHER INSTITUTION MAINTAINING A DEPOSIT ACCOUNT, SECURITIES ACCOUNT OR COMMODITY ACCOUNT UNDER A CONTROL AGREEMENT OR ANY OTHER

CONTROL AGREEMENT FOR FEES, EXPENSES, INDEMNITIES OR OTHER AMOUNTS PAYABLE TO SUCH BANK, SECURITIES INTERMEDIARY OR OTHER INSTITUTION), PROVIDED, THAT ANY SUCH CLAIM WAS INCURRED BY OR ASSERTED AGAINST AN AGENT INDEMNITEE IN CONNECTION WITH THE AGENTS’ CAPACITY AS AGENTS. In no event shall any Lender have any obligation hereunder to indemnify or hold harmless an Agent Indemnitee with respect to a Claim that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Agent Indemnitee; provided that no action taken in accordance with the directions of the Required Lenders or the Lenders, as applicable, shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 12.6. In Administrative Agent’s discretion, it may reserve for any Claims made against an Agent Indemnitee, and may satisfy any judgment, order or settlement relating thereto, from proceeds of Collateral prior to making any distribution of Collateral proceeds to Secured Parties. If any Agent is sued by any receiver, trustee or other Person for any alleged preference or fraudulent transfer, then any monies paid by any Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to such Agent by each Lender to the extent of its Pro Rata share. The agreements in this Section 12.6 shall survive the resignation and/or replacement of any Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the commitments and the repayment, satisfaction or discharge of all other Obligations.

12.7. Limitation on Responsibilities of Agents. No Agent assumes any responsibility for any failure or delay in performance or any breach by any Obligor, Lender or other Secured Party of any obligations under the Loan Documents. No Agent makes any express or implied representation, warranty or guarantee with respect to any Obligations, Collateral, Loan Documents or Obligor. No Agent Indemnitee shall be responsible for any recitals, statements, information, representations or warranties contained in any Loan Documents or Borrower Materials; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor or Account Debtor. No Agent Indemnitee shall have any obligation to ascertain or inquire into the existence of any Default or Event of Default, the observance by any Obligor of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents.

12.8. Successor Agent and Co-Agents.

12.8.1 Resignation; Successor Agent. Any Agent may (x) resign at any time by giving at least 30 days’ written notice thereof to Lenders and Borrower (or such shorter time period as agreed to by the Required Lenders), and/or (y) be removed by the Required Lenders on not less than 30 days’ prior written notice to such Agent. Upon receipt of such notice, Required Lenders shall have the right to appoint a successor Agent which shall be (a) a Lender or an Affiliate of a Lender; or (b) a financial institution reasonably acceptable to Required Lenders. If no successor agent is appointed prior to the effective date of such Agent’s resignation, then such Agent shall be entitled, at its sole discretion (at the sole cost and expenses of the Borrower, including with respect to reasonably attorneys’ fees and expenses), to (i) apply to a court of competent jurisdiction to appoint a successor or for other appropriate relief, and any such resulting appointment or relief shall be binding upon all of the parties or (ii) deliver any collateral security held by such Agent under the Loan Documents to the Required Lenders, and thereafter shall have no further duties, responsibilities or obligations hereunder. Whether or not a successor has been appointed, such resignation shall become effective on the date specified by the resigning Agent and the resigning Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, and except for any indemnity payments or other amounts then owed to the resigning Agent, all payments, communications and determinations provided to be made by, to or through such Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Agent as provided for above. Upon acceptance by a successor Agent of its appointment hereunder, such successor Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Agent without further act, and the retiring Agent shall be discharged from its duties and obligations hereunder (if not already discharged as provided in this Section 12.8.1) but shall continue to have the benefits of the indemnification set forth in Sections 12.6 and 14.2. Notwithstanding any Agent’s resignation, the provisions of this Section 12 shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while an Agent. Any Person into which any Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any Person resulting from any such conversion, sale, merger, consolidation or transfer to which any Agent is a party, will be and become the successor Agent under this Agreement and the other Loan Documents and will have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

12.8.2 Co-Collateral Agent. If necessary or appropriate under Applicable Law, Collateral Agent may appoint a Person to serve as a co-collateral agent or separate collateral agent under any Loan Document. Each right and remedy intended to be available to Collateral Agent under the Loan Document shall also be vested in such agent. Lenders shall execute and deliver any instrument or agreement that Collateral Agent may request to effect such appointment. If the agent shall die, dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of such agent, to the extent permitted by Applicable Law, shall vest in and be exercised by Collateral Agent until appointment of a new agent.

12.8.3 Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory provisions of this Section 12 shall apply to any such sub-agent and to the Affiliates of such Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent. No Agent shall be responsible for the negligence or misconduct of any sub-agents that it selects with due care.

12.9. Non-Reliance on the Agents and the Other Lenders. Each Lender expressly acknowledges that no Agent has made any representation or warranty to it, and that no act by any Agent hereafter taken shall be deemed to constitute any representation or warranty by any Agent to any Lender as to any matter, including whether any Agent has disclosed material information in its (or its Related Parties’) possession. Each Lender represents to the Agents that it has, independently and without reliance upon the Agents, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Obligors and their Subsidiaries, and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into, or consent to, this Agreement and the other Loan Documents and to extend credit to Borrower hereunder. Each Lender also acknowledges that it will, independently and without reliance upon any Agent, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Obligors. Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender agrees not to assert a claim in contravention of the foregoing. Each Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

12.10. Remittance of Payments and Collections.

12.10.1 Remittances Generally. All payments by any Lender to Agents shall be made by the time and on the day set forth in this Agreement, in immediately available funds. If no time for payment is specified or if payment is due on demand by the Agents and request for payment is made by an Agent by 11:00 a.m. New York City time on a Business Day, payment shall be made by Lender not later than 12:00 p.m. New York City time on such day, and if request is made after 11:00 a.m. New York City time, then payment shall be made by 11:00 a.m. New York City time on the next Business Day. Payment by any Agent to any Lender shall be made by wire transfer, in the type of funds received by such Agent. Any such payment shall be subject to such Agent’s right of offset for any amounts due from such payee under the Loan Documents.

12.10.2 Failure to Pay. . If any Lender fails to pay any amount when due by it to any Agent pursuant to the terms hereof, such amount shall bear interest, from the due date until paid in full in Cash, at the rate determined by such Agent as customary for interbank compensation for two Business Days and thereafter at the Default Rate. In no event shall Borrower be entitled to receive credit for any interest paid by a Lender to any Agent, nor shall any Defaulting Lender be entitled to interest on any amounts held by any Agent pursuant to Section 4.2.

12.10.3 Recovery of Payments. If any Agent pays an amount to a Lender in the expectation that a related payment will be received by such Agent from an Obligor and such related payment is not received, then Administrative Agent may recover such amount from the Lender. If any Agent determines that an amount received by it must be returned or paid to an Obligor or other Person pursuant to Applicable Law or otherwise, then, notwithstanding any other term of any Loan Document, such Agent shall not be required to distribute such amount to any Lender. If any amounts received and applied by any Agent to any Obligations are later required to be returned by such Agent pursuant to Applicable Law, each Lender shall pay to such, on demand, such Lender’s Pro Rata share of the amounts required to be returned.

12.11. Individual Capacities. As a Lender, the Agents shall have the same rights and remedies under the Loan Documents as any other Lender, and the terms “Lenders,” “Required Lenders” or any similar term shall include such Agent in its capacity as a Lender, to the extent applicable. Agents, Lenders and their Affiliates may accept deposits from, lend money to, provide bank products to, act as financial or other advisor to, and generally engage in any kind of business with, Obligors and their Affiliates, as if they were not Agents or Lenders hereunder, without any duty to account therefor to any Secured Party. In their individual capacities, Agents, Lenders and their Affiliates may receive information regarding Obligors, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and shall have no obligation to provide such information to any Secured Party.

12.12. Erroneous Payments.

12.12.1 Each Lender (for purposes of this Section 12.12, including any Person who has received funds on behalf of a Lender) hereby agrees that (i) if the Administrative Agent notifies any Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Lender (whether or not known to such Lender) (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 12.12 and held in trust for the benefit of the Administrative Agent and such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment was received by such Lender to the date such amount is repaid to the Administrative Agent at a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect and (ii) to the extent permitted by applicable law, such Lender shall not assert any right or claim to the Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including without limitation a waiver of any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this clause shall be conclusive absent manifest error.

12.12.2 Without limiting the immediately preceding clause, each Lender hereby further agrees that if it receives a payment, prepayment or repayment from the Administrative Agent (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment sent by the Administrative Agent with respect to such payment, prepayment or repayment (an “Erroneous Payment Notice”), (y) that was not preceded or accompanied by an Erroneous Payment Notice, or (z) that the Lender otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each case, an error has been made (and that it is deemed to have knowledge of such error at the time of receipt of such Erroneous Payment) with respect to such Erroneous Payment, and to the extent permitted by applicable law, the Lender shall not assert any right or claim to the Erroneous Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including without limitation, waiver of any defense based on “discharge for value” or any similar doctrine. Each Lender agrees that, in each such case, it shall promptly (and, in all events, within one Business Day of its knowledge (or deemed knowledge) of such error) notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in all events no later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment was received by such Lender to the date such amount is repaid to the Administrative Agent at a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 12.12.2 shall not have any effect on a Lender’s obligations pursuant to Section 12.12.1 or on whether or not an Erroneous Payment has been made.

12.12.3 Each Lender hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under this Section 12.12. The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Lender under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Obligor; provided that this Section 12.12 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, the immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment. Notwithstanding anything to the contrary contained herein, and for the avoidance of doubt, in no event shall the occurrence of an Erroneous Payment (or the existence of any Erroneous Payment Subrogation Rights or other rights of the Administrative Agent in respect of an Erroneous Payment) result in the Administrative Agent becoming, or being deemed to be, a Lender hereunder or the holder of any Loans hereunder. Each party’s obligations, agreements and waivers under this Section 12.12 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

12.13. [Reserved].

12.14. No Third Party Beneficiaries. This Section 12 is an agreement solely among Secured Parties and Agents, and shall survive Full Payment of the Obligations. This Section 12 does not confer any rights or benefits upon Borrower or any other Person. As between Borrower and Agents, any action that any Agent may take under any Loan Documents or with respect to any Obligations shall be conclusively presumed to have been authorized and directed by Secured Parties.

12.15. Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the IRS or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, such Lender shall severally and not jointly indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this Section. The agreements in this paragraph shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the commitments and the repayment, satisfaction or discharge of all other Obligations.

12.16. Agents May File Proofs of Claim; Credit Bidding.

12.16.1 Proofs of Claim. In case of the pendency of any Insolvency Proceeding or any other judicial proceeding relative to any Obligor, the Agents (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agents shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agents and their respective agents and counsel and all other amounts due the Lenders and the Agents) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their agents and counsel, and any other amounts due the Agents.

Nothing contained herein shall be deemed to authorize the Agents to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Agents to vote in respect of the claim of any Lender or in any such proceeding.

12.16.2 Credit Bidding. The Lenders hereby irrevocably authorize the Agents, at the direction of the Required Lenders, to take all actions and exercise all rights described in Section 11.2, including to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which an Obligor is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Agents (whether by judicial action or otherwise) in accordance with any applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Lenders shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Agents (at the direction of the Required Lenders) shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided, that any actions by the Agents with respect to such acquisition vehicle or vehicles, including any Disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 14.1.1 of this Agreement), (iii) to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

12.17. Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of Borrower or any other Obligor, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of Borrower or any other Obligor, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

SECTION 13. BENEFIT OF AGREEMENT; ASSIGNMENTS

13.1. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Borrower, Agents, Lenders, Secured Parties, and their respective successors and assigns, except that (a) Borrower shall not have the right to assign its rights or delegate its obligations under any Loan Documents; (b) any assignment by a Lender must be made in compliance with Section 13.3; and (c) any assignment by any Agent of its role as such must be made in compliance with Section 12.8. Administrative Agent may treat the Person which made any Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 13.3. Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender.

13.2. Participations.

13.2.1 Permitted Participants; Effect. Subject to Section 13.3.3, any Lender may sell to a financial institution (“Participant”) a participating interest in the rights and obligations of such Lender under any Loan Documents. Despite any sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, it shall remain solely responsible to the other parties hereto for performance of such obligations, it shall remain the holder of its Loans and Commitments for all purposes, all amounts payable by Borrower shall be determined as if it had not sold such participating interests, and Borrower and Administrative Agent shall continue to deal solely and directly with such Lender in connection with the Loan Documents. Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and Administrative Agent and the other Lenders shall not have any obligation or liability to any such Participant. Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.4 and 5.7 (subject to the requirements and limitations of such Sections and Section 5.8; provided, that any documentation required under Section 5.8 shall be delivered solely to the applicable participating Lender) to the same extent as if it were a

Lender and had acquired its interest by assignment pursuant to Section 13.1. A Participant shall not be entitled to receive any greater payment under Section 3.4 or 5.7 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to a greater payment results from a Change in Law occurring after the sale of the participation. Each Lender that sells a participation agrees, at Borrower’s request and expense, to use reasonable efforts to cooperate with Borrower to effectuate the provisions of Sections 3.5 and 13.4 with respect to any Participant.

13.2.2 Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of a Loan Document other than that which forgives principal, interest or fees, reduces the stated interest rate or fees payable with respect to any Loan or Commitment in which such Participant has an interest, postpones the Termination Date or any date fixed for any regularly scheduled payment of principal, interest or fees on such Loan or Commitment, or releases Borrower, any Guarantor or substantially all Collateral.

13.2.3 Benefit of Set-Off. Borrower agrees that each Participant shall have a right of set-off in respect of its participating interest to the same extent as if such interest were owing directly to a Lender, and each Lender shall also retain the right of set-off with respect to any participating interests sold by it. By exercising any right of set-off, a Participant agrees to share with Lenders all amounts received through its set-off, in accordance with Section 12.5 as if such Participant were a Lender.

13.2.4 Participant Register. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b) of the Proposed United States Treasury Regulations (or, in each case, any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as the Administrative Agent) shall have no responsibility for maintaining a Participant Register.

13.3. Assignments.

13.3.1 Permitted Assignments. A Lender may assign to an Eligible Assignee any of its rights and obligations under the Loan Documents, as long as (a) each assignment is of a constant, and not a varying, percentage of the transferor Lender’s rights and obligations under the Loan Documents and, in the case of a partial assignment, is in a minimum principal amount of $1,000,000 (unless otherwise agreed by Administrative Agent at the direction of the Required

Lenders in their discretion) and integral multiples of $500,000 in excess of that amount; (b) except in the case of an assignment in whole of a Lender’s rights and obligations, the aggregate amount of the Commitments retained by the transferor Lender is at least $1,000,000 (unless otherwise agreed by Administrative Agent at the direction of the Required Lenders in their discretion), and (c) the parties to each such assignment shall execute and deliver to Administrative Agent, for its acceptance and recording, an Assignment and Acceptance. Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Loan Documents to secure obligations of such Lender, including a pledge or assignment to a Federal Reserve Bank; provided, however, that no such pledge or assignment shall release the Lender from its obligations hereunder nor substitute the pledge or assignee for such Lender as a party hereto.

13.3.2 Effect; Effective Date. Upon delivery to Administrative Agent of an assignment notice in the form of Exhibit B and a processing fee of $3,500 (unless otherwise agreed by Administrative Agent in its discretion), the assignment shall become effective as specified in the notice, if it complies with this Section 13.3. From such effective date, the Eligible Assignee shall for all purposes be a Lender under the Loan Documents, and shall have all rights and obligations of a Lender thereunder. Upon consummation of an assignment, the transferor Lender and Borrower shall make appropriate arrangements for issuance of replacement and/or new notes, if applicable. The transferee Lender shall comply with Section 5.8 and deliver, upon request, an administrative questionnaire satisfactory to Administrative Agent.

13.3.3 Certain Assignees. No assignment or participation may be made to any Person that is not an Eligible Assignee, and any assignment or participation in violation hereof shall be null and void ab initio. Any assignment by a Defaulting Lender shall be effective only upon payment by the Eligible Assignee or Defaulting Lender to Administrative Agent of an aggregate amount sufficient, upon distribution (through direct payment, purchases of participations or other compensating actions as may be appropriate), to satisfy all funding and payment liabilities then owing by the Defaulting Lender hereunder. If an assignment by a Defaulting Lender shall become effective under Applicable Law for any reason without compliance with the foregoing sentence, then the assignee shall be deemed a Defaulting Lender for all purposes until such compliance occurs.

13.3.4 Register. Administrative Agent, acting as a non-fiduciary agent of Borrower, shall maintain (a) a copy of each Assignment and Acceptance delivered to it, and (b) a register for recordation of the names, addresses and Commitments of, and the principal amounts of the Loans (and stated interest) owing to, each Lender (the “Register”). Entries in the Register shall be conclusive, absent manifest error, and Borrower, Administrative Agent and Lenders shall treat each lender recorded in such Register as a Lender for all purposes under the Loan Documents, notwithstanding any notice to the contrary. The Register shall be available for inspection by Borrower and any Lender (but, in the case of any Lender, only with respect to its holdings (unless consented to otherwise in writing by the Administrative Agent)), from time to time upon reasonable notice.

13.3.5 Exit Facility Syndication. The New Money Loan Commitments and the Loans hereunder may be syndicated pursuant to the Exit Facility Syndication in the manner and in the amounts determined in accordance with Exit Facility Syndication Procedures.

13.4. Replacement of Certain Lenders. If (a) a Lender (i) fails to give its consent to any amendment, waiver or action for which consent of all Lenders was required and Required Lenders consented, (ii) is a Defaulting Lender, or (iii) requests compensation under Section 3.4, or (b) any Borrower is required to pay additional amounts or indemnity payments with respect to a Lender under Section 5.7, then, in addition to any other rights and remedies that any Person may have, Borrower may, by notice to such Lender within 120 days after such event, require such Lender to assign all of its rights and obligations under the Loan Documents to Eligible Assignee(s), pursuant to appropriate Assignment and Acceptance(s), within 20 days after the notice, provided, that (i) in the case of any such assignment resulting from a claim for compensation under Section 3.4 or payments required to be made pursuant to Section 5.7, such assignment will result in a reduction in such compensation or payments thereafter and (ii) a Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply. If the Lender fails to execute any such Assignment and Acceptance, such Assignment and Assumption Agreement shall nevertheless be authorized and accepted if presented to the Administrative Agent by the Borrower. Such Lender shall be entitled to receive, in Cash, concurrently with such assignment, all amounts owed to it under the Loan Documents through the date of assignment.

SECTION 14. MISCELLANEOUS

14.1. Consents, Amendments, Modifications, and Waivers.

14.1.1 Requisite Consents. No amendment of, modification to, or waiver or consent under (or with respect to any requirement of) this Agreement or any other Loan Document, or any provision or term hereof or thereof (including (x) any waiver of, or any forbearance with respect to any exercise of any rights or remedies upon, any Default or Event of Default, and (y) any extension of any deadline or time required for compliance with any provision of any Loan Document) (the foregoing, individually or collectively, a “Modification”), shall be effective without the prior written agreement of the Required Lenders (or the Administrative Agent, acting at the written direction of the Required Lenders) and each Obligor party to such Loan Document; provided, however, that, notwithstanding the foregoing:

(A) except with the prior written consent of each Lender adversely affected thereby, no Modification shall, directly or indirectly:

(1) increase the Commitment of such Lender;

(2) modify any provision to permit any payment of any principal, interest or other amount due or payable to such Lender to be made in any manner, form, currency or coin except in Dollars in immediately available funds in the form of Cash;

(3) extend the Delayed Draw Term Loan Commitment Expiration Date, the Maturity Date or the Termination Date applicable to such Lender’s Loans;

(4) forgive, waive, delay, or reduce the amount of, any payment of any principal, interest, premium, fee, reimbursement or indemnity obligation, or any other amount payable to such Lender hereunder or under any Loan Document, including in connection with any mandatory prepayment owing to such Lender on account of its Loans (except that any waiver of imposition of interest accruing at the Default Rate, and any amendment to the definition of “Default Rate,” shall only require the consent of the Required Lenders);

(5) reduce (or have the effect of reducing) the rate of interest on any Loan (except that a waiver of the imposition of interest accruing at the Default Rate, and any amendment to the definition of “Default Rate,” shall only require the consent of the Required Lenders), or any rate applicable to any premium, fee, reimbursement or indemnity obligation, or any other amount payable or obligation owing to such Lender;

(6) waive, amend or modify (x) Section 5.6 of this Agreement, or any waterfall or other provision governing or relating to the order, priority or amount of any payment to any Lender (including from proceeds of Collateral or other payments upon or resulting from any exercise of creditor rights or remedies), (y) Section 12.5 of this Agreement, the definition of Pro Rata, or any provision that requires or contemplates any payment being made Pro Rata or on an equal and ratable basis, or that requires or contemplates any pro rata sharing of payments by, or equal and ratable treatment of, Lenders, as the case may be (including and any provision relating to any optional or voluntary prepayment, redemption, repayment, exchange, modification or refinancing of the Loans (including via open market purchases or in privately negotiated transactions)), or (z) any provision of any Loan Document if the effect thereof would be to deprive any Lender of its equal and ratable share of any payment that is otherwise required to be made to it on an equal and ratable basis pursuant to this Agreement as in effect on the Closing Date, in each case of (x), (y) and (z), whether applicable prior to or after an Event of Default, and including pursuant to the Intercreditor Agreement or any other intercreditor agreement, subordination agreement, agreement among lenders (including the New Miner Equipment Intercreditor Agreement); or

(7) unless otherwise expressly permitted pursuant to the Loan Documents in effect on the Closing Date, (x) subordinate (or permit the subordination of) (i) any Loan (or any series or tranche of Loans) or any Obligation, or any right to any payment on account of any Loan or Obligation, to any other Debt or other obligations (such other Debt or obligations, “Subject Debt”), or (ii) any Liens on any Collateral securing any Obligations to any Liens thereon securing any Subject Debt, or (y) permit the ranking or priority of any Loan or Obligation, or any Lien on any Collateral, to be impaired or otherwise adversely affected (including pursuant to the creation of any series or tranche of Loans having priority over any other series or tranche);

(B) without the prior written consent of each Lender, no Modification shall, directly or indirectly (including pursuant to any forbearance with respect to any exercise of rights or remedies), do (or result in, cause, or have the effect of) any of the following:

(1) modify or waive (x) any of the provisions of Section 14.1, (y) the definition of “Required Lenders”, or any other definition, term or provision of this Agreement or any other Loan Document that governs, determines or specifies the number or percentage of Lenders, or principal amount of Loans required to effectuate any amendment, modification or waiver under this Agreement or any other Loan Document, or that otherwise limits or conditions the right of any Person from voting as a Lender hereunder, or (z) the definition of “Eligible Assignee”, or Section 13.3, or any other provision that would permit any Loans, Commitments or Obligations to be assigned to Borrower, or any of its Subsidiaries or Affiliates;

(2) (x) permit (i) the release of all or substantially all of the Collateral (or value thereof) from the Liens securing the Obligations (except upon Full Payment), or (ii) the release of any Lien on any property or assets securing the Obligations (except in the circumstances expressly set forth in Section 12.2 of this Agreement), or (y) modify Section 12.2 of this Agreement;

(3) permit (x) the release of all or substantially all of the Guarantees of the Obligations (or value thereof), or of the Obligors from any of their obligations (including their Guarantee Obligations or other obligations under any Guaranty, this Agreement or any other Loan Document) (except upon Full Payment), or (y) any Subsidiary to be released from its Guaranty of the Obligations (except in the circumstances expressly set forth in Section 12.2 of this Agreement);

(4) permit any Subsidiary to become or be designated as “unrestricted” under, or released or exempted from any obligation or requirement applicable to Subsidiaries under the Loan Documents (including any affirmative or negative covenant, further assurance provision or Guaranty or collateral obligation);

(5) permit the assignment or transfer by the Borrower of all of its rights and obligations under this Agreement or any other Loan Document; or

(6) unless otherwise expressly permitted pursuant to the Loan Documents in effect on the Closing Date, permit any modification to the Intercreditor Agreement (or any other interecreditor agreement, subordination agreement, agreement among lenders or similar) if the effect thereof would be the same or substantially the same as anything that, if effectuated pursuant to a modification to, or consent under, this Agreement, would have required the consent of each Lender or each Lender adversely affected thereby.

14.1.2 Additional Conditions. Without the prior written consent of such Lenders as required above, the Administrative Agent and Collateral Agent shall not be permitted to enter into any intercreditor agreement, subordination agreement, agreement among lenders or similar agreement or arrangement (or any amendment or modification to any such existing agreement) at any time that would have the effect of doing anything that would, if done as an amendment to this Agreement, require consent of Lenders.

14.1.3 Limitations. Any waiver or consent granted by Administrative Agent or Lenders hereunder shall be effective only if in writing and only for the matter specified. Further, notwithstanding anything to the contrary contained in this Section 14.1 (other than the succeeding sentence), if following the Closing Date, Required Lenders and any Obligor shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then Required Lenders and the Obligors shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Documents if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no Modification shall affect the rights, protections, indemnities, duties, obligations or immunities of any Agent without the prior written consent of such Agent and no modification of the Agent Fee Letter shall require any consent or approval by the Lenders.

14.1.4 Exit Facility Syndication Amendments. Notwithstanding anything to the contrary contained in this Section 14.1 or any other Loan Document, for the avoidance of doubt, Schedule 1.1 may be modified by the Borrower and the Required Lenders to give effect to the Exit Facility Syndication and to reflect the New Money Loan Commitments after giving effect to the Exit Facility Syndication, and such modified Schedule 1.1 shall be delivered the Administrative Agent at least five (5) Business Days prior to the effective date of such modifications.

14.2. Indemnity and Expense Reimbursement Obligations.

14.2.1 Indemnity. Each Obligor, jointly and severally, shall indemnify each Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called a “Lender Related Person”) against, and hold each Lender Related Person harmless from, any and all losses, claims, damages, liabilities and related expenses (including, without limitation, attorney’s fees and expenses and the costs of enforcement of the Loan Document or any provision thereof) (limited, in the case of legal fees and expenses, to the reasonable and documented fees, charges and disbursements of (i) one primary counsel and one local counsel in each relevant jurisdiction for the Agents and (ii) one primary counsel and one local counsel in each relevant jurisdiction for all other Lender Related Persons and, in the case of an actual or reasonably perceived conflict of interest, one additional primary counsel (and one additional local counsel in each relevant jurisdiction) per group of similarly situated affected parties), to the extent incurred by any Lender Related Person or asserted against any Lender Related Person by any Person (including Borrower or any other Obligor), arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of any Agent (and any sub agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 5.7) (including, without limitation, any amounts payable by the Collateral Agent to a bank, securities intermediary or other institution maintaining a Deposit Account, Securities Account or Commodity Account under a Control Agreement or any other control agreement for fees, expenses, indemnities or other amounts payable to such bank, securities intermediary or other institution), (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Environmental Release of Hazardous Materials on or from any property owned or operated by Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, in all cases, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any other Obligor, and regardless of whether any Lender Related Person is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE LENDER RELATED PERSON; provided, that such indemnity shall not, as to any Lender Related Person, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Lender Related Person or (y) other than in the case of any Agent or any of its Related Parties, result from a claim brought by Borrower or any other Obligor against a Lender Related Person for a material breach of such Lender Related Person’s obligations hereunder or under any other Loan Document, if Borrower or such Obligor has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. Without limiting the provisions of Section 5.7.3, this Section 14.2.1 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. All amounts payable by Obligors under this Section 14.2.1 shall be paid in Cash upon written demand of Administrative Agent (which may be via e-mail) and the agreements in this Section 14.2.1 shall survive the resignation or replacement of any Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the commitments and the repayment, satisfaction, discharge or Full Payment of all other Obligations.

14.2.2 Expense Reimbursement. Each Obligor, jointly and severally, shall pay or reimburse the Agents and the Lenders, as applicable for (a) all of the Agents’ and the Lenders’ actual and reasonable costs and expenses (including the reasonable fees, charges and disbursements of (x) one primary counsel for the Agents, and such local and/or special counsel as may be required by Agents, and (y) one primary counsel for the Lenders (and, in the event of any conflict of interest, one additional counsel for each group of similarly situated Lenders subject to any such conflict), and such local and/or special counsel as may be required by Lenders)) incurred in connection with the (i) negotiation, preparation and execution of the Loan Documents, (ii) negotiation, preparation and execution of any consents, amendments, waivers or other modifications thereto, and (iii) the administration of the Loan Documents; (b) all the actual costs and reasonable expenses (including the reasonable fees, charges and disbursements of (x) one primary counsel for Agents, and such local and/or special counsel as may be required by Agents and (y) one primary counsel for the Lenders, and such local and/or special counsel as may be required by the Lenders (and, in the event of any conflict of interest, one additional primary counsel and such local and/or special counsel for each group of similarly situated Lenders subject to any such conflict)) incurred by any Lender or Agent in respect of creating, perfecting, recording, maintaining, and preserving Liens in favor of Collateral Agent, on behalf of Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees and title insurance premiums; (c) any Agent’s or Lender’s actual costs and reasonable fees, expenses, and disbursements of (i) of any professional advisors, or (ii) incurred in connection with the exercise of inspection rights or board observation rights; (d) all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any professional advisors employed or retained by any Agent and its counsel, and/or by Required Lenders and their counsel) in connection with the custody or preservation of any of the Collateral; (e) all other actual and reasonable costs and expenses (including the reasonable fees, charges and disbursements of counsel for the Agents and the Lenders) incurred by each Agent in connection with the syndication of the Loans and Commitments; and (f) after the occurrence of a Default or an Event of Default, all costs and expenses (including costs of settlement) incurred by each Agent and each Lender (including reasonable fees, charges and disbursements of (i) (x) counsel (including local counsel and special counsel) for each Agent, and (y) counsel (including local counsel and special counsel) for the Lenders (and, in the event of any conflict, any additional counsel for each Lender subject to a conflict), and (ii) one or more financial advisors, valuation experts and such other professional advisors as shall be deemed necessary or appropriate by the Agents or Required Lenders) in enforcing, or preparing for enforcement of, any Obligations of, or in collecting or preparing to collect any payments due from, any Obligor hereunder or under the other Loan Documents by reason of such Default or Event of Default (including in connection with any actual or prospective sale of, collection from, or other realization upon any of the Collateral or the enforcement of any guaranty), or in connection with any actual or prospective refinancing, recapitalization, modification, or restructuring of the credit arrangements provided hereunder, whether in-court or out-of-court, and including in the nature of a “work out”, or pursuant to, or in contemplation of, any insolvency or bankruptcy cases or proceedings, or any liability management transaction, debt exchange or other restructuring, and including the engagement of any restructuring advisor, investment banker or other consultant satisfactory to any Agent (at the direction of the Required Lenders) (collectively, amounts described in clauses (a)-(f), are referred to herein as “Secured Party Expenses”). All amounts payable by Obligors under this Section 14.2.2 shall be paid in Cash within thirty (30) days of written demand by Administrative Agent (which may be via e-mail) and shall survive the resignation or replacement of any Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the commitments and the repayment, satisfaction, discharge or Full Payment of all any Obligations.

14.3. Notices and Communications.

14.3.1 Notice Address. Subject to Section 4.1.2, all notices and other communications by or to a party hereto shall be in writing and shall be given to any Obligor, at Borrower’s address shown on the signature pages hereof, and to any other Person at its address shown on the signature pages hereof (or, in the case of a Person who becomes a Lender after the Closing Date, at the address shown on its Assignment and Acceptance), or at such other address as a party may hereafter specify by notice in accordance with this Section 14.2.1; provided, notices to Lenders shall be given by use of the Platform, in accordance with Section 14.3.3. Each communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received or when received by electronic mail; (b) if given by mail, three Business Days after deposit in the U.S. mail, with first-class postage pre-paid, addressed to the applicable address; (c) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged; or (d) if given in accordance with Section 14.3.3. Notwithstanding the foregoing, no notice to Administrative Agent shall be effective until actually received by the individual to whose attention at Administrative Agent such notice is required to be sent. Any written communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party. Any notice received by Borrower shall be deemed received by Borrower. Concurrent with delivery of notices to an Agent or Lender by an Obligor pursuant to the terms hereof, a copy of such notice shall be delivered to Paul Hastings LLP (which shall not constitute notice hereunder) at: 200 Park Avenue, New York, NY 10166; attention: Kris Hansen and Marija Pecar krishansen@paulhastings.com and (marijapecar@paulhastings.com).

14.3.2 Communications. Secured Parties make no assurance as to the privacy or security of electronic communications. E-mail and voice mail shall not be effective notices from the Obligors under the Loan Documents, unless otherwise expressly agreed.

14.3.3 Platform. Borrower Materials shall be delivered pursuant to procedures approved by Administrative Agent, including via e-mail and other electronic delivery (if possible) upon request by Administrative Agent to an electronic system maintained by Administrative Agent (“Platform”). Borrower shall notify Administrative Agent of each posting of Borrower Materials on the Platform and the materials shall be deemed received by Administrative Agent only upon its receipt of such notice. Borrower Materials, notices to Lenders and other information relating to this credit facility may be made available to Lenders on the Platform. The Platform is provided “as is” and “as available.” Administrative Agent does not warrant the accuracy or completeness of any information on the Platform nor the adequacy or functioning of the Platform, and expressly disclaims liability for any errors or omissions in Borrower Materials or any issues involving the Platform. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ADMINISTRATIVE AGENT WITH RESPECT TO BORROWER MATERIALS OR THE PLATFORM. Lenders acknowledge that Borrower Materials may include material non-public information of Obligors and should not be made available to any personnel who do not wish to receive such information or who may be engaged in investment or other market-related activities with respect to any Obligor’s securities. No Agent Indemnitee shall have any liability to Borrower, Lenders or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) relating to use by any Person of the Platform or delivery of Borrower Materials, notices and other information through the Platform, any other electronic platform or electronic messaging service, or through the Internet.

14.3.4 Public Information. Obligors and Lenders acknowledge that “public” information may not be segregated from material non-public information on the Platform. Lenders acknowledge that Borrower Materials may include Obligors’ material non-public information, and should not be made available to personnel who do not wish to receive such information or may be engaged in investment or other market-related activities with respect to an Obligor’s securities.

14.3.5 Non-Conforming Communications. Agents and Lenders may rely upon any communications purportedly given by or on behalf of Borrower even if they were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation. Borrower shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any electronic or telephonic communication purportedly given by or on behalf of Borrower.

14.3.6 Electronic Mail. Notwithstanding the foregoing, or anything else to the contrary contained herein or in any other Loan Document, the parties hereto agree that (i) if an Agent requires or seeks consent and/or direction of any Lender in connection with exercising any of its rights or powers, or otherwise taking any action, under this Agreement or any other Loan Document (including in connection with providing any consent or waiver that this Agreement or such other Loan Document expressly permits such Agent to provide), such Agent shall be entitled to rely on any such consent and/or direction delivered to it by electronic mail (“e-mail”) by or on behalf of the applicable Lender (including by any investment advisor, manager or similar Person holding itself out as authorized to act on behalf of such Lender or by any counsel thereto or to such Lender) and (ii) with respect to (a) any provision of this Agreement or any other Loan Document that permits any date by which any Obligor is required to comply with any obligation hereunder (including any date set forth on Schedule 6.3) or under such other Loan Document to be extended and (b) any amendment, consent, waiver, modification or otherwise of this Agreement or any other Loan Document, in each case, that requires the consent and/or the direction of one or more of the Lenders, each Lender shall be permitted to provide its consent and/or direction via its counsel and, in such case, such consent and/or direction shall be deemed to have been validly provided to the extent that such counsel confirms the same by electronic mail (“e-mail”) to Borrower or each Agent, as applicable (it being agreed that, in connection with delivering such e-mail, such counsel shall be permitted to rely on any corresponding consent or direction delivered to such counsel by or on behalf of the applicable Lender (including by any investment advisor, manager or similar entity holding itself out as authorized to act on behalf of such Lender)).

14.4. Performance of Obligors’ Obligations. Each Agent may (but shall not be obligated to), at the direction of the Required Lenders, at any time and from time to time, at Borrower’s expense, pay any amount or do any act required of Borrower or any other Obligor under any Loan Documents or otherwise lawfully requested by such Agent to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Administrative Agent’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien. All payments, costs and expenses (including Secured Party Expenses) of the Agents under this Section shall be reimbursed to Administrative Agent by Borrower, within 10 Business Days after demand, with interest from the date incurred until paid in full in Cash, at the Default Rate. Any payment made or action taken by any Agent under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.

14.5. Credit Inquiries. Lenders may (but shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Obligor or any Subsidiary.

14.6. Severability. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.

14.7. Cumulative Effect; Conflict of Terms. The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several limitations or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.

14.8. Counterparts; Execution. Any Loan Document may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when Administrative Agent has received counterparts bearing the signatures of all parties hereto. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Acceptances, amendments or other modifications, Notices of Borrowing, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided, that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it. Each electronic signature or faxed, scanned or photocopied manual signature shall be valid, binding and enforceable and shall for all purposes have the same validity, legal effect and admissibility in evidence as an original manual signature.

14.9. Entire Agreement. Time is of the essence with respect to all Loan Documents and Obligations. The Loan Documents constitute the entire agreement, and supersede all prior understandings and agreements, among the parties relating to the subject matter thereof.

14.10. Relationship with Lenders. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Commitments of any other Lender. Amounts payable hereunder to each Lender shall be a separate and independent debt. It shall not be necessary for any Agent or any other Lender to be joined as an additional party in any proceeding for such purposes. Nothing in this Agreement and no action of any Agent, Lenders or any other Secured Party pursuant to the Loan Documents or otherwise shall be deemed to constitute any Agent and any Secured Party to be a partnership, joint venture or similar arrangement, nor to constitute control of any Obligor.

14.11. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated by any Loan Document, each Obligor acknowledges and agrees that (a)(i) this credit facility and any related arranging or other services by any Agent, any Lender, any of their Affiliates or any arranger are arm’s-length commercial transactions between any Obligor and such Person; (ii) each Obligor has consulted its own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate; and (iii) each Obligor is capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each of Agents, Lenders, their Affiliates and any arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrower, any of its Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) Agents, Lenders, their Affiliates and any arranger may be engaged in a broad range of transactions that involve interests that differ from those of Obligors and their and its Affiliates, and have no obligation to disclose any of such interests to Obligors or their Affiliates. To the fullest extent permitted by Applicable Law, each Obligor hereby waives and releases any claims that it may have against each Agent, Lenders, their Affiliates and any arranger with respect to any breach of agency or fiduciary duty in connection with any transaction contemplated by a Loan Document.

14.12. Confidentiality. Each Agent and Lenders shall maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to its Affiliates, and to its and their partners, directors, officers, employees, agents, advisors and representatives, as well as financing sources and prospective investors (provided such Persons are informed of the confidential nature of the Information and instructed to keep it confidential); (b) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates; (c) to the extent required by Applicable Law or by any subpoena or other legal process; (d) to any other party hereto; (e) in connection with any action or proceeding relating to any Loan Documents or Obligations; (f) subject to an agreement containing provisions substantially the same as this Section, to any Transferee or any actual or prospective party (or its advisors) to any bank product; (g) with the consent of Borrower; or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) is available to any Agent, any Lender or any of their Affiliates on a nonconfidential basis from a source other than Borrower. Notwithstanding the foregoing, Agents and Lenders may publish or disseminate general information concerning this credit facility for league table, tombstone and advertising purposes, and may use Borrower’s logos, trademarks or product photographs in advertising materials. As used herein, “Information” means all information received from an Obligor or any Subsidiary relating to it or its business. Any Person required to maintain the confidentiality of Information pursuant to this Section shall be deemed to have complied if it exercises a degree of care similar to that which it accords (a) in the case of the Lenders, its own confidential information and (b) in the case of the Agents, confidential information of other customers in similar transactions. Lenders acknowledge that (i) Information may include material non-public information; (ii) it has developed compliance procedures regarding the use of material non-public information; and (iii) it will handle such material non-public information in accordance with Applicable Law.

14.13. GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, UNLESS OTHERWISE SPECIFIED, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO CONFLICT OF LAW PRINCIPLES TO THE EXTENT SUCH PRINCIPLES WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

14.14. Consent to Forum. EACH OBLIGOR HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE COURT SITTING IN THE CITY OF NEW YORK IN THE BOROUGH OF MANHATTAN OR THE UNITED STATES DISTRICT COURT IN THE SOUTHERN DISTRICT OF NEW YORK IN THE BOROUGH OF MANHATTAN, IN ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING ANY SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 14.3.1. A final judgment in any proceeding of any such court shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or any other manner provided by Applicable Law.

14.15. Waivers by Obligors. To the fullest extent permitted by Applicable Law, each Obligor waives (a) the right to trial by jury (which each Agent and each Lender hereby also waives) in any proceeding or dispute of any kind relating in any way to any Loan Documents, Obligations or Collateral; (b) presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by any Agent on which any Obligor may in any way be liable, and hereby ratifies anything any Agent may do in this regard; (c) notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing any Agent to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against any Agent or any Lender, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents or transactions relating thereto; and (g) notice of acceptance hereof. Each Obligor acknowledges that the foregoing waivers are a material inducement to Agents and Lenders entering into this Agreement and that they are relying upon the foregoing in their dealings with Obligors. Each Obligor has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

14.16. Patriot Act Notice. Administrative Agent and Lenders hereby notify Obligors that pursuant to the Patriot Act, Administrative Agent and Lenders are required to obtain, verify and record information that identifies each Obligor, including its legal name, address, tax ID number and other information that will allow Administrative Agent and Lenders to identify it in accordance with the Patriot Act. Administrative Agent and Lenders will also require information regarding each guarantor, if any, and may require information regarding each Obligor’s management and owners, such as legal name, address, social security number and date of birth. Each Obligor shall, promptly upon request, provide all documentation and other information as Administrative Agent or any Lender may request from time to time in order to comply with any obligations under any “know your customer,” anti-money laundering or other requirements of Applicable Law.

14.17. NO ORAL AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES.

14.18. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an Affected Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any Affected Resolution Authority.

14.19. [Reserved]

14.20. Acknowledgment Regarding any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States).

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 14.20, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

14.21. Intercreditor Agreement Governs. Notwithstanding anything herein to the contrary, the priority of the Liens created in connection herewith and the exercise of all rights, remedies, duties and obligations provided for herein and in the other Loan Documents are subject in all respects to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

THE ADMINISTRATIVE AGENT AND LENDERS

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as the Administrative Agent and Collateral Agent

By:	/s/ Teisha Wright
Name:	Teisha Wright
Title:	Vice President

[Core Scientific - Credit and Guaranty Agreement]

[Lender signature pages on file with Administrative Agent]

[Core Scientific - Credit and Guaranty Agreement]

BORROWER:

CORE SCIENTIFIC, INC., A DELAWARE
CORPORATION

By:	/s/ Todd DuChene
Name:	Todd DuChene
Title:	Chief Legal Officer, Chief Administrative
Officer and Secretary

838 Walker Road, Suite 21-2
Dover, DE 19904
Attn: Kristen Carnevali, Denise Sterling and Todd
DuChene
Email: legal@corescientific.com

[Core Scientific - Credit and Guaranty Agreement]

GUARANTOR:

AMERICAN PROPERTY ACQUISITOIN, LLC, A DELAWARE LIMITED LIABILITY COMPANY

By its sole member, Core Scientific, Inc.

By:	/s/ Todd DuChene
Name:	Todd DuChene
Title:	Chief Legal Officer, Chief Administrative Officer and Secretary

838 Walker Road, Suite 21-2
Dover, DE 19904
Attn: Kristen Carnevali, Denise Sterling and Todd DuChene
Email: legal@corescientific.com

[Core Scientific - Credit and Guaranty Agreement]

GUARANTOR:

AMERICAN PROPERTY ACQUISITOINS I, LLC, A NORTH CAROLINA LIMITED LIABILITY COMPANY

AMERICAN PROPERTY ACQUISITIONS VII, LLC, A GEORGIA LIMITED LIABILITY COMPANY

By their sole member, American Property Acquisition, LLC

By its sole member, Core Scientific, Inc.

By:	/s/ Todd DuChene
Name:	Todd DuChene
Title:	Chief Legal Officer, Chief Administrative Officer and Secretary

838 Walker Road, Suite 21-2
Dover, DE 19904
Attn: Kristen Carnevali, Denise Sterling and Todd DuChene
Email: legal@corescientific.com

GUARANTOR:

CORE SCIENTIFIC SPECIALTY MINING (OKLAHOMA) LLC, A DELAWARE LIMITED LIABILITY COMPANY

By:	/s/ Adam Sullivan
Name:	Adam Sullivan
Title:	Chief Executive Officer

838 Walker Road, Suite 21-2
Dover, DE 19904
Attn: Kristen Carnevali, Denise Sterling and Todd DuChene
Email: legal@corescientific.com

[Core Scientific - Credit and Guaranty Agreement]

[Schedules on file with Administrative Agent]

[Exhibits on file with Administrative Agent]